UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

REVISED SCHEDULE 14C
(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[X] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ] Definitive Information Statement

MESTEK, INC.

(Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[ ] No Fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies: 10,000,120

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction: $15,000,000

(5)	Total fee paid: $1,765.50

[ ] Fee paid previously with preliminary materials

[X]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)        Amount Previously Paid: $5,885.07

    (2)        Form, Schedule or Registration Statement No.: PRE SCH 14C

    (3)        Filing Party: Mestek, Inc.

    (4)        Date Filed: April 29, 2005

Preliminary and Subject to Completion, dated [July 22, 2005]

INFORMATION STATEMENT

OMEGA FLEX, INC.

Omega Flex, Inc.
Common Stock
(Par Value $0.01 per share)

        This information statement is being furnished in connection with the distribution of 86% of the issued and outstanding shares of Omega Flex, Inc. common stock by Mestek, Inc. to its holders of common stock. The remaining 14% of our common stock is owned by two of the executive officers of Omega Flex, and these executive officers will retain their 14% interest in Omega Flex after the distribution.

        Shares of our common stock will be distributed to holders of Mestek common stock of record as of the close of business on June 23, 2005, which will be the record date. These shareholders will receive one share of our common stock for every one share of Mestek common stock held as of the record date. The distribution of our shares will be made in book-entry form, and physical stock certificates will be issued only upon request. The distribution will be effective at 11:59 pm Eastern time on or about July 29, 2005. As discussed more fully in the “Description of the Distribution” section of this information statement, if you sell shares of Mestek, Inc. common stock in the “regular way” market between the record date and July 29, 2005, the distribution date, you will be selling your right to receive those shares of our common stock in the distribution.

        No shareholder approval of the distribution is required or sought. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Mestek shareholders will not be required to pay for the shares of our common stock to be received by them in the distribution, or to surrender or to exchanges shares of Mestek common stock in order to receive our common stock or to take any other action in connection with the distribution. There is no current trading market for our common stock. However, we expect that a limited market, commonly known as a “when-issued” trading market, for our common stock will develop on or shortly before the record date for the spin-off, and we expect “regular way” trading of our common stock will begin the first trading day after the spin-off. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. We have applied to have our common stock listed on the NASDAQ National Market under the symbol “OFLX.”

        The Board of Directors of Mestek is considering a management proposed plan to take Mestek private through a reverse stock split at a date to be determined subsequent to the distribution. The Mestek “going private” transaction is likely to be subject to a vote of the Mestek shareholders, and fully disclosed and discussed in either an information statement or a proxy statement and other documents and filings to be made by Mestek with the Securities and Exchange Commission. This information statement does not discuss or deal with the proposed Mestek going-private transaction, and Mestek shareholders who have questions about the Mestek going-private transaction should refer to the above documents and filings for further information as such information becomes available.

        In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is July 22, 2005,
and it is first being mailed to shareholders of Mestek, Inc.
on or about July 29, 2005.

Page i

John E. Reed,
Chairman and Chief Executive Officer

Dear Mestek Shareholder:

        I am pleased to inform you that on March 8, 2005, the Board of Directors of Mestek, Inc., approved a plan to distribute its equity interests in our subsidiary, Omega Flex, Inc., to our shareholders. This process is commonly referred to as a spin-off. Mestek shareholders will receive one share of Omega Flex common stock for each share of Mestek common stock owned as of the record date which is June 23, 2005. Mestek’s equity interests in Omega Flex constitute 86% of the outstanding common stock of Omega Flex, with the remaining shares held by two executive officers of Omega Flex.

        Following the spin-off, Omega Flex will be a public company with stock traded on the NASDAQ National Market. If you are an owner of Mestek stock on the record date, then on the effective date of the spin-off, July 29, 2005, you will own shares in both Mestek and Omega Flex, subject to the “ex dividend” rules of the New York Stock Exchange dicussed in the attached information statement. Mestek common stock will continue to trade on the New York Stock Exchange under the symbol “MCC.” Omega Flex has applied to have its common stock listed on the NASDAQ National Market under the symbol “OFLX.”

        Shareholder approval of the spin-off is not required, and you are not required to take any action to receive your Omega Flex common stock.

        The enclosed information statement, which is being mailed to all Mestek shareholders as of the record date, describes the distribution of shares of Omega Flex common stock in detail and contains important information, including financial statements, about Omega Flex. I suggest that you read it carefully.

        Information regarding the Mestek “going private” transaction will be discussed in other documents to be filed by Mestek with the Securities and Exchange Commission. You should refer to those documents for any question you may have on the “going private” transaction.

        If you have any questions regarding the spin-off of Omega Flex common stock, please contact the transfer agent of Omega Flex, EquiServe Trust Company, N.A., 250 Royall Street, Canton, Massachusetts, 02021, (877) 282-1169, (or for shareholders inside Massachusetts, (816) 843-4299).

Sincerely, BY: /S/ John E. Reed, —————————————— John E. Reed, Chairman and Chief Executive Officer

Page ii

Dear Omega Flex Shareholder:

        It is my pleasure to welcome you as a shareholder of Omega Flex, Inc. We are a leading manufacturer of flexible metal hose, and we utilize our superior and proprietary technology to manufacture flexible metal hose for a number of applications, including TracPipe® flexible gas piping.

        As a separate company, Omega Flex will have the ability to focus exclusively on the growth and development of our flexible metal hose businesses, and to create value for our new shareholders. Our goals are to:

o	Continue our growth in the several markets in which we are engaged.

o	Expand our business opportunities by extrapolating our core strengths in manufacturing flexible metal hose into new applications.

o	Maintain and improve our current cost structures by effectively utilizing all of our personnel to manage and produce our products in the most cost effective manner possible.

        We have applied to have our common stock listed on the NASDAQ National Market under the symbol “OFLX.”

        As a shareholder in Omega Flex, Inc., you are invested in a company that is an industry leader in the manufacture of flexible metal hose, and that has a demonstrated record of successfully introducing and producing new and profitable applications for its core products. I invite you to learn more about Omega Flex and our opportunities as an independent public company in the attached information statement.

Sincerely, BY: /S/ Kevin R. Hoben —————————————— Kevin R. Hoben President and Chief Executive Officer

Page iii

Page iv

SUMMARY

        The following is a summary of what we believe is the most important information contained in this information statement regarding our business and the distribution. For a complete understanding of our business and the distribution, we urge you to read this entire document carefully, including the risk factors, our historical and pro forma financial statements and the notes to those financial statements.

Omega Flex, Inc.

        We are a leading manufacturer of flexible metal hose, which is used in a variety of applications to carry gases and liquids within their particular applications, including carrying liquefied gases in certain processing applications, fuel gases within residential and commercial buildings, vibration absorbers in high vibration applications, and other types of gases and fluids in a number of industrial applications where the customer requires the piping to have both a degree of flexibility and/or an ability to carry corrosive compounds or mixtures, or to carry at both very high and very low (cryogenic) temperatures. Our assessment of our position as a leading manufacturer is based on reports from national trade groups, the range and capabilities of our products, market intelligence, and our demonstrated record of new product development.

        We manufacture flexible metal hose in our facility in Exton, Pennsylvania, and sell our product through distributors, wholesalers and to original equipment manufacturers (“OEMs”) throughout North America, and in certain European markets.

o	We are a leading manufacturer of flexible metal hose, and we utilize our superior and proprietary technology to manufacture flexible metal hose for a number of applications, including TracPipe® flexible gas piping.

o	We have a comprehensive system of distribution, using independent sales representatives to sell our products directly to customers, distributors and wholesalers operating numerous locations that distribute products to customers, OEMs, and high-volume or “national” builders and contractors, which are handled through our sales department.

o	Our products are the subject of a number of patents which have been issued both in the United States and in other countries, which give us the exclusive right during the effective period of such patents to make and sell these products to our customers.

o	The features and benefits of our products, including certain patented features and our process technologies and know-how, offer us distinct competitive advantages.

o	We have talented, experienced personnel, throughout our organization – from our research and development to our manufacturing organizations and customer support. The results from the research and development efforts permit us to use our core competency in the efficient and high quality manufacture of flexible metal hose to apply these products in other applications.

o	Our personnel have extensive experience in introducing new applications for our flexible metal tubing, including experience in obtaining required approvals from independent testing, certifying or standards agencies or organizations for these new applications.

INDUSTRY OVERVIEW

        The flexible metal hose industry is highly fragmented and diverse, with over 10 companies producing flexible metal hose in the United States, and at least that many in Europe, Japan and Asia. Because of its simple and ubiquitous nature, flexible metal hose can be applied and has been applied to a number of different applications across a broad range of industries.

The major market categories for flexible metallic hose include automotive, aerospace, residential and commercial construction, and general industrial. We participate in the latter two, which in the aggregate represent about 50% of the total market opportunity for flexible metallic hose. The major use of corrugated stainless steel tubing in the residential and commercial construction markets is primarily for flexible gas piping and gas appliance connectors and secondarily as pump connectors to isolate vibration in mechanical piping systems in commercial buildings. The general industrial market includes all of the processing industries, the most important of which include primary steel, petrochemical, pharmaceutical, as well as specialty applications for transfer of fluids at both extremely low and high temperatures (such as the conveying of cryogenic liquids) and a highly fragmented OEM market, as well as a maintenance and repair market.

        None of our competitors is dominant in more than one market. We are a leading supplier of flexible metal hose in each of the two broad markets which we serve.

Business Strategy

        Our strategic objectives are to develop and grow the demand and application of our products, while also improving internal margins through increased cost efficiencies in all aspects of our organization. In particular, we will continue to use our core competencies in the manufacture of flexible metal hose to provide:

o	significant value-added assemblies to our OEM industrial customers;

o	expanded distribution of our TracPipe® flexible gas piping products, both domestically and overseas, by converting the users of traditional gas piping systems (black iron pipe or copper tube) and users of competitive CSST systems to our TracPipe® products; and

o	new product offerings of flexible metal hose for new applications and new markets to grow the demand for our product and obtain higher margins in applications where we have a unique competitive position in the marketplace.

SUMMARY OF THE DISTRIBUTION

The following is a brief summary of the terms of the distribution. Please see “Description of The Distribution” for a more detailed description of the matters described below.

Distributing company: Mestek Inc., which is a family of manufacturing companies that produce and distribute heating, ventilating and air conditioning (HVAC) equipment, and metal forming and metal processing machinery.

Distributed company: Omega Flex, which is a leading manufacturer of flexible metal hose.

Reasons for the distribution: The board of directors of Mestek has determined that the separation of Omega Flex from Mestek will enhance the success of both Mestek and Omega Flex, and thereby maximize shareholder value over the long-term for each company, by providing each company the ability to focus exclusively on maximizing opportunities for their distinct businesses. Mestek’s board of directors believes that a tax-free distribution of shares in Omega Flex offers Mestek and its shareholders the greatest long-term value and is the most tax efficient way to separate the companies. Please see “Description of the Distribution – Reasons for the Distribution” for more detailed information.

Securities to be distributed: Approximately 8,732,125 shares of our common stock. The shares of our common stock to be distributed by Mestek will constitute 86% of our common stock immediately after the distribution.

Distribution ratio: Each holder of Mestek common stock as of the record date will receive one share of our common stock for every one share of Mestek common stock held on the record date.

Method of distribution: For registered Mestek shareholders, our transfer agent will credit their share of common stock to book-entry accounts established to hold their shares of our common stock. Book-entry refers to a method of recording stock ownership in the records of our stock registrar in which no physical certificates are issued. For shareholders who own Mestek common stock through a broker or other nominee, their shares of our common stock will be credited to their accounts by the broker or other nominee. Following the distribution, shareholders whose shares are held in book-entry form may request the transfer of their shares of our common stock to a brokerage or other account at any time or the delivery of physical stock certificates for their shares, in each case without charge for such transfer or delivery. However, if you sell your Mestek shares after the record date and before the end of trading on the distibution date of the Omega common stock, New York Stock Exchange “ex dividend” rules require that the right to receive the corresponding shares of Omega common stock will automatically be conveyed with the sale of your Mestek stock. See “Trading of Mestek, Inc. Common Stock between the Record Date and Distribution Date”.

Record date: The record date is the close of business on June 23, 2005.

Distribution date: 11:59 p.m. on July 29, 2005.

Stock exchange listing: Currently there is no public market for our common stock. We have applied for listing of our common stock on the NASDAQ National Market under the symbol “OFLX”. We anticipate that trading will commence on a “when-issued” basis shortly before the record date. When-issued trading refers to a transaction made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading in respect of our common stock will end and “regular way” trading will begin. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. We cannot predict the trading prices for our common stock before or after the distribution date. In addition, Mestek’s common stock will remain outstanding and will continue to trade on the NYSE, pending the completion of Mestek’s proposed “going private” transaction described above. We cannot predict any change that may occur in the trading price of Mestek’s common stock as a result of the distribution.

Transfer agent and registrar for the shares: EquiServe Trust Company, N.A., will be the transfer agent and registrar for the shares of our common stock.

Distribution agent for the shares: EquiServe Trust Company, N.A., will be the distribution agent to distribute the shares of our common stock to all Mestek shareholders.

Settlement of intercompany receivable from Mestek: On July 1, 2005, in anticipation of the distribution, we stopped lending our daily cash receipts to Mestek, Inc. our 86% shareholder. It is expected that this will allow us to accumulate cash reserves necessary for working capital purposes immediately after the distribution. Mestek will still be indebted to us on the date of distribution in an amount we estimate will be about $38 million. After the effective date of the distribution, this intercompany receivable will be converted to a promissory note, payable in 3 years with interest accruing at a rate equal to the three year U.S. Treasury note yield plus 100 basis points.

Dividend policy: Payment of future cash dividends, if any, will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and contractual restrictions with respect to the payment of dividends.

Anti-takeover effects: We will indemnify Mestek under a tax responsibility allocation agreement we have entered into in connection with the distribution for the tax resulting from the application of Section 355(e) of the U.S. Internal Revenue Code of 1986 as a result of any acquisition or issuance of our stock, sale of a material portion of our business, or other action taken by us that would trigger such tax. The possibility of this potential tax liability could discourage, delay or prevent a change of control of Omega Flex. Some provisions of our amended and restated articles of incorporation, our by-laws and Pennsylvania law may also have the effect of making more difficult an acquisition of control of us in a transaction not approved by our board of directors. See “Relationships Between Our Company and Mestek, Inc.” and “Description of Capital Stock.”

Relationship with Mestek: After the distribution, Mestek will no longer own any shares of our common stock, and will cease to have any direct ownership interest in Omega Flex. However, due to several relationships between the two companies that existed prior to the distribution, Mestek and Omega Flex will enter into one or more agreements regarding the effects of the distribution, and the allocation of various obligations and liabilities between them. Please refer to “Relationships between Our Company and Mestek, Inc.” and “Risk Factors – Risks Relating to our Relationship with and Spin-off from Mestek”, below, for more information.

U.S. Federal Income Tax Consequences: Mestek has structured the distribution to conform to the requirements of Section 355 of the Internal Revenue Code with the intention of the distribution qualifying as a tax-free event. Please refer to “U.S. Federal Income Tax Consequences of Distribution”, for additional information. Because personal circumstances are unique to each individual shareholder, you are also urged to consult your own tax advisor to determine the tax consequences of the distribution to you.

Risk Factors: Omega Flex’s business is subject both to general and specific business risks relating to its operations. In addition, Omega Flex’s spin-off from Mestek presents risks relating to it being a separately traded public company as well as risks relating to the nature of the spin-off transaction itself. Please refer to the section titled “Risk Factors” on page 11 for a discussion of the various risks to our business and the value of your investment in our common stock.

Incurrence of Debt: After the distribution, we may enter into a lending relationship with a commercial banking institution to obtain a line of credit facility for general corporate purposes, including providing adequate cash flow, maintenance of working capital, and similar purposes. However, due to the accumulation of cash reserves since July 1, 2005 that occurred as a result of the termination of the integration of our bank accounts with the Mestek corporate bank accounts, we do not expect to enter into such lending relationship immediately after the effective date of the distribution. If we do enter into a lending relationship, it is not expected that this line of credit facility will exceed $5,000,000, and it is expected that such credit facility would be subject to standard terms of a facility of that size and character, including financial covenants and negative covenants. We expect that we will have all or most of the credit facility available for general corporate purposes.

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

What do shareholders need to do to participate in the spin-off?

        Nothing, you are not required to take any action to receive Omega Flex common stock in the distribution, although we urge you to read this entire document carefully. No shareholder approval of the distribution is required by applicable law, and we are not seeking such shareholder approval.

Do I have to pay anything for the Omega Flex stock?

    No.        You do not have to pay anything for the Omega Flex stock you receive in the distribution. The distribution is in effect a dividend of certain property owned by Mestek to its shareholders.

Do I have to send in my Mestek stock certificate?

    No.        You do not have to do anything to receive the Omega Flex stock. If you are a Mestek shareholder as of the record date of the distribution, you will be automatically credited with share of Omega Flex common stock. However, see “Trading of Mestek, Inc. Common Stock between teh Record Date and Distribution Date” for consequences of the Sale of Mestek stock after the record date of the distribution

How much Omega Flex stock will I receive?

        You will receive one share of Omega Flex common stock for each share of Mestek stock you own as of the distribution record date. The record date for the distribution is June 23, 2005.

Will I get a stock certificate?

    No.        You will not automatically receive a paper certificate for your shares of Omega Flex common stock. Prior to the effective date of the distribution, our transfer agent will create an account for each Mestek shareholder. On the effective date of the distribution, the transfer agent will credit the shares issued to each registered shareholder to their respective accounts with the transfer agent. The transfer agent will mail to each registered shareholder a statement of the shares of Omega Flex stock held in their account. This is called a “book-entry” system. For shareholders who own Mestek stock through a broker or nominee, their shares of our common stock will be credited to their brokerage accounts by such broker or nominee. After the distribution, shareholders may request the delivery of a physical stock certificate for their shares.

Will my Mestek stock continue to be publicly traded?

    Yes.        The Mestek common stock will continue to be traded on the New York Stock Exchange. After the effective date of the distribution, both the Mestek common stock and the Omega Flex common stock will be publicly traded. However, as disclosed elsewhere in this information statement, the management of Mestek has proposed that Mestek engage in a “going private” transaction, where Mestek will cease to be a publicly traded stock. The “going private” transaction is not expected to be consummated until after the effective date of the distribution. Mestek will make appropriate filings giving more specific information on the “going private” transaction, and you should refer to such filings for more information on that subject.

Where can Mestek shareholders get more information?

        You should direct inquiries relating to the distribution to the transfer agent and registrar of our common stock at:

EquiServe Trust Company, N.A.,
250 Royall Street
Canton, Massachusetts 02021
(877) 282-1169
www.equiserve.com

You should direct inquiries relating to your investment in Mestek common stock to:

Mestek, Inc.
260 North Elm Street
Westfield, Massachusetts 01085
(413) 568-9571
www.mestek.com

After the distribution, you should direct inquiries relating to our common stock to:

Omega Flex, Inc.
451 Creamery Way
Exton, PA 19341
(610) 524-7272
www.omegaflex.com

Information on these websites does not constitute part of this information statement.

SUMMARY FINANCIAL INFORMATION

        The following table presents a summary of selected financial information derived from our audited financial statements for the years ended December 31, 2002, 2003 and 2004, and unaudited financial statements for the quarters ended March 31, 2004 and 2005, each of which are included elsewhere in this information statement. The historical information presented in the following table may not be indicative of the results of operations or financial position that would have been obtained if we had been an independent company during the periods shown, or of our future performance as an independent company.

        You should read the summary and unaudited pro forma financial statements in conjunction with our audited consolidated financial statements and the notes to the audited financial statements. You should also read the section “Management’s Discussion and Analysis of Financial Condition Results of Operations.” The summary and unaudited pro forma financial statements are qualified by reference to these sections, the audited consolidated financial statements and the notes to the audited consolidated financial statements, each of which is included elsewhere in this information statement.

	For the Years Ended December 31					For the Three Months Ended March 31,
	2002	2003	2004	2004	2005
	(audited)					(unaudited)
	(in thousands)
Statement of Operations
Net sales	$34,963	$36,996	$48,165	$11,087	$13,251
Cost of sales	18,366	18,893	23,397	5,618	6,478
Gross profit	16,597	18,103	24,768	5,469	6,773
Operating expenses	10,805	11,556	15,562	3,462	4,421
Operating income before interest and taxes	5,792	6,547	9,206	2,007	2,352
Interest income (expense)	300	335	371	80	64
Other income net	—	10	134	1	7
Provision for income taxes	2,529	2,855	3,710	868	1,035
Net Income	$3,563	$4,037	$6,001	1,220	1,388
Balance Sheet Data
Current assets		$24,811	$31,299	$25,435	$20,724
Total assets		$34,432	$40,522	$34,902	$30,166
Current liabilities		$ 8,497	$12,840	$ 7,607	$ 8,734
Total liabilities		$8,800	$16,522	$7,910	$12,666
Minority Interest		13	4	15	14
Total shareholders' equity		$25,619	$23,996*	$26,977	$17,486**
Total liabilities and shareholders' equity		$34,432	$40,522	$34,902	$30,166

*Reflects payment of intercompany dividend to Mestek of $7,740,000 (86% of $9,000,000) in October 2004.

**Reflects payment of intercompany dividend to Mestek of $8,041,000 (86% of $9,350,000) in January 2005.

RISK FACTORS

        You should carefully consider the following risk factors and all the other information contained in this information statement in evaluating our business and our common stock.

Risk Relating to Our Business

Certain of our competitors may have greater resources, or they may acquire greater resources.

        Some of our competitors have substantially more resources than are available to us as a stand-alone company. For example, in the corrugated stainless steel tubing market, two of our competitors are divisions of large corporations with revenues measured in the billions of dollars. These competitors may be able to devote substantially greater resources to the development, manufacture, distribution and sale of the products than would be available to us as a stand-alone company. One or more competitors may acquire several other competitors, or may be acquired by a larger entity, and through a combination of resources be able to devote additional resources to their businesses. These additional resources could be devoted to product development, reduced costs in an effort to obtain market share, greater flexibility in terms of profit margin as part of a larger business organization, increased investment in plant, machinery, distribution and sales concessions. As a stand-alone company, the resources that may be devoted by us to meet any potential developments by larger, well-financed competitors may be limited.

We are dependent on certain raw materials and supplies that could be subject to volatile price escalation.

        As a manufacturer of flexible metal hose, we must use certain raw materials in the manufacture of the hose. The primary raw material is stainless steel that is used in the forming of the hose, and various other steel products used in the wire braid overlay over some flexible metal hoses for additional strength and durability. We also use polyethylene in pellet form for the forming and extrusion of polyethylene jacket over corrugated stainless steel tubing for use in fuel gas applications, underground installations, and other installations that require that the metal hose be isolated from the environment. Finally, we also purchase our proprietary brass fittings used with the flexible metal hose that provide a mechanical means of attaching the hose to an assembly or junction. We attempt to limit the effects of volatile raw material prices by committing to annual purchase contracts for the bulk of our steel and polyethylene requirements, and for our requirements for fittings. We also have qualified several vendors to produce or manufacture our critical purchase requirements. However, there is no assurance that these precautions would eliminate all or most of the adverse effects of a sudden increase in the cost of materials or key components, or that the loss of one or more of our sources would not lead to higher costs because of less competition.

We face intense competition in all of our markets.

        The markets for flexible metal hose are intensely competitive. There are a number of competitors in all markets in which we operate, and generally none of these markets has one dominant competitor – rather a large number of competitors exist, each having a proportion of the total market. One or more of our competitors may develop technologies and products that are more effective or which may cost less than our current or future products, or could potentially render our products noncompetitive or obsolete. Our prior success has been due to our ability to establish and maintain an effective distribution network which to some extent came at the expense of several competing manufacturers. There can be no assurance that our competitors will not be able to disrupt our distribution network by causing one or more of our sales representatives to drop our product lines. Similarly, due to the advantages of our proprietary manufacturing process, we believe we are one of the lowest cost producers of a majority of our products, and we take numerous precautions to protect our trade secrets and prevent our unique capabilities from being disclosed. However, as disclosed in “Description of Our Business – Legal Proceedings,” we are currently engaged in two litigation matters to protect our proprietary information and trade secrets. There can be no assurance we will be successful in current or future litigation with respect to our trade secrets and proprietary manufacturing process.

We may not retain our independent sales representatives, distributors and wholesalers.

        Almost all of our products and all of product lines are sold by outside sales organizations. These independent sales organizations include sales representatives, distributors and wholesalers, and generally are geographically dispersed in certain territorial markets across the United States, Canada and elsewhere. These outside sales organizations are independent of us, and are typically owned by the individual principals of such firms. We enter into agreements with such outside sales organizations for the exclusive representation or distribution of our products, but such agreements are generally for terms of one year or less. At the expiration of the agreement, the agent or distributor may elect to represent a different manufacturer. As a result, we have no ability to control which flexible metal hose manufacturer any such sales organization may represent or carry. The competition to retain quality outside sales organizations is also intense between manufacturers of flexible metal hose since it is these sales organizations that generally can direct the sales volume to distributors and, ultimately, contractors and installers in important markets across the country, and in other countries in which we operate. The failure to obtain the best outside sales organization within a particular geographic market can limit our ability to generate sales of our products. In addition, our relationships with such sales representatives, distributors and wholesalers were initiated while we were a subsidiary of Mestek, and the establishment of these relationships may have benefited from our association with Mestek. While we currently have a fully developed sales and distribution network of superior outside sales organizations, there can be no assurance that any one or more of the outside sales organizations will elect to remain with us.

Our manufacturing plant may be damaged or destroyed.

        All of our manufacturing capacity is located in our facility in Exton, Pennsylvania. We do not have any other manufacturing capacity for flexible metal hose, and we cannot replicate our manufacturing methods at a supplier’s facility due to the confidential and proprietary nature of our manufacturing process. If the manufacturing portion of the Exton facility were destroyed or damaged in a significant manner, we would not be able to manufacture our flexible metal hose without delay or interruption. This could lead to a reduction in sales volume if customers were to purchase their requirements from our competitors, claims for breach of contract by certain customers with contracts for delivery of flexible metal hose by a certain date, and costs to replace our destroyed or damaged manufacturing capacity. The impact of any possible damage or destruction of our manufacturing facility may be offset to some extent by proceeds from our business interruption insurance policies. The fittings and accessories for the flexible metal hose are manufactured for us by several suppliers not located in Exton, Pennsylvania.

Our historical financial information may not be indicative of our future results as an independent company.

        The historical and pro forma financial information included in this information statement may not reflect what our results of operations, financial position and cash flows would have been had we been a separate publicly traded company during the periods presented and may not be indicative of our future results of operations, financial position and cash flows. We believe there are a number of reasons for this:

o	as a subsidiary of Mestek, we received various services from Mestek and from outside vendors, and Mestek allocated expenses for these services and allocated a corporate charge to us. The amounts we paid for these services may be more or less than the amounts that would have been incurred had we performed or acquired these services ourselves or that we will incur as a separate company;

o	we have entered into agreements with Mestek that may be less favorable to us than either our previous arrangements with Mestek or what we could have obtained in arm’s length negotiations with unaffiliated third parties for similar services. See “Relationships Between Our Company and Mestek, Inc.”;

o	our historical financial information does not reflect certain significant events and changes that will occur as a result of our spin-off from Mestek, including, the establishment of our capital structure, the incurrence of commercial bank debt and interest expense and changes in our expenses as a result of new treasury, employee benefit, tax and other functions we will assume; and

o	the assumptions underlying our unaudited pro forma financial statements may not reflect all possible one-time or ongoing incremental expenses we may incur and our estimates of these expenses where included in the unaudited pro forma financial statements may prove to be inaccurate.

        For a further discussion of our financial information, see “Selected Historical Financial and Operating Data” and “Unaudited Pro Forma Financial Statements”.

We are primarily dependant on one product line for most of our sales.

        As indicated elsewhere in this information statement, most of our sales are derived from the sale of TracPipe® flexible gas piping and its accessories, including Autoflare® fittings. Sales of our flexible metal hose for other applications represent a small portion of our overall sales and income. Any event or circumstance that adversely affects our TracPipe® flexible gas piping could have a greater impact on our business and financial results than if our business were more evenly distributed across several different product lines. The effects of such an adverse event or circumstance would be magnified in terms of our company as a whole as compared to one or more competitors whose product lines may be more diversified, or who are not as reliant on the sales generated by their respective flexible gas piping products. Therefore, risks relating to our TracPipe® flexible gas piping business – in particular loss of distributors or sales channels, technological changes, changes in applicable code requirements, loss of our key personnel involved in the TracPipe® flexible gas piping product line, increases in commodity prices, particularly in stainless steel and polyethylene – could pose a significant risk to our company and it businesses.

We are dependant on certain sales channels for a significant portion of our business.

        Of the various sales channels that we use to sell our TracPipe® flexible gas piping, a significant portion of such sales are made through our wholesale stocking distributors that include Ferguson Enterprises and several other distributors. These and other distributors purchase our TracPipe® flexible gas piping product and accessories, and stock the products in warehouses for resale, either to their own local branches or to end-users. Because of the breadth and penetration of the distribution networks, and the range of complementary products they offer for sale, these wholesale distributors are able to sell large amounts of our TracPipe® flexible gas piping products to end-users across the United States and Canada. The decision by a major wholesaler distributor to stop distributing our TracPipe® product, and to distribute a competitive flexible gas piping product could significantly affect our revenues and possibly our earnings unless management took steps to replace such sales channel or otherwise act to maintain our margins.

We do not have a recent record of operating as an independent company and our historical financial information may not be indicative of our future results as an independent company.

        We previously operated as an independent company from 1975 to 1996, when we were acquired by Mestek. At the time of the acquisition, we were a small privately held company, and our revenues were no more than $7 million annually. While we were a part of Mestek, we operated as a part of its broader corporate organization, which provided various corporate services to us as part of the management fee charged by Mestek which we approved. Such corporate services including strategic corporate planning, legal services, finance services, insurance administration and coverage, tax accounting and planning, human resources and benefit plan sharing, environmental, health & safety services, and access to the Mestek credit facilities with Bank of America and its predecessors. Following the distribution, we anticipate that we will enter into one or more agreements with Mestek for the provision of certain corporate services. However, we may not be able to consummate such an agreement with Mestek, or even if an agreement were reached, it may expire or be terminated at some point in the future. In those events, we would be required to obtain such services for us to operate our business and comply with the various legal and regulatory regimes applicable to our business. We may not be able to obtain all or some of these services, or the costs of such services may be more than the costs of the services we previously obtained from Mestek. Either the inability to obtain such services, or the additional costs we may be forced to bear to obtain these services, could have a negative effect on our operations and on our profitability.

We may substantially increase our debt in the future.

        As of the distribution, we will be carrying approximately $3 million of debt relating to the purchase of our main facility in Exton, Pennsylvania. However, after the distribution, we will not be able to utilize the credit facility established by Mestek with Bank of America and several participating banks. We expect that it may be necessary for us to obtain our own separate credit facility with a bank or financial institution to provide funds for purposes of working capital, capital purchases, research and development, potential acquisitions and business development. However, because of our cash flow position, we do not expect that we will have any immediate need after the distribution to use our proposed $5 million credit facility. Interest costs associated with any such borrowings under such a separate credit facility may adversely affect our profitability. In establishing such a credit facility, we may also incur fees and expenses, including bank and attorneys’ fees. Further, the terms on which amounts may be borrowed – including standard financial covenants regarding the maintenance of financial ratios and the prohibition against engaging in major corporate transactions or reorganizations and the payment of dividends – may impose additional constraints on our business operations and our financial strength.

Our business may be subject to the supply and availability of fuel gas supplies.

        Our TracPipe® flexible gas piping products are used to convey fuel gas, primarily natural gas, but also propane, within a building from the exterior wall of the building to any gas-fired appliances within the building. Because the TracPipe® product is used in the transmission of fuel gas, the application of the product is limited to geographic areas where such fuel gas is available. Certain geographic areas of the United States and other countries do not have the infrastructure to make natural gas available. Other types of fuel gas may be used in areas where there are no natural gas pipelines, but these alternate fuel gas sources have other distribution issues that may constrict their availability. Our prospects for future growth of the TracPipe® product are largely limited to those areas that have natural gas transmission lines available for use in residences and commercial buildings.

Our business may be subject to varying demands based on market interest rates.

Our TracPipe® flexible gas piping is used in the construction industry, both in residential, commercial and industrial segments, for the piping of fuel gas within a building. The demand for new or remodeled construction in the construction industry – and in particular the residential construction industry – is susceptible to fluctuations in interest rates charged by banks and other financial institutions. The purchasers of new or remodeled construction generally finance the construction or acquisition of the residential, commercial or industrial buildings, and any increase in the interest rates on such financing will raise the acquisition cost of the potential purchaser. As costs increase, an increasing number of potential buyers may not be able to support the level of financing under a higher interest rate environment. Increased acquisition costs may lead to a decline in the demand for new or remodeled construction, and as a result may also lead to a reduced demand for our products used in construction industry.

If we are not able to protect our intellectual property rights, we may not be able to compete as effectively.

        We possess a wide array of intellectual property rights, including patents, trademarks, copyrights, and applications for the above, as well trade secrets, manufacturing know-how, and other proprietary information. Certain of these intellectual property rights form the basis of our competitive advantage in the market place through a superior product design, a superior business process, superior manufacturing methods or other features that provide an advantage over our competitors. The intellectual property rights are sometimes subject to infringement or misappropriation by other organizations, and failing an amiable resolution, we may be forced to resort to legal proceedings to protect our rights in such intellectual property.

        We are currently engaged in two separate civil cases to protect our intellectual property rights. In one case currently pending in the U.S. District Court in Massachusetts, we have sued a flexible gas pipe competitor for infringement on one or more of our U.S. patents covering our AutoFlare® fittings used to connect the ends of the flexible gas piping. In another case pending in the Court of Common Pleas in Chester County, Pennsylvania, we have sued a former employee and a flexible metal hose competitor to enjoin the disclosure of our trade secrets covering our proprietary rotary manufacturing process. Both cases are currently pending in their respective venues. The results we may obtain from resorting to any such legal proceedings are never assured, and it is possible that an adverse decision may be delivered in any particular proceeding. As a result, we may not be able to retain the exclusive rights to utilize and practice such intellectual property rights, and one or more of our competitors could utilize and practice such intellectual property rights. This development may lessen our competitive advantage vis-à-vis one or more competitors, and lead to a reduction in sales volume in one or more product lines, a reduction in profit margin in such product lines, or both. See “Description of Our Business – Legal Proceedings” for a more detailed description of the above described litigation.

If we were to lose the services of one or more of our senior management team, we may not be able to execute our business strategy.

        Our future success depends in a large part upon the continued service of key members of our senior management team. In particular, our President, Kevin R. Hoben, and our Senior Vice President, Mark F. Albino, are critical to our overall management, as well as the development of our products and our strategic direction. Both Mr. Hoben and Mr. Albino provide critical leadership and direction to our company especially in terms of market developments and new product applications, and other areas, and their unique abilities, experience and expertise cannot be easily duplicated or replaced. As we continue to grow, however, our entire management team becomes more attuned to the strategic vision created by our senior management. We do not maintain any key-person life insurance policies. The loss of any of our senior management could seriously harm our business.

Our business may be subject to cyclical demands.

        The demand for our products may be subject to cyclical demands in the markets in which we operate. Our customers who use our products in industrial and commercial applications are generally manufacturing capital equipment for their customers. Similarly, our TracPipe® flexible gas piping products are used primarily in residential construction, both in single family buildings, and in larger multi-unit buildings. TracPipe® flexible gas piping is considered to be a relatively new product and is displacing black iron pipe at a steady rate. Should there be any change in factors that affect the rate of new residential construction, our growth rate would no longer be augmented by the recent historical increases in new residential construction. To the extent that interest rates increase, in conjunction with an economic cycle or as part of the general economic conditions in the United States or abroad, the demand for our products in such applications may decrease as well.

Our business may be subject to seasonal or weather related factors.

        The demand for our products may be affected by factors relating to seasonal demand for the product, or a decline in demand due to inclement weather. Some of our corrugated stainless steel tubing used in fuel gas applications is installed in new or remodeled buildings, including homes, apartment buildings, office buildings, warehouses, and other commercial or industrial buildings. Generally, the rate of new or remodeled buildings in the United States and in the other geographic markets in which we are present decline in the winter months due to the inability to dig foundations, problems at the job site relating to snow, or generally due to low temperatures and stormy weather. As the rate of construction activity declines during the winter, the demand for our corrugated stainless steel tubing may also decrease or remain static. The decreases that may be inflicted due to seasonality and poor weather may be offset somewhat by the increase in the use of corrugated stainless steel tubing from contractors who previously used only the traditional black iron pipe. However, the market share for corrugated stainless steel tubing in the fuel gas application within the construction industry may reach a finite point, and there can be no assurance that the decline in demand for our products or a decline in the growth of our products will not occur.

Our business could suffer if our systems and infrastructure are inadequate or we cannot replace the other benefits previously provided by Mestek.

        Since Mestek acquired us in 1996, we have relied on it for various services which we have only recently developed for ourselves, including:

o	legal

o	treasury

o	tax

o	employee benefits

o	insurance

o	investor relations

o	executive oversight and other services.

        Following the distribution, we will operate as a separate publicly traded company. We have developed and implemented systems and infrastructure to support our current and future business, and our responsibilities as a public company. However, these systems and infrastructure may be inadequate and we may be required to develop or otherwise acquire other systems and infrastructure, or to obtain certain corporate services from Mestek, to support our current and future business.

After the distribution, we will not be able to obtain financing from Mestek.

        Our plans to expand our business and to continue to improve our products may require funds in excess of our cash flow and may require us to seek financing from third parties. In the past, Mestek has provided capital for our general corporate purposes, and we have periodically used cash on a short-term basis from Mestek to fund our operations. After the distribution, Mestek will not provide funds to finance our operations. Without the opportunity to obtain financing from Mestek, we may in the future need to obtain additional financing from banks, or through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements. Although we expect to have accumulated cash reserves prior to the distribution, we may obtain a line of credit facility of not more than $5 million for general corporate borrowing, including maintaining adequate cash flow, working capital and similar purposes. The terms, interest rates, costs and fees of the new line of credit facility may not be as favorable as those historically enjoyed by Mestek. For example, Mestek did not charge us with any fees or costs for the intercompany borrowing, nor were there any covenants regarding financial ratios or prohibition on certain transactions in the loan arrangement with Mestek. We do expect to be subject to such fees, costs and covenants in some form under the new line of credit facility. Our inability to obtain financing on favorable terms could restrict our operations and reduce our profitability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

We are subject to litigation, which could result in substantial judgment or settlement costs.

        The Company is a defendant in a purported class action captioned Berry, et al. v. Titeflex Corp., et al., pending in the Clark County Circuit Court, in Arkansas, alleging, among other things, that our corrugated stainless steel tubing product TracPipe®, and similar products manufactured by several other manufacturers (also named as defendants in the case) is defective, or that instructions, warnings and training in the installation of corrugated stainless steel tubing are defective, against potential damage to the corrugated stainless steel tubing systems and the structures served by these systems, caused by the nearby lightning strikes. The defense of this lawsuit may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business. While we believe that the plaintiffs’ claims are without merit and are defending the matter vigorously, an adverse determination or a substantial settlement could have a material adverse effect on our business, financial condition, results of operations, cash flow or future prospects. “See Business — Legal Proceedings” for a more detailed description of the litigation.

Risks Relating to Our Relationship with and Spin-Off from Mestek

The agreements we are entering into with Mestek in connection with the distribution could restrict our operations.

        In connection with the distribution, we and Mestek are entering into a number of agreements that will govern our spin-off from Mestek and our future relationship. Each of these agreements has been or will be entered into in the context of our relationship to Mestek as a subsidiary and our spin-off from Mestek and, accordingly, the terms and provisions of these agreements may be less favorable to us than terms and provisions we could have obtained in arm’s-length negotiations with unaffiliated third parties. These agreements commit us to take actions, observe commitments and accept terms and conditions that are or may be advantageous to Mestek but are or may be disadvantageous to us. The terms of these agreements will include obligations and restrictive provisions, including, but not limited to:

o	an agreement to indemnify Mestek, its affiliates, and each of their respective directors, officers, employees, agents and representatives from certain liabilities arising out of the litigation we are involved in and all liabilities that arise from our breach of, or performance under, the agreements we are entering into with Mestek in connection with the distribution and for any of our liabilities;

o	an agreement with regard to tax matters between ourselves and Mestek which restricts our ability to engage in certain strategic or capital raising transactions.

        For a further discussion of our agreements with Mestek, see “Relationships Between Our Company and Mestek, Inc. – Agreements Between Us and Mestek.”

Risks Relating to the Distribution

If the spin-off is determined to be a taxable transaction, you and Mestek could be subject to material amounts of taxes.

        Mestek and its Board of Directors have structured the distribution to qualify as a tax-free distribution to its shareholders under Section 355 of the Internal Revenue Code of 1986. If the IRS determines that the distribution does not qualify as a tax free transaction because of its structure, alleged lack of business purpose, or subsequent acquisitions or issuance of 50% or more of our common stock, you and Mestek could be subject to material amounts of taxes. See “The Distribution – U.S. Federal Income Tax Consequences of the Distribution.”

Under some circumstances, we could be prevented from engaging in strategic or capital raising transactions and we could be liable to Mestek for any resulting adverse tax consequences.

        It is possible that Mestek could recognize a large taxable gain if the IRS were to assert that the distribution is part of a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in either Mestek or Omega Flex. Any cumulative 50% change of ownership in either Mestek or Omega Flex within the four-year period beginning two years before the date of the spin-off will be presumed under applicable law to be part of such a plan. If this presumption applies, it would need to be rebutted to avoid a large taxable gain. A merger, recapitalization or acquisition, or issuance or redemption of our common stock after the spin-off could, in some circumstances, be counted toward the 50% change of ownership threshold. As a result, we may be unable to engage in strategic or capital raising transactions that shareholders might consider favorable, or to structure potential transactions in the manner most favorable to us. Further, our tax responsibility allocation agreement with Mestek precludes us from engaging in some of these transactions and requires us to indemnify Mestek for the adverse tax consequences resulting from these types of transactions.

Certain adverse tax consequences could arise by reason of the distribution.

        It is possible that our shareholders could recognize a taxable gain if the IRS were to assert that the distribution was without sufficient business purposes to Omega Flex. This would have adverse consequences to Mestek, which may then have to recognize a taxable capital gain on the difference between the fair market value of the 86% interest in Omega Flex it is distributing to its shareholders and Mestek’s tax basis in its Omega Flex stock. Furthermore, if the IRS successfully challenges the tax-free status of the distribution, those Mestek shareholders who receive Omega Flex stock in the distribution may suffer adverse tax consequences resulting from the characterization of the distribution as a taxable dividend to such shareholders. See “The Distribution – U.S. Federal Income Tax Consequences of the Distribution.”

Risks Relating to Ownership of Our Common Stock

Our common stock has no prior public market and we cannot predict the price range in which it will trade or its volatility after the distribution.

        There has been no prior trading market for our common stock. There can be no assurance as to the price at which our common stock will trade. The securities of many companies have experienced extreme price and volume fluctuations in recent years, often unrelated to the companies’ operating performance. Accordingly, we cannot predict whether the market price of our common stock will be volatile.

        The market price of our common stock could fluctuate significantly as a result of many factors related to the economy in general or the flexible hose manufacturing industry in which we operate, including the following:

o	economic and stock market conditions generally and specifically as they may effect our industry;

o	earnings and other announcements by our competitors, and changes in the market's perception of our industry in general; and

o	changes in business or regulatory conditions affecting our industry.

        In addition, there are various factors related to our business in particular that could cause the market price of our common stock to fluctuate, including the following:

o	the size and timing of significant contract signings;

o	the non-renewal or termination of significant customer contracts; o announcement or implementation by us or our competitors of innovations or new products and services;

o	the introduction by competitors of new products that make our products obsolete or less valuable;

o	litigation judgments or settlements;

o	our earnings and results of operations and other developments affecting our business;

o	changes in financial estimates and recommendations by securities analysts that follow our stock; and

o	trading volume of our common stock.

        It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our common stock may decline significantly.

The concentration of ownership of our common stock may depress its market price.

        Approximately 68% of the issued and outstanding common stock is owned or controlled by four shareholders; John E. Reed, Stewart B. Reed, Kevin R. Hoben and Mark F. Albino. All of these shareholders are also our directors, and Mr. Hoben and Mr. Albino are also our officers. As a result, the shares held by these persons may be subject to certain restrictions on the transfer or sale of their shares, either under the restrictions relating to the maintenance of the distribution as a tax-free distribution under Section 355 of the Internal Revenue Code, or under Rule 144. Further, there is no indication that even without such restrictions, any one or more of the above shareholders would be inclined to sell their shares of our common stock on the listed national stock exchange. In such event, the inactivity of a large block of our common shares in the marketplace may have the tendency of reducing the volume of trading of the common stock on the NASDAQ National Market, and which may also result in lower prices for the common stock because there is not a sufficient supply of shares to create a vibrant market for our shares on the NASDAQ National Market.

Our charter documents or agreements may delay or prevent a change in control.

        The terms of the distribution from Mestek and the anti-takeover provisions of our articles of incorporation and by-laws, and the provisions of Pennsylvania law, could delay or prevent a change in control that may be favored by some of our shareholders. The provisions include without limitation a staggered board of directors, elimination of cumulative voting, requiring that only the Board may call a special shareholder meeting at which a fundamental transaction could be authorized, and the requirement of a super majority to approve certain changes to our articles of incorporation or by-laws. See “Description of Capital Stock” and “Anti-Takeover Provisions.” Any one or more acquisitions or issuance of our capital stock representing 50% or more of our then outstanding capital stock that may be related to the distribution could cause the distribution to be a taxable transaction to Mestek. As mentioned previously, any sale or issuance of shares within two years before or after the distribution are presumed to be a part of the distribution, unless we can rebut the presumption. We have agreed to indemnify Mestek for any tax that may be assessed due to actions by us that cause the distribution not to qualify as a tax-free transaction. Therefore, we have also agreed with Mestek that for a period of two years following the effective date of the distribution, we must obtain the approval of the Mestek Board of Directors before engaging in specified transactions that may involve the acquisition of our common stock or the issuance of our stock. These obligations may discourage, delay or prevent a change in control of us or to effect a transaction that may otherwise be in the best interests of our shareholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this information statement that are not historical facts — but rather reflect our current expectations concerning future results and events — constitute forward-looking statements. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “intend,” “estimate,” “potential,” “continue,” “hopes,” “likely,” “will,” and similar expressions, or the negative of these terms, identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex, or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

        Important factors that might cause our actual results to differ materially from the results contemplated by these forward-looking statements are contained in “Risk Factors” on page 11 and elsewhere in this report and our future filings with the Securities and Exchange Commission.

        Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this information statement. We undertake no obligation to update the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.

DESCRIPTION OF THE DISTRIBUTION

General

        Given the evolution of the distinct and highly competitive environments in which Mestek and Omega Flex operate, Mestek believes the best way to enhance the success and maximize shareholder value of both businesses over the long term is to enable each one to pursue its unique and focused strategy. After the distribution, Mestek will continue to focus on the HVAC and metal forming/metal processing businesses and Omega Flex will continue to focus on the flexible metal hose business.

        The separation of Omega Flex from Mestek will be accomplished through a pro rata distribution of the 86% percent of the common stock of Omega Flex held by Mestek to Mestek shareholders, which we refer to as the distribution, or the spin-off, which is expected to occur on July 29, 2005, the distribution date. As a result of the distribution, each Mestek shareholder will:

o	receive one share of our common stock for every one share of Mestek common stock they own, and

o	retain their shares Mestek.

Manner of Effecting the Distribution

        The general terms and conditions relating to the distribution will be set forth in a separation and distribution agreement between Mestek and us. Under that agreement, the distribution will be effective at 11:59 p.m. Eastern time on the distribution date, July 29, 2005. The board of directors of Mestek approved the distribution at a meeting of the board on March 8, 2005. To effect the distribution, we, acting pursuant to a unanimous written consent of our shareholders and pursuant to a vote of our board of directors, amended our articles of incorporation to increase the number of authorized shares of our common stock to 20,000,000 shares, and authorized a split of our common stock at a ratio of 1 to 10,153.633. Following the share split, each share of our common stock prior to the distribution was converted into 10,153,633 shares of our common stock. This ratio reflects all options exercised by Mestek officers prior to the record date of the distribution for the purchase of Mestek common stock. Fractional shares are not authorized by our articles of incorporation and no fractional shares will be issued as a result of the share split. As a result of the distribution, each Mestek shareholder of record will receive one share of our common stock for every one share of Mestek common stock owned by such shareholders as of the record date of the distribution. In order to be entitled to receive shares of our common stock in the distribution, Mestek shareholders must be shareholders at the close of business of the NYSE on the record date, June 23, 2005, subject to the NYSE “ex dividend” rules discussed below. For registered Mestek shareholders, our transfer agent will credit their shares of our common stock to book-entry accounts established to hold their shares of our common stock. Our distribution agent will send these shareholders a statement reflecting their ownership of our common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For shareholders who own Mestek common stock through a broker or other nominee, their shares of our common stock will be credited to their accounts by the broker or other nominee. Each share of our common stock that is distributed will be validly issued, fully paid and non-assessable and free of preemptive rights. See “Description of Capital Stock.” Following the distribution, shareholders whose shares are held in book-entry form may request the transfer of their shares of our common stock to a brokerage or other account at any time as well as the delivery of physical stock certificates for their shares, in each case without charge for such transfer or delivery.

        Mestek shareholders will NOT be required to pay for shares of our common stock received in the distribution or to surrender or exchange shares of Mestek common stock in order to receive our common stock or to take any other action in connection with the distribution. No vote of Mestek shareholders is required or sought in connection with the distribution, and Mestek shareholders have no appraisal rights in connection with the distribution.

Trading of Mestek, Inc. Common Stock between the Record Date and Distribution Date

        In accordance with the trading rules of the New York Stock Exchange, if you own shares of Mestek, Inc. common stock at 5:00 p.m., New York City time, on the record daye (June 23, 2005) and sell those shares prior to the end of trading on the distribution date of the Omega Flex shares, you will also be selling the shares of Omega Flex common stock that would have been distributed to you pursuant to the distriution. The shares of Omega Flex common stock distributed with respect to such shares will be automatically routed and delivered by the clearing broker to the purchaser of such shares.

Reasons for the Distribution

        Mestek’s board of directors has determined that separating Omega Flex from Mestek’s other businesses in the form of a tax-free distribution to Mestek shareholders of our new publicly traded common stock is appropriate and advisable for Mestek and its shareholders. Mestek’s board of directors believes that our separation from Mestek will provide both companies with the opportunity to focus exclusively on their respective businesses and their unique opportunities for long-term growth and profitability. In addition, the separation will enable each company to enhance its strategic, financial and operational flexibility.

        The key benefits of the separation include:

Sharper Strategic Focus; Allocation of Capital Resources

        Both we and Mestek anticipate that the separation will allow each company to focus exclusively on the unique opportunities facing its respective business. For many years, our business has operated within Mestek’s broadly diversified manufacturing business. As part of Mestek, our business was required to compete for product development funds, capital improvement funds, and other investment resources with Mestek’s other major businesses. Furthermore, these competing businesses within Mestek may have pursued different strategies from our own market strategies, or Mestek may have elected to advance the interests of some of its other HVAC businesses in preference to or in conflict with the interests of our business. As separate entities, both we and Mestek can use our respective resources to invest in opportunities targeted to each of our distinct strategies and markets. In addition, each company can devote more management time and attention toward meeting the unique needs of its respective customers. We believe this focused approach will allow each management team to make decisions more quickly and efficiently.

Flexibility to Pursue Independent Strategies

        As a separate company, we will have greater flexibility to expand on our leadership position in the flexible metal hose and accessory industry by being more independent of Mestek corporate constraints, i.e., having to solicit parent approval for major initiatives, especially those involving capital expenditure, and having to conform to a variety of Mestek policies including benefits, accounting, information technology protocols, bonus criteria and salary administration. As a separate company, we will be better positioned to focus on our strategic growth initiatives.

Targeted Incentives for Employees

        As an independent company, we will have the opportunity to reward employees using equity-based compensation plans that align the incentives of management and employees with the overall financial performance of our business. The results of our business will no longer be impacted by Mestek’s other businesses, thus creating greater incentives for employees whose stock ownership will be more directly tied to our performance. The impact of this form of incentive system on our performance is expected to grow as management and employee ownership increases through the use of stock options and participation in other equity incentive programs.

Direct Access to Capital

        Historically, our ability to access capital was constrained by Mestek’s larger strategic priorities. Operating as a separate publicly traded company, we will have direct access to the capital markets. In addition, we will have the option to use our own equity as acquisition currency should the appropriate strategic opportunities arise.

Greater Market Recognition of Omega Flex Value

        Since the commencement of Omega Flex’s TracPipe® flexible gas piping business in 1996, Omega Flex has witnessed tremendous growth in market penetration and market share, and increased revenues, so that it presently is an industry leader in the flexible gas piping market in the United States. That growth in the TracPipe® business may have been obscured by the overall financial results of Mestek in the intervening years. By becoming a public company, Omega Flex will have a greater visibility in the equity markets through a simpler business model and more visible financial reporting results. This greater visibility could lead to a greater valuation of the Omega Flex than may be currently accorded to it as part of Mestek. Also, the board of directors of Mestek is considering taking Mestek private by implementing a reverse stock split. The proposed “going private” transaction would have the effect of redeeming all shareholders accounts, currently proposed as those accounts holding less than 2,000 shares of Mestek common stock, and paying those shareholders the consideration proposed as part of the “going private” transaction. The Mestek board of directors believes that Omega Flex can take better advantage of the opportunities of being a public company than Mestek, with a better justification of the costs and burdens of being a public company (which Mestek will continue to incur if it remains a public company). By causing the spin-off of Omega Flex from Mestek prior to Mestek “going private”, the Mestek board of directors is enabling all of the Mestek shareholders, as of the record date of the distribution, to participate in the ownership in a public company. The distribution is a method of providing all Mestek shareholders, both those who continue with Mestek, and those who have their Mestek shares redeemed under the going private transaction, to have a portion of their prior investment in Mestek continue to be publicly traded on a national market, in the form of Omega Flex, with the option to participate in the opportunity posed by Omega Flex, or to liquidate their investment at a time and place of their own choosing.

Use of Omega Flex Stock for Acquisitions

        While the growth of the Omega Flex business has since 1996 been a result of new product development and innovation that has been accomplished almost exclusively through the internal resources of Omega Flex, in the future, there may be opportunities for Omega Flex to expand its strategic businesses through the acquisition of one or more complimentary businesses. There can be no assurance that at the time of the prospective acquisition that Omega Flex would have the access to capital or resources to finance such an acquisition exclusively through its own reserves through the issuance of equity securities or through debt financing. With a publicly traded equity stock, Omega Flex would also have the flexibility of acquiring other businesses with its own capital stock, through debt financing, or through a combination of the two financing alternatives.

        However, as noted in “Anti-Takeover Measures”, Omega Flex may be prohibited from engaging in any such acquisition if the structure of such a transaction would cause a “change in control” of Omega Flex, and violate the strictures contained in the continuing agreements with Mestek regarding the acquisition or issuance of our common stock.

        Mestek’s board of directors considered a number of other factors in evaluating the distribution, including the possibility that we may experience disruptions to our business as a result of the distribution, the reaction of Mestek shareholders to the distribution and the one-time and on-going costs of the distribution. Mestek’s board of directors concluded that the potential benefits of the separation outweigh these factors, and that separating our business from Mestek’s other businesses in the form of a tax-free distribution to Mestek shareholders is appropriate and advisable for Mestek and its shareholders. Because Mestek believes a tax-free distribution to Mestek shareholders is the most economical means of separating our business for Mestek and its shareholders, other means of separating the business were not pursued.

Results of the Distribution

        After the distribution, we will be a separate public company operating our current businesses. Immediately after the distribution, we expect to have approximately 1,700 record and beneficial shareholders of our common stock, and approximately 10,153,633 shares of our common stock issued and outstanding. This figure reflects all options exercised by Mestek officers prior to the record date of the distribution for the purchase of Mestek common stock. The distribution will have no effect on the proposed “going private” transaction contemplated by Mestek.

Our Relationship with Mestek after the Distribution

        Following the distribution, we will be an independent public company, and Mestek will not have any stock ownership interest in Omega Flex. Prior to the distribution, we will enter into one or more agreements with Mestek for providing services by Mestek for our benefit, which may include legal, finance, purchasing, and similar corporate services, and allocating liabilities relating to our business, including product liability, tax and other liabilities and obligations attributable to periods prior to, and in some cases, after the distribution. The agreement or agreements also include an agreement that we generally will indemnify Mestek against liabilities arising out of our business, and that Mestek will generally indemnify us against liabilities arising out of Mestek’s retained HVAC and Metal Forming/Metal Processing businesses. The agreement or agreements are attached as exhibits to this information statement.

U.S. Federal Income Tax Consequences of Distribution

        While this discussion summarizes the material U.S. federal income tax consequences of the distribution, it does not address all aspects of U.S. federal income taxation that may be relevant to Mestek shareholders to which special provisions of U.S. federal income tax law may apply based on their particular circumstances or status. For example, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to:

o	Mestek shareholders liable for alternative minimum tax;

o	Mestek shareholders whose "functional currency" is not the U.S. dollar;

o	financial institutions;

o	tax-exempt organizations;

o	traders who acquired their shares of stock by exercising employee stock options or as some other form of compensation;

o	qualified retirement plans;

o	regulated investment companies; or

o	real estate investment trusts.

        Mestek has received a legal opinion from Greenberg Traurig, LLP as to the federal income tax treatment of the distribution. In essence, the legal opinion letter states that the distribution will qualify as a transaction described in Section 355(a) of the Internal Revenue Code. The discussions of the material federal income tax consequences of the distribution set forth below under “Tax Consequences to Mestek Shareholders” and under “Tax Consequences to Mestek and Omega Flex” are based on the U. S. Federal income tax law, as in effect on the date hereof, which law is subject to change potentially with retroactive effect.

        The legal opinion is subject to the accuracy of factual representations and assumptions described in the opinion. If the factual representations or assumptions are incorrect in any material respect, the holdings of the opinion would be jeopardized. We and Mestek are not aware of any facts or circumstances which would cause the representations and assumptions to be untrue. Additionally, events occurring after the distribution could potentially cause some of the representations and assumptions to be untrue and the distribution to be taxable. In this regard, we have agreed to refrain from taking future actions (as specified in a tax responsibility allocation agreement to be entered into by us and Mestek) and to provide further assurances that the distribution will qualify as tax-free. In addition, we have agreed to indemnify Mestek for taxes incurred by Mestek from the distribution if the distribution becomes taxable to Mestek as a result of future events involving our stock or assets, as set forth in the tax responsibility allocation agreement. See “Relationships Between Our Company and Mestek, Inc.—Agreements Between Us and Mestek—Tax Responsibility Allocation Agreement.”

        If the distribution were not to qualify as tax-free to Mestek shareholders, each Mestek shareholder who receives our common stock in the distribution would be treated as if such shareholder received a taxable dividend equal to the value of our common stock received in the distribution. If the distribution were not to qualify as tax-free to Mestek, a corporate level capital gains tax would be payable by Mestek based upon the difference between the fair market value of the stock distributed and Mestek’s adjusted basis in the stock.

Tax Consequences to Mestek Shareholders. Assuming the distribution qualified as tax-free under Section 355 of the Internal Revenue Code:

o	No income gain or loss will be recognized by a Mestek shareholder as a result of the distribution.

o	The aggregate basis of a shareholder’s Mestek common stock and our common stock immediately after the distribution will be the same as the basis of the shareholder’s Mestek common stock immediately before the distribution, allocated between our common stock and the Mestek common stock in proportion to their relative fair market values.

o	The holding period of our common stock received by a Mestek shareholder, will include the holding period of the Mestek common stock with respect to which our common stock was distributed.

        U.S. Treasury regulations require each Mestek shareholder that receives our stock in the distribution to attach to the shareholder’s U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth information as may be appropriate to show the applicability of Section 355 of the Internal Revenue Code. Mestek will provide Mestek shareholders who receive our stock in the distribution with the information necessary to comply with this requirement.

Tax Consequences to Mestek and Omega Flex. Assuming the distribution qualified as tax-free under Section 355 of the Internal Revenue Code:

o	No material amount of gain or loss will be recognized by either Mestek or Omega Flex as a result of the distribution.

        THE SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION SET FORTH ABOVE DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO SHAREHOLDERS THAT ARE NOT U.S. HOLDERS AND DOES NOT ADDRESS ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF U.S. HOLDERS THAT ARE SUBJECT TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE. ALL MESTEK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

Listing and Trading of our Common Stock

        There is currently no public market for our common stock. We have applied to have our common stock listed on the NASDAQ National Market under the symbol “OFLX”. We anticipate that trading of our common stock will commence on a when-issued basis shortly before the record date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading with respect to our common stock will end and regular way trading will begin. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. We cannot predict what the trading prices for our common stock will be before or after the distribution date. In addition, we cannot predict any change that may occur in the trading price of Mestek’s common stock as a result of the distribution.

        The shares of our common stock distributed to Mestek’s shareholders will be freely transferable except for shares received by persons that may have a special relationship or affiliation with us. Persons that may be considered our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us. This may include some or all of our officers and directors. Persons that are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 there under.

Distribution Conditions and Terminations

        We expect that the distribution will be effective on the distribution date, July 29, 2005, provided that, among other things:

o	the SEC has declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, and no stop order relating to the registration statement is in effect;

o	Mestek has received an opinion from Greenberg Traurig that based on certain facts represented to Greenberg Traurig, the distribution will qualify as a tax free transaction under Section 355 of the Internal Revenue Code;

o	we and Mestek have received all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of foreign jurisdictions in connection with the distribution;

o	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the separation and distribution agreement, is in effect; and

o	our application for listing our common stock on the Nasdaq National Market or national stock exchange has been accepted by Nasdaq or such stock exchange.

        The fulfillment of the foregoing conditions will not create any obligation on Mestek’s part to effect the distribution, and Mestek’s board of directors has reserved the right to amend, modify or abandon the distribution and the related transactions at any time prior to the distribution date. Mestek’s board of directors may also waive any of these conditions.

Reason for Furnishing this Information Statement

        This information statement is being furnished solely to provide information to Mestek shareholders who will receive shares of Omega Flex common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Mestek nor we undertake any obligation to update the information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

        Payment of future cash dividends, if any, will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and contractual restrictions with respect to the payment of dividends.

CAPITALIZATION

        The following table sets forth our capitalization on an actual basis as of March 31, 2005, and as adjusted to give effect to the following transactions as though they had been completed on March 31, 2005:

    (1)        The termination of the “put” rights presently held by Kevin Hoben, President, and Mark Albino, Senior Vice President, of Omega Flex with respect to Omega common stock. In accordance with the authoritative accounting literature, this amount, approximated here at $2,384,000, will be reclassified from Common Stock Subject to Put Obligation to Paid in Capital at the date of the distribution, and

    (2)        The 10,153,633 shares of common stock shall be at a par value of $.01 per share, bringing the capital stock to $101,536. This will result in a $49,518 increase to Common Stock and a corresponding $49,518 decrease to Paid In Capital.

    (3)        Transaction costs expected to be incurred by Omega subsequent to March 31, 2005 are approximately $99,000, net of income taxes. Costs to be incurred are in the form of legal advice, audit fees, NASDAQ registration fees, and other minor costs.

        This table should be read in conjunction with “Selected Historical Financial and Operating Data,” “Unaudited Pro Forma Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to our consolidated financial statements included elsewhere in this information statement.

	As of March 31, 2005 Pro Forma
	Actual	Adjustments		Adjusted
	(in thousands)
Common Stock Subject to Put Obligation	$2,384	($2,384)	(1)	---
Current portion of long-term debt	$186	---		$186
Long-term debt:
Mortgage Note	$3,364	---		$3,364
Common Stock	$52	$49	(2)	$101
Paid in Capital	$9,046	$2,384	(1)	$11,381
		($49)	(2)
Retained Earnings	$7,784	($99)	(3)	$7,685
Accumulated Other Comprehensive Income	$604	---		$604
Total stockholder's equity	$17,486	$2,285		$19,771
Total capitalization	$23,420	($99)		$23,321

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

        The following table presents a summary of selected financial information derived from our audited financial statements for the years ended December 31, 2002, 2003 and 2004, and the unaudited financial statements for the years ended December 31, 2000 and 2001, and the unaudited financial statements for the three months ended March 31, 2004 and 2005. The audited financial statements for the years ended December 31, 2002, 2003, and 2004, and the unaudited financial statements for the three months ending March 31, 2004 and 2005 are included elsewhere in this information statement. The historical information presented in the following table may not be indicative of the results of operations or financial position that would have been obtained if we had been an independent company during the periods shown, or of our future performance as an independent company.

        The selected financial information should be read in conjunction with Management’s Discussion & Analysis and the audited financial statements and the corresponding notes included elsewhere in this information statement.

	For the Year Ended December 31							For the Three Months Ended March 31
	2000 (unaudited)	2001 (unaudited)	2002 (audited)	2003 (audited)	2004 (audited)	2004 (unaudited)	2005 (unaudited)
	(in thousands)
Statement of Operations
Net Sales	$31,031	$30,635	$34,963	$36,996	$48,165	$11,087	$13,251
Cost of Sales	17,609	17,581	18,366	18,893	23,397	5,618	6,478
Gross Profit	13,422	13,054	16,597	18,103	24,768	5,469	6,773
Operating Expenses	9,168	9,143	10,805	11,556	15,562	3,462	4,421
Operating Income before Interest and Taxes	4,254	3,911	5,792	6,547	9,206	2,007	2,352
Interest Income (Expense)	301	303	300	335	371	80	64
Other Income net	---	---	---	10	134	1	7
Provision for Income Taxes	1,866	1,746	2,529	2,855	3,710	868	1,035
Net Income	$2,689	$2,468	$3,563	$4,037	$6,001	$1,220	$1,388
Balance Sheet Data
Current Assets	$13,607	$17,177	$23,356	$24,811	$31,299	$25,435	$20,724
Total Assets	$19,833	$22,877	$28,664	$34,432	$40,522	$34,902	$30,166
Current Liabilities	$4,141	$4,688	$6,837	$8,497	$12,840	$7,607	$8,734
Total Liabilities	$4,664	$5,211	$7,425	$8,800	$16,522	$7,910	$12,666
Minority Interest	---	---	$12	$13	$4	$15	$14
Total Shareholders' Equity	$15,169	$17,666	$21,227	$25,619	$23,996*	$26,977	$17,486**
Total Liabilities and Shareholders' equity	$19,833	$22,877	$28,664	$34,432	$40,522	$34,902	$30,166

*Reflects payment of intercompany dividend to Mestek of $7,740,000 (86% of $9,000,000) in October 2004.

**Reflects payment of intercompany dividend to Mestek of $8,041,000 (86% of $9,350,000) in January 2005.

OMEGA FLEX, INC.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma financial statements presented below consist of the unaudited pro forma income statement for the three months ended March 31, 2005 and the twelve months ended December 31, 2004 and the unaudited pro forma balance sheet, as of March 31, 2005. The unaudited pro forma financial statements have been prepared to reflect certain adjustments to our historical financial information, which are described in the Notes to Unaudited Pro Forma Financial Statements, to give effect to the spin-off, as if it had been completed on March 31, 2005 for balance sheet purposes and January 1, 2004 for the statements of operations. The unaudited pro forma financial statements are derived from our unaudited financial statements for the quarter ended March 31, 2005 and audited financial statements for the year ended December 31, 2004, which are included elsewhere in the information statement but do not purport to represent our financial position and results of operation had the distribution occurred on January 1, 2004 or March 31, 2005 or to project our financial performance for any future period. The unaudited pro forma financial statements should be read in conjunction with “Management’s Discussion and Analysis,” our historical audited financial statements, and the related notes included elsewhere in this Information Statement.

OMEGA FLEX, INC.
UNAUDITED PRO FORMA INCOME STATEMENT
(in thousands)

	Historical		Adjustments		Pro Forma
Net Sales	$13,251		---		$13,251
Cost Of Sales	6,478		---		6,478
Gross Profit	6,773		---		6,773
Operating Expenses	4,193		---		4,193	(1)
Stock Based Compensation	228		(228)	(2)	---
Operating Profit	2,352		228		2,580
Interest Income (Expense)	64		(27)	(3)	37
Other Income (Expense)	7		---		7
Income Before Taxes	2,423		201		2,624
Provision For Income Taxes	1,035		(10)	(5)	1,025
Net Income	$1,388		$211		$1,599
Basic Earnings Per Share	$0.14		$0.02		$0.16
Basic Weighted Average Shares Outstanding	10,154	(4)	---		10,154	(4)
Diluted Earnings Per Share	$0.14		$0.02		$0.16
Diluted Weighted Average Shares Outstanding	10,154	(4)	---		10,154	(4)

OMEGA FLEX, INC.
UNAUDITED PRO FORMA INCOME STATEMENT
YEAR ENDED 12/31/04
(in thousands)

	Historical		Adjustments		Pro Forma
Net Sales	$48,165		---		$48,165
Cost Of Sales	23,397		---		23,397
Gross Profit	24,768		---		24,768
Operating Expenses	14,718		---		14,718	(1)
Stock Based Compensation	844		(844)	(2)	---
Operating Profit	9,206		844		10,050
Interest Income (Expense)	371		(346)	(3)	25
Other Income (Expense)	134		---		134
Income Before Taxes	9,711		498		10,209
Provision For Income Taxes	3,710		(132)	(5)	3,578
Net Income	$6,001		$630		$6,631
Basic Earnings Per Share	$0.66		($0.01)		$0.65
Basic Weighted Average Shares Outstanding	9,034	(4)	1,120		10,154	(4)
Diluted Earnings Per Share	$0.59		$0.06		$0.65
Diluted Weighted Average Shares Outstanding	10,154	(4)	---		10,154	(4)

See Notes to the Unaudited Pro Forma Financial Statements following.

OMEGA FLEX, INC.
UNAUDITED PRO FORMA BALANCE SHEET
as of March 31, 2005

	Historical	Adjustments		Pro Forma
Current Assets:			()
Cash and Cash Equivalents	362	---		362
Accounts Receivable-net	7,322	---		7,322
Inventories	6,323	---		6,323
Intercompany Receivable from Parent	6,503	($6,503)	(1)	---
Other Current Assets	214	---		214
Total Current Assets	20,724	(6,503)		14,221
Fixed Assets	5,916	---		5,916
Goodwill	3,526	---		3,526
Other Assets	---	6,503	(1)	6,503
Total Assets	30,166	---		30,166
Current Liabilities:
Current Portion of Long-Term Debt	186	---		186
Accounts Payable	1,676	160	(4)	1,836
Accrued Compensation	648	---		648
Common Stock Subject to Put Obligation	2,384	(2,384)	(2)	---
		(1,716)	(3)
Accrued Commissions	672	---		672
Other Accrued Liabilities	3,168	(61)	(4)	3,107
Total	8,734	(2,285)		6,449
Long Term Debt net of current portion	3,364	---		3,364
Deferred Taxes	568	---		568
Total Liabilities	12,666	(2,285)		10,381
Minority Interest	14	---		14
Shareholders' Equity:
Common Stock	52	49	(3)	101
Paid In Capital	9,046	2,384	(2)	11,381
		(49)	(3)
Retained Earnings	7,784	(99)	(5)	7,685
Accumulated Other Comprehensive Income	604	---		604
Total Shareholders' Equity	17,486	2,285		19,771
Total Liabilities & Shareholders' Equity	$30,166	---		$30,166

See Notes to the Unaudited Pro Forma Financial Statements following.

OMEGA FLEX, INC.

NOTES TO
UNAUDITED PRO FORMA FINANCIAL STATEMENTS

        The accompanying Unaudited Pro Forma Financial Statements have been prepared to reflect the following adjustments to the Company’s historical financial statements to give effect to the spin-off as if it had occurred on March 31, 2005 for balance sheet purposes and January 1, 2004 for income statement purposes. These Unaudited Pro Forma Financial Statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of operations and financial position of the Company. This information should be read in conjunction with our historical financial statements and related notes which are included elsewhere in this information statement.

Income Statement Adjustments:

(1)	Mestek charged management and other fees of $563,000 to the Company in 2004 and $120,000 for the quarter ending March 31, 2005. A review of the specific services Mestek is expected to continue providing subsequent to the planned spin-off described in Note 14 to the accompanying financial statements indicates that the fees will be approximately $70,000 per year, resulting in an annual reduction of $ $492,000. The Company expects that incremental costs related to operating as a public company will approximate $ 492,000 per annum and , accordingly no net adjustment has been made to the 2004 or three month 2005 Pro Forma Income Statements.

(2)	Stock based compensation expense relates to the Company’s potential obligation to its management shareholders in connection with certain “put” rights held by those shareholders. It is expected that these rights will be cancelled by agreement coincident with the spin-off. Accordingly, for purposes of the Pro Forma Income Statement this expense is eliminated.

(3)	The Company’s Interest Income (Expense) for 2004 includes interest income accrued on the intercompany receivable from Mestek of $457,000 for the year ended December 31, 2004 and $101,000 for the quarter ended March 31, 2005. For purposes of the above 2004 and three month 2005 pro forma Income Statements it is assumed that if the spin-off were to occur on January 1, 2004 the incentive stock options held by the Company’s management would have been exercised prior to December 31, 2003. It is further assumed that the Company would have issued a $9 million dollar dividend subsequent to the exercise of the options but prior to the spin-off (as happened in fact in 2004) and it is further assumed that the management shareholders and the Company would have agreed to waive the put and call rights discussed in greater detail in Note 12 to the accompanying financial statements (as is expected to happen in connection with the actual spin-off) resulting in an addition to paid in capital at January 1, 2004 of approximately $2,621,000. It is further assumed that prior to the spin-off the Company would have declared and paid a dividend analogous to the $9,350,000 dividend paid in January of 2005 which was approved by the Company's board of directors at the same time as the first $9 million dividend, and was integrally related to the exercise of the above options and the pending spin-off. This second hypothetical dividend would have been limited to approimately $5.5 million due to the minimum capitalization requirements of the NASDAQ listing standards. The cumulative effect of these assumptions would be to reduce the Intercompany Receivable from Mestek as of January 1, 2004 to approximately $819,000 which amount would then have been converted to a Note Receivable from Mestek accruing interest at the three year Treasury Note rate plus 100 basis points. After accounting for additional interest income which would be earned in 2004 and 2005 on funds otherwise transferred in the ordinary course to Mestek, the Company has determined that its interest income would have been reduced by $346,000 in 2004 and $27,000 in the first quarter of 2005.

(4)	For purposes of comparability the weighted average shares outstanding for the historical 2004 figures are adjusted to give retroactive affect to the stock split authorized on March 14, 2005 and completed on June 23, 2005 as if it had occurred on January 1, 2004. The stock split ratio is assumed to be 1 to 10,153.633 for the historical basic and diluted weighted average shares and also for the pro forma basic and diluted weighted average shares reflecting the fact that 132,022 additional shares of Mestek common stock were issued to several holders of Mestek stock options prior to June 23, 2005, the record date for the “spin off” of Omega shares to Mestek stockholders. The purpose of the pro forma adjustment to the basic weighted average shares outstanding was to reflect the exercise of the Company's stock options by Kevin Hoben, President, and Mark Albino, Senior Vice President, on October 12, 2004 for historical purposes, as compared with January 1, 2004 for pro forma purposes. The historical diluted weighted average shares outstanding reflect the hypothetical exercise of these options as of January 1, 2004.

(5)	Represents the estimated tax effect of the other pro forma adjustments at our effective rate for the periods presented adjusted for restrictions on the deductibility of stock based compensation expense.

Balance Sheet Adjustments:

(1)	The conversion of the remaining intercompany receivable from Mestek, approximated here at $6,503,000 at the date of the distribution to a formal promissory note bearing interest at the then prevailing 3 year Treasury Note yield plus 100 basis points and maturing in 36 months.

(2)	The termination of the “put” rights presently held by Kevin Hoben, President, and Mark Albino, Senior Vice President, of Omega Flex with respect to Omega Flex common stock. In accordance with the authoritative accounting literature, this amount, approximated here at $2,384,000 , will be reclassified from Common Stock Subject to Put Obligation to Paid in Capital at the date of the distribution.

(3)	The 10,153,633 shares of common stock shall be at a par value of $.01 per share, bringing the capital stock to $101,536. This will result in a $49,518 increase adjustment to Common Stock and a corresponding $49,518 decrease to Paid In Capital.

(4)	The Company expects to incur additional transaction costs beyond March 31, 2005 until the date “of spin-off” in the amount of $160,000 less applicable income taxes of $61,000 for a net cost of $99,000. Costs to be incurred are in the form of attorneys’ fees, audit fees, NASDAQ registration fees, and other minor costs.

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with the audited financial statements and corresponding notes, and the unaudited pro forma financial statements and corresponding notes, found elsewhere in this information statement. This section of the information statement contains forward-looking statements. Please see the section titled “Cautionary Note Regarding Forward-looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

        We are one of the world’s leading manufacturers of flexible metal hose. Our focus is to utilize our core strengths of manufacturing technology and product innovation to develop and grow a suite of products built around the unique capabilities and benefits of flexible metal hose. We are currently engaged in a number of different markets in which our products are utilized, including construction, manufacturing, transportation, petrochemical, pharmaceutical and other industries.

        We operate our business as a single operating segment that consists of the manufacture and sale of flexible metal hose and accessories. All of our annular flexible metal hose is manufactured at our Exton, Pennsylvania facility using rotary process fabricating lines to manufacture all products having an inner diameter of two inches or less. Larger diameter hoses are a small fraction of our business and are made using different manufacturing methods. A majority of our sales across all industries are generated through independent outside sales organizations such as sales representatives, wholesalers and distributors, or a combination of both.

Effect of Spin-off from Mestek

        As discussed elsewhere in this information statement, we have historically utilized the corporate services of our 86% shareholder, Mestek, Inc. to handle a variety of functions for us, including strategic business planning, legal, financial, insurance, human resources and employee benefits, and environmental health and safety functions. After the distribution, we will be a stand-alone company and although we have entered into one or more agreements with Mestek for a continuation of some or all of these services, the terms and the prices on which such services are rendered may be different than the terms and prices in effect prior to the distribution. We will also undertake additional costs associated with being a public company, including fees for national stock exchange and transfer agents, independent auditors, board of directors and committee fees, outside consultants to assist with review and testing of accounting systems, and general legal and other expenses associated with the distribution. These anticipated costs are not reflected in our historical financial statements or results of operations.

NON-GAAP FINANCIAL MEASURES

RETURN ON AVERAGE NET ASSETS EMPLOYED

2004, 2003, 2002, and 1st Quarter 2005

        The following analysis of the Company’s Results of Operations focuses on the relationship of “Core Operating Profits”, a “non-GAAP financial measure”, as defined below, to Average Net Assets Employed, as defined below. Management believes this focus, which is essentially an “enterprise value” point of view, is more useful to investors as it isolates and relates the Company’s ongoing pre-tax, pre-interest, operating earnings to the total capital invested, whether debt or equity capital.

        The Company’s Operating Profits in 2004, 2003 2002 and the first quarter 2005, as reflected in the accompanying Consolidated Financial Statements, included Non-Cash Stock Based Compensation Charges of $844,000, $668,000. $635,000 and $228,000, respectively, that relate to the “put” rights of two of the Company’s principal executive officers (who are also shareholders of Omega Flex prior to the distribution) which potentially obligate the Company to repurchase the officer’s option shares at book value, as more fully explained in Notes 12 and 14 to the accompanying financial statements. The accrual of these charges reflects the conservative assumption that the “put” rights will be exercised and are therefore properly reflected in Operating Profits in accordance with generally accepted accounting principles (“GAAP”). These charges are added back in arriving at “Core Operating Profits”. However, in light of the Company’s present plans to become a publicly traded company, as more fully described herein, it is increasingly unlikely that the put rights will be exercised. Accordingly, management believes that the true economic earning power of the Company in the first quarter 2005 and for the years 2004, 2003, and 2002 is more clearly identified by disregarding these charges. It is expected that the aforementioned “put” rights will be extinguished by agreement coincident with the planned “spin-off” of Omega, as more fully described in Note 14 to the Consolidated Financial Statements.

        Core Operating Profits, as the term is used herein, is defined as Operating Profits determined in accordance with GAAP, as reflected in the accompanying financial statements, plus the aforementioned Non-Cash Stock Based Compensation Charges.

        “Core Operating Profits” as defined above represents a “non-GAAP financial measure” which is reconcilable with the “comparable GAAP financial measure”, Operating Profits, as follows:

	Years				1st Qtr
	2004	2003	2002	2005
	(in thousands)
Operating Profits (comparable GAAP financial measure)	$9,206	$6,547	$5,792	$2,352
Plus: Non-Cash Stock Based Compensation Charges	844	668	635	228
Core Operating Profits (non-GAAP financial measure)	$10,050	$7,215	$6,427	$2,580

        The Company’s Return on Average Net Assets Employed, defined as Core Operating Profits, over Average Net Assets Employed From Continuing Operations (Total Assets less Current and Non Current Liabilities-other than Current and Non Current Portions of Long-Term Debt-averaged over 12 months) for the years 2004, 2003, and 2002, and 3 months ended March 31, 2005 was as follows:

	Years				1st Qtr
	2004	2003	2002	2005
	(in thousands)
Core Operating Profits (non-GAAP financial measure)	$10,050	$7,215	$6,427	$2,580
Average Net Assets Employed from Continuing Operations	$15,873	$11,873	$10,880	$13,313
Return on Average Net Assets Employed-Annualized	63.31%	60.77%	59.07%	77.52%

        The increase in overall Return on Average Net Assets Employed from 59.07% in 2002 to 63.31% in 2004 reflected several themes:

1.	The Company’s sales increased 37.8%, principally in the TracPipe® flexible gas piping product, as more fully described under “Results of Operations.”

2.	Core operating profits increased 56.4% principally from our ability to sustain higher levels of growth without adding commensurate continuing resource costs, increased levels of sales, enhanced purchasing efficiencies, and our ability to effectively gain productivity increases at the higher volumes.

3.	Our abilities to effectively manage existing costs by gaining higher levels of manufacturing efficiencies, coupled with enhanced purchasing practices, also as more fully described under “Results of Operations”.

4.	Purchase of Omega Flex’s main production facility by its subsidiary, Exton Ranch.

RESULTS OF OPERATIONS

ANALYSIS: March 2005 Vs. March 2004

        The Company reported comparative results from continuing operations for 1 Qtr 2005 and 1 Qtr 2004 as follows:

	1st Quarter				1st Quarter
	2005 ($000)	2005%	2004 ($000)	2004%
Net Sales	$13,251	100.00%	$11,087	100.00%
Gross Profit	$6,773	51.11%	$5,469	49.33%
Core Operating Profits (a non-GAAP financial measure)	$2,580	19.47%$	2,190	19.75%
Average Net Assets Employed (ANAE)	$13,313		$14,550
Return on ANAE - Annualized	77.52%		60.21%

        The Company’s sales increased $2,164,000 (19.5%) from $11,087,000 in the first quarter 2004 versus $13,251,000 in the first quarter 2005 due to continued strong sales of the Company’s flagship TracPipe® flexible gas piping product and its patented connection system. TracPipe® is a corrugated stainless steel tubing product developed especially for use in the piping and installation of gas appliances. Sales of TracPipe® were sustained by relatively strong single family and multi-family residential construction activity driven by historically low interest rates. The $2,164,000 increase in sales from first quarter 2004 to first quarter 2005 reflects volume increases of $692,000 and net price increases of $1,472,000.

        The Company’s gross profit margins were up slightly from 49.33% in the first quarter 2004 to 51.11% in the first quarter 2005 indicative of our abilities to effectively price our products, despite inflationary pressures affecting stainless steel and other commodities

        Reflecting the factors mentioned above, Core Operating Profit, a non-GAAP financial measure, increased by 17.8% from $2,190,000 in the first quarter 2004 to $2,580,000 in the first quarter 2005. Core Operating Profit, a non-GAAP financial measure, is reconcilable with Operating Profit, the most directly comparable GAAP financial measure, as follows:

	1st Quarter
	2005	2004
	(in thousands)
Core Operating Profits (a non-GAAP financial measure)	$2,580	$2,190
Non-Cash Stock Based Compensation Expense	(228)	(183)
Operating Profits (comparable GAAP financial measure)	$2,352	$2,007

        Selling, General and Administrative, and Engineering expenses for the first quarter 2005 of $4,421,000 exceeded the first quarter 2004 by $959,000, or 27.7%. As a percentage of net revenues, these expenses increased from 31.2% of net revenues in the first quarter 2004 to 33.4% in the first quarter 2005 due to increased costs associated with higher net sales, legal costs, and management incentive compensation, offset by reduced expenditures for new product development.

        Interest Income on intercompany notes receivable was $101,000 in the first quarter 2005 and $80,000 for the first quarter 2004. Interest Expense was $37,000 for the first quarter 2005 and $0 for the first quarter 2004, reflecting commercial bank borrowings in April 2004 related to the Company’s purchase of its manufacturing premises, as more fully explained in Note 6 to the accompanying financial statements and as discussed in more detail in the Liquidity and Capital Structure section herein.

        Income Tax Expense for first quarter 2005, as a percentage of pretax income, differed slightly from the “expected” income tax expense due to federal and state income tax limitations on deductions related to Incentive Stock Options, as more fully described in Note 6 to the accompanying financial statements.

ANALYSIS: 2004 VS. 2003

        The Company reported comparative results from continuing operations for 2004 and 2003 as follows:

	2004 ($000)	2004%	2003 ($000)	2003%
Net Sales	$48,165	100.00%	$36,996	100.00%
Gross Profit	$24,768	51.42%	$18,103	48.93%
Core Operating Profits (a non-GAAP financial measure)	$10,050	20.87%	$7,215	19.50%
Average Net Assets Employed (ANAE)	$15,873		$11,873
Return on ANAE	63.31%		60.77%

        The Company’s net sales for 2004 of $48,165,000 exceeded 2003 by $11,169,000, or 30.2% due to strong sales of the Company’s flagship TracPipe® flexible gas piping product and its patented connection system, which were sustained by continued relatively strong single family and multi-family residential construction activity driven by historically low interest rates. The $11,169,000 increase from 2003 to 2004 reflects volume increases of $7,809,000 and net price increases of $3,360,000.

        The Company’s gross profit margins for 2004 of 51.42% were up 2.49 percentage points from 48.93% in 2003, despite heavy inflationary pressures affecting stainless steel and other commodities, due to our abilities to stabilize costs for our raw materials in exchange for committed volume purchases, continued manufacturing efficiencies, improved inventory control procedures and our ability to recoup our costs in the market place. Our commitments were not expected to, nor did they, exceed our requirements for the year. Reflecting the factors mentioned above, Core Operating Profit, a non-GAAP financial measure, increased by 39.3% from $7,215,000 in 2003 to $10,050,000 in 2004. Core Operating Profit, a non-GAAP financial measure, is reconcilable with Operating Profit, the most directly comparable GAAP financial measure, as follows:

	2004	2003
	(in thousands)
Core Operating Profits (a non-GAAP financial measure)	$10,050	$7,215
Non-Cash Stock Based Compensation Expense	(844)	(668)
Operating Profits (comparable GAAP financial measure)	$9,206	$6,547

        Sales expense increased $2,140,000 from $6,569,000 in 2003 to $8,709,000 in 2004. As a percentage of revenues, these costs increased from 17.8% in 2003 to 18.1% in 2004, reflecting the effect of increased costs due to volume, principally commissions and freight costs, additional sales personnel including employee-related expenses and advertising. Promotional incentives and year end rebates, which have been deducted in arriving at net sales, increased in 2004 versus 2003 thereby decreasing net sales, serving to further increase the sales expense as a percentage of net sales.

        General and Administrative expenses increased $1,936,000 from $3,554,000 in 2003 to $5,490,000 in 2004. As a percentage of revenues, these costs increased from 9.6% in 2003 to 11.4% in 2004, reflecting the effect of the expenses associated with legal issues detailed in the section entitled “Business” under “Legal Proceedings”, increased product liability insurance costs, management compensation, and computer expenses

        Engineering expense decreased $70,000 from $1,433,000 in 2003 to $1,363,000 in 2004. As a percentage of continuing revenues, these costs decreased from 3.9% in 2003 to 2.8% in 2004, reflecting the effect of improved revenues and reduced spending for new product qualification expenses

        Interest Expense was incurred for the first time in 2004, reflecting commercial bank borrowings in 2004 related to the Company’s purchase of its manufacturing premises, as more fully explained in Note 6 to the accompanying financial statements and as discussed in more detail in the Liquidity and Capital Structure section herein.

        Income Tax Expense for 2004, as a percentage of pretax income, was consistent with the “expected” income tax expense, as more fully described in Note 6 to the accompanying financial statements.

ANALYSIS: 2003 VS. 2002

        The Company reported comparative results from continuing operations for 2003 and 2002 as follows:

	2003 ($000)	2003%	2002 ($000)	2002%
Net Sales	$36,996	100.00%	$34,963	100.00%
Gross Profit	$18,103	48.93%	$16,597	47.47%
Core Operating Profits (a non-GAAP financial measure)	$7,215	19.50%$	6,427	18.38%
Average Net Assets Employed (ANAE)	$11,873		$10,880
Return on ANAE	60.77%		59.07%

        The Company’s net sales for 2003 of $34,963,000 exceeded 2002 by $2,033,000, or 4.8% due to incremental growth in the Company’s flagship TracPipe® flexible gas piping product and patented connection system. Sales of TracPipe® were supported by continued improvement in single family and multi-family residential housing starts buoyed by relatively low interest rates.

        The Company’s gross profit margins for 2003 of 48.93% were up 1.46 percentage points from 47.47% in 2003 due to enhanced procurement practices and manufacturing efficiencies.

        Reflecting the factors mentioned above, Core Operating Profit, a non-GAAP financial measure increased by 12.3% from $6,427,000 in 2002 to $7,215,000 in 2003. Core Operating Profit, a non-GAAP financial measure, is reconcilable with Operating Profit, the most directly comparable GAAP financial measure, as follows:

	2003	2002
	(in thousands)
Core Operating Profits (a non GAAP financial measure)	$7,215	$6,427
Non-Cash Stock Based Compensation Expense	(668)	(635)
Operating Profits (comparable GAAP financial measure)	$6,547	$5,792

        Sales expense increased $202,000 from $6,367,000 in 2002 to $6,569,000 in 2003, reflective of the costs associated with additional sales personnel. As a percentage of revenues, these costs decreased slightly from 18.2% in 2002 to 17.8% in 2003.

        General and Administrative expenses increased $351,000 from $3,203,000 in 2002 to $3,554,000 in 2003. As a percentage of revenues, these costs increased slightly from 9.2% in 2002 to 9.6% in 2003,

        Engineering expense increased $198,000 from $1,235,000 in 2002 to $1,433,000 in 2003. As a percentage of revenues, these costs increased from 3.5% in 2002 to 3.9% in 2003, reflecting the costs for new products development.

        Interest income increased slightly from $300,000 in 2002 to $335,000 in 2003, reflecting the interest on the intercompany receivable from Mestek, as more fully explained in Note 4 to the accompanying financial statements and as discussed in more detail in the Liquidity and Capital Structure section herein.

        Income Tax Expense for 2003, as a percentage of pretax income, differed slightly from the “expected” income tax expense due to federal and state income tax limitations on deductions related to Incentive Stock Options, as more fully described in Note 6 to the accompanying financial statements.

COMMITMENTS AND CONTINGENCIES

        The Company is obligated under Indemnity Agreements executed on behalf of 11 of the Company’s officers and directors. Under the terms of the Agreement, the Company is contingently liable for costs which may be incurred by the officers and directors in connection with claims arising by reason of these individuals’ roles as officers and directors.

        The Company retains significant obligations under its commercial insurance policies. For losses occurring in the policy years ending October 1, 2004 and October 1, 2005, the Company retained liability for the first $2,000,000 per occurrence of commercial general liability claims (including products liability claims), subject to an agreed aggregate. For losses occurring in the policy year ended October 31, 2003, the Company retained liability for the first $500,000 per occurrence of commercial general liability claims (including product liability), subject to an agreed aggregate. In addition, for all the three years, the Company retained liability for the first $250,000 per occurrence of workers compensation coverage, subject to an agreed aggregate. The Company maintains reserves for its obligations under these various policies based on claim experience and the reserves established by the insurers in relation to these claims. The reserve balances at December 31, 2004 and 2003 were not material in amount.

        The Company is obligated as a guarantor with respect to the debt of Mestek, Inc. under its primary commercial bank line of credit. In accordance with FIN 45, the Company has evaluated the fair value of the guarantee obligation as of December 31, 2004 and December 31, 2003 and concluded that the fair value at these dates was not material and accordingly no liability has been recorded on the books of the Company in respect of the guarantee. As and when the “Omega Flex Spin-off” described in more detail in Note 14 is completed, the Company expects that Mestek and its primary commercial banks will agree to terminate the Company’s obligation as guarantor.

        The Company is subject to several legal actions and proceedings in which various monetary claims are asserted. Management, after consultation with its corporate legal department and outside counsel, does not anticipate that any ultimate liability arising out of all such litigation and proceedings will have a material adverse effect on the financial condition of the Company. However, the Company is engaged in a litigation matter that was filed in the Clark County Circuit Court, in Arkansas, alleging that the Company’s corrugated stainless steel tubing product, TracPipe®, and similar products manufactured by several other manufacturers, also named as defendants in the case, is defective, or that instructions, warnings and training in the installation of corrugated stainless steel tubing are defective, against potential damage to the corrugated stainless steel tubing systems, and the structures served by these systems, caused by the nearby lightning strikes. The plaintiffs in this case have named three other corrugated stainless steel tubing manufacturers, and one plumber residing in Arkansas, as defendants in this matter, and are seeking class action certification as representatives of all similarly situated persons in the United States, or in the alternative, in Arkansas and Texas, pursuant to the Arkansas rules of civil procedure. The case has only recently been filed, and no determinations have been made as of the date of this information statement whether to certify the class either within the United States, or within the states of Texas and Arkansas. We believe that the plaintiffs’ claims are entirely without merit and are defending the matter vigorously. At this time, there is no ability to estimate the cost of defense or potential damages related to this matter.

Warranty Commitments

        Gas transmission products, such as those made by the Company, carry potentially serious personal injury risks in the event of failures in the field. As a result, the Company has extensive internal testing and other quality control procedures and historically the Company has not had a meaningful failure rate in the field due to the extensive nature of these internal controls. Accordingly, the Company does not maintain a warranty reserve beyond a nominal amount as of December 31, 2004 or December 31, 2003.

FUTURE IMPACT OF KNOWN TRENDS OR UNCERTAINTIES

        The Company’s operations are sensitive to a number of market factors, any one of which could materially adversely affect its results of operations in any given year:

        Construction Activity—The Company is directly impacted by the level of single family and multi-family residential housing starts and, to a lesser extent, commercial construction starts. Historically low interest rates in 2004 contributed to continued strong residential construction activity in that year. Significant increases in interest rates or reductions in residential construction activity for other reasons in future periods, however, could be expected to adversely affect the Company’s revenues, possibly materially.

        Technological Changes—Although the HVAC industry has historically been impacted by technology changes in a relatively incremental manner, it cannot be discounted that radical changes—such as might be suggested by fuel cell technology, burner technology and/or other developing technologies which might impact the use of natural gas—could materially adversely affect the Company’s results of operations and/or financial position in the future.

        Environmental Laws Affecting Operations and Product Design— The Company is subject to numerous laws and regulations that govern the discharge and disposal of materials into the environment. The Company’s operations, and its products to the extent that they are related to combustion in HVAC applications as currently designed and applied, entail the risk of future noncompliance with the evolving landscape of environmental laws regulations and industry standards. The cost of complying with the various environmental laws regulations and industry standards is likely to increase over time, and there can be no assurance that the cost of compliance, including changes to manufacturing processes and design changes to current HVAC product offerings that involve the creation of carbon dioxide or other currently unregulated compounds emitted in atmospheric combustion, or efficiency standards, will not over the long-term and in the future have a material adverse affect on the Company’s results of operations.

        Weather Conditions—The Company’s flagship TracPipe® product is used in residential and commercial heating applications. As such, the demand for its products depends upon colder weather and benefits from extreme cold. Severe climatic changes, such as those suggested by the “global warming” phenomenon, could over time adversely affect the Company’s results of operations and financial position.

        Purchasing Practices—It has been the Company’s policy in recent years to aggregate purchase volumes for high value commodities with fewer vendors to achieve maximum cost reductions while maintaining quality and service. This policy has been effective in reducing costs but has introduced additional risk which could potentially result in short-term supply disruptions or cost increases from time to time in the future.

        Supply Disruptions and Commodity Risks—The Company uses a variety of materials in the manufacture of its products, including stainless steel, polyethylene and brass for its AutoFlare® connectors. In connection with the purchase of commodities, principally stainless steel for manufacturing requirements, the Company enters into some commodity forward agreements to effectively hedge a portion of the cost of the commodity. This forward approach is done for a portion of the Company’s requirements, while the balance of the transactions required for these commodities are conducted in the cash or “spot” market. The forward agreements require the Company to accept delivery of the commodity in the quantities committed, at the agreed upon forward price, and within the timeframe specified. The cash or “spot” market transactions are executed at the Company’s discretion and at the current market prices. In addition to the raw material cost strategy described above, the Company enters into fixed pricing agreements for the fabrication charges necessary to convert these commodities into useable product. Management believes at present that it has adequate sources of supply for its raw materials and components (subject to the risks described above under Purchasing Practices) and has historically not had significant difficulty in obtaining the raw materials, component parts or finished goods from its suppliers. The Company is not dependent for any commodity on a single supplier, the loss of which would have a material adverse effect on its business.

        Interest Rate Sensitivity—The Company’s borrowings are relatively small compared to its cash flow and are largely LIBOR rate based. The Company believes that a 100 basis-point increase in its cost of funds would not have a material effect on the Company’s financial statements taken as a whole. Interest rates are nonetheless significant to the Company as a participant in the residential construction industry. (See Construction Activity, above.)

        Retention of Qualified Personnel – The Company does not operate with multiple levels of management. It is relatively “flat” organizationally, which does subject the Company to the risks associated with the loss of critical managers for whatever reason. From time to time, there may be a shortage of skilled labor, which may make it more difficult and expensive for the Company to attract and retain qualified employees. The Company is dependent upon the relatively unique talents and managerial skills of a small number of key executives.

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

        Financial Reporting Release No. 60, released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 1 of the Notes to the Consolidated Financial Statements includes a summary of the significant accounting policies and methods used in the preparation of our Consolidated Financial Statements. The following is a brief discussion of the Company’s more significant accounting policies.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates and assumptions relate to revenue recognition, accounts receivable valuations, inventory valuations, goodwill valuation, intangible asset valuations, product liability costs, workers compensation claims reserves, health care claims reserves, and accounting for income taxes. Actual amounts could differ significantly from these estimates.

        Our critical accounting policies and significant estimates and assumptions are described in more detail as follows:

        Accounts Receivable

        Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. The estimated allowance for uncollectible amounts is based primarily on specific analysis of accounts in the receivable portfolio and historical write-off experience. While management believes the allowance to be adequate, if the financial condition of the Company’s customers were to deteriorate, resulting in impairment of their ability to make payments, additional allowances may be required.

        Product Liability Reserves

        As explained in more detail in Note 11 to the Consolidated Financial Statements, the Company has absorbed significantly higher levels of insurance risk subsequent to September 11, 2001 due to the effects of September 11, 2001 on pricing in the commercial insurance marketplace. As a result, the Company must establish estimates relative to the outcome of various product liability and general liability matters which are inherently judgmental and subject to ongoing change.

        Inventory

        The Company values its inventory at the lower of cost to purchase and/or manufacture the inventory, principally determined on the first-in, first-out (“FIFO”) method, or the current estimated market value of the inventory. The Company periodically reviews inventory quantities on hand and records a provision for excess and/or obsolete inventory based primarily on its estimated forecast of product demand, as well as based on historical usage. A significant decrease in demand for the Company’s products or technological changes in the industries in which the Company operates could result in an increase of excess or obsolete inventory quantities on hand, requiring adjustments to the value of the Company’s inventories.

        Revenue Recognition

        The Company’s revenue recognition activities relate almost entirely to the manufacture and sale of its flexible metal hose and related products. Under generally accepted accounting principles, revenues are considered to have been earned when the Company has substantially accomplished what it must do to be entitled to the benefits represented by the revenues. With respect to sales of the Company’s products, the following criteria represent preconditions to the recognition of revenue:

* persuasive evidence of an arrangement must exist;

* delivery has occurred or services rendered;

* the sales price to the customer is fixed or determinable; and

* collection is reasonably assured.

        Warranty

        Gas transmission products, such as those made by the Company, carry potentially serious personal injury risks in the event of failures in the field. As a result, the Company has extensive internal testing and other quality control procedures and historically the Company has not had a meaningful failure rate in the field due to the extensive nature of these internal controls. Accordingly, the Company does not maintain a warranty reserve beyond a nominal amount as of December 31, 2004 or December 31, 2003.

        Health Care Claim Reserves

        The Company self-insures a substantial portion of the health benefits provided for its employees and maintains reserves in this regard. The Company relies upon a recognized actuarial consulting firm to help it set and maintain these reserves.

        Workers Compensation Claims Reserves

        The Company provides workers compensation coverage principally through commercial insurance carriers using “high deductible” programs, which require the Company to reserve for and pay a high proportion of its workers compensation claims payable. The Company relies upon the expertise of its insurance carriers and its own historical experience in setting the reserves related to these claims.

        Goodwill and Intangible Assets

        Effective January 1, 2002, the Company adopted the provisions of FAS No. 142, “Goodwill and Other Intangible Assets”. This statement affected the Company’s treatment of goodwill and other intangible assets. The statement required that goodwill existing at the date of adoption be reviewed for possible impairment and that impairment tests be periodically repeated, with impaired assets written down to fair value. Additionally, existing goodwill and intangible assets were required to be assessed and classified within the statement’s criteria. Intangible assets with finite useful lives continued to be amortized over those periods. Amortization of goodwill and intangible assets with indeterminable lives ceased.

        The Company completed the first step of the transitional goodwill impairment test during the six months ended June 30, 2002 based on the amount of goodwill as of the beginning of fiscal year 2002, as required by FAS No. 142. The Company performed a valuation to determine the fair value of the Company. Based on the results of the first step of the transitional goodwill impairment test, the Company determined that no goodwill impairment existed as of January 1, 2002. The Company performed an annual impairment test in accordance with FAS 142 as of December 31, 2004 and 2003. The analysis under step one of FAS 142 indicated no impairment of goodwill existed as of December 31, 2003 or 2004.

        Accounting for Income Taxes

        The Company has elected in 2004 and prior years to file its federal income tax return as part of the Mestek, Inc. parent company, consolidated return. Mestek and Omega account for Omega’s federal tax liabilities on the “separate company basis” method in accordance with FAS 109, Accounting for Income Taxes. Under this method Omega records tax expense and related deferred taxes and tax benefits in a manner comparable to that which it would record if it were not affiliated with Mestek.

        The preparation of the Company’s Consolidated Financial Statements requires it to estimate its income taxes in each of the jurisdictions in which it operates, including those outside the United States which may be subject to certain risks that ordinarily would not be expected in the United States. The income tax accounting process involves estimating its actual current exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation and stock based compensation, for tax and accounting purposes. These differences result in the recognition of deferred tax assets and liabilities. The Company must then record a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. Significant management judgment is required in determining the Company’s provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. In the event that actual results differ from these estimates or the Company adjusts these estimates in future periods, it may need to adjust its valuation allowance which could materially impact its financial position and results of operations.

        Intercompany Service Fees

        The Company has historically paid fees to Mestek, its 86% shareholder, for various services including legal, treasury, tax, employee benefits, insurance, executive oversight and other services. The Company’s historical financial statements reflect these fees which have approximated 1% of net sales in recent years. The fees charged represent estimates of the value of the services provided. The cost to procure these services on a stand-alone basis may differ materially from these estimates.

IMPACT OF INFLATION

        Stainless steel and other related commodities represent a significant portion of the Company’s prime costs. As such, the Company’s margins are vulnerable to inflationary pressures which affect the commodity markets from time to time. Margins were not significantly impacted by such commodity cost increases in 2004 due to the timely implementation of price increases to our customers and to effective hedging of commodity exposures, as explained above. If the rate of inflation continues to climb in 2005, with concurrent interest rate increases, the Company expects that the construction markets and the commodity markets in which it operates could be adversely impacted, thus potentially impacting the Company’s results of operations.

LIQUIDITY AND CAPITAL RESOURCES

Twelve Months ended December 31, 2004

        Long-Term Debt increased in 2004 by $3,411,000 reflecting the following:

(in thousands)

Total Debt at December 31, 2003	$ 0
Plus: Mortgage Financing on Exton, PA facility	3,720
Less: Principal Payments and Current Portion at Year-End	(309)
Total Long-Term Debt at December 31, 2004	$ 3,411

        The Company’s Long-Term Debt to Equity ratio at December 31, 2004 is 14.2% . The ratio of the Company’s Funded Debt (Long-Term Debt plus Current Portion of Long-Term Debt to Shareholders’ Equity) was 15.0% at December 31, 2004. The ratio of the Company’s Funded Debt at December 31, 2004 to its 2004 Adjusted EBITDA (a non-GAAP financial measure) was approximately .34 times. Adjusted EBITDA is defined as Operating Profit determined in accordance with GAAP plus Depreciation, Amortization, and Non-Cash Stock Based Compensation Expense.

Funded Debt December 31, 2004:
Current Portion of Long-Term Debt	$186
Long-Term Debt	3,411
$3,597
Adjusted EBITDA - 2004:
Operating Profit	$9,206
Plus Non-Cash Stock Based Compensation	844
Plus Depreciation and Amortization	665
$10,715
Funded Debt to Adjusted EBITDA	.34

Three months ended March 31, 2005

Long-Term Debt decreased in the first quarter 2005 by $47,000 reflecting the following:

(in thousands)

Long Term Debt at December 31, 2004	$3,411
Less: Principal Payments during the quarter	(47)
Total Long-Term Debt at March 31, 2005	$3,364

        The Company’s Long-Term Debt to Equity ratio annualized at March 31, 2005 is 19.2%. The ratio of the Company’s Funded Debt (Long-Term Debt, Current Portion of Long-Term Debt) to Shareholders’ Equity was 20.3 % at March 31, 2005. The ratio of the Company’s Funded Debt at March 31, 2005 to its Adjusted EBITDA (a non-GAAP financial measure) was approximately .32 times. Adjusted EBITDA is defined as Operating Profit determined in accordance with GAAP plus Depreciation, Amortization, and Non-Cash Stock Based Compensation Expense.

Funded Debt March 31, 2005:
Current Portion of Long-Term Debt	$186
Long-Term Debt	3,364
$3,550
Adjusted EBITDA - 1st Quarter 2005:
Operating Profit	$2,352
Plus Non-Cash Stock Based Compensation	228
Plus Depreciation and Amortization	167
$2,747
Funded Debt to Adjusted EBITDA	.32

        As of March 31, 2005 and December 31, 2004, the Company had no commercial bank line of credit for working capital purposes. The Company has historically relied upon its parent, Mestek, Inc. (Mestek), to provide working capital and other credit as needed through an intercompany account relationship. The Company has consistently transferred more cash to Mestek than it has borrowed resulting in cumulative intercompany receivables from Mestek at March 31, 2005, December 31, 2004 and December 31, 2003 of $6,503,000, $16,572,000, $14,059,000, respectively. The Company’s intercompany receivable from Mestek includes interest accrued on the average balances outstanding during each quarter at rates which approximate LIBOR plus one percent. The intercompany receivable was reduced in January of 2005 by $9,350,000 in connection with the payment of a dividend to Mestek and the Company’s management shareholders. It is expected that the remaining balance as of the effective date of the "Spin-Off" will be converted to a long-term note receivable from Mestek. The Company believes it has a number of options available to it relative to third party commercial bank financing and is expecting, in connection with the planned “Spin-Off” of the Company, as more fully described in Note 14 to the accompanying consolidated financial statements, to establish a working capital line of credit with a commercial bank after the “Spin-Off” in the amount of $5 million.

        The Company believes its liquidity position as of March 31, 2005 and December 31, 2004 is fully adequate to meet foreseeable future needs. The Company also believes that it will possess adequate cash reserves and will be able to obtain sufficient working capital lines of credit subsequent to the planned “Spin-Off” to meet its day-to-day needs including any acquisitions or capital expenditures it can reasonably foresee at this time.

        On October 19, 2004, Mestek, the Company’s parent, entered into a multi-bank, $70 million three-year, committed, unsecured revolving loan and letter of credit agreement. Until the date of the Spin-Off, the Company believes that Mestek will continue to make available through this facility, and via the intercompany account described above, sufficient funds to meet the Company’s day-to-day working capital needs.

        The Company is obligated and historically has been obligated, as a guarantor with respect to the debt of Mestek, Inc. under it primary commercial bank line of credit. In accordance with FIN 45, the Company has evaluated the fair value of the guarantee obligation as of March 31, 2005, December 31, 2004 and December 31, 2003 and concluded that the fair value at these dates was not material and accordingly no liability has been recorded on the books of the Company in respect of the guarantee. As and when the Omega Flex Spin-Off described in more detail in Note 14 is completed, the Company expects that Mestek and its primary commercial banks will agree to terminate the Company’s obligation as guarantor.

RECENT ACCOUNTING PRONOUNCEMENTS

        In January 2003, FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. In December of 2003 FASB issued FIN 46 (R) which, among other things, deferred the consolidation requirements for existing entities until the first reporting period ending after March 15, 2004. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of Fin 46 did not have a material effect on the Company’s Consolidated Financial Statements.

        In May 2003 FASB issued FAS 150: Accounting for Certain Financial Instruments with Characteristics of both liabilities and Equity. FAS 150 established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances ) because that financial instrument embodies and obligation of the issuer. FAS 150 was effective for financial instruments entered into or modified after May 31, 2003 and was otherwise effective at the beginning of the first interim period beginning after June 30, 2003, except for mandatorily redeemable financial instruments of non-public entities, which were subject to the provisions of FAS 150 for the first fiscal period beginning after December 15, 2003. The Company does not believe that it has issued any financial instruments subject to the requirements of FAS 150 and accordingly the adoption of FAS 150 by the Company in 2003 did not have a material effect on the Company’s financial statements.

        In December 2003, the SEC issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, which codifies, revises and rescinds certain sections of SAB No. 101, Revenue Recognition, in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes noted in SAB 104 did not have a material effect on the Company’s financial position, results of operations and cash flows.

        FASB Statement No. 123 (Revised 2004), Share-Based Payment (SFAS 123R) was issued in December, 2004. SFAS 123R replaces SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123R requires companies to recognize the compensation cost related to share-based payment transactions with employees in the financial statements. The compensation cost is measured based upon the fair value of the instrument issued. Share-based compensation transactions with employees covered within SFAS 123R include share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

        SFAS 123 included a fair-value-based method of accounting for share-based payment transactions with employees, but allowed companies to continue to apply the guidance in APB 25 provided that they disclose in the footnotes to the financial statements the pro forma net income if the fair-value-based method been applied. The Company is currently reporting share-based payment transactions with employees in accordance with APB 25 and provides the required disclosures.

        SFAS 123R will be effective for the Company for the first interim or annual reporting period that begins after December 15, 2005.

        All public and non public entities that used the fair value based method for either recognition or disclosure under SFAS 123 shall apply the modified prospective application transition method. The modified prospective application transition method requires the application of this standard to:

o	All new awards issued after the effective date;

o	All modifications, repurchased or cancellations of existing awards after the effective date; and

o	Unvested awards at the effective date.

        As there are no unvested awards outstanding as of the date of this report, the Company does not presently expect to recognize any compensation cost in the year of adoption of FAS 123R.

TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

Contractual Obligation and Commercial Commitments

        The Company’s primary contractual obligations are summarized in the following table and are more fully explained in Notes to the Consolidated Financial Statements.

	Payments Due by Period (in thousands)
December 31, 2004: Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 year
Short Term Debt	$ 0	$ 0	$ 0	$ 0	$ 0
Long-Term Debt	3,597	186	372	372	2,667
Purchase Obligations	20,294	20,294	0	0	0
Total Contractual Cash Obligations	$23,891	$20,480	$372	$372	$2,667
	Payments Due by Period (in thousands)
March 31, 2005: Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 year
Short Term Debt	$0	$0	$0	$0	$0
Long-Term Debt	3,550	186	372	372	2,620
Purchase Obligations	15,220	15,220	0	0	0
Total Contractual Cash Obligations	$18,770	$15,406	$372	$372	$2,620

Off-Balance Sheet Obligations or Arrangements

        The Company is not a party to any off-balance sheet obligations or arrangements.

QUANTITATATIVE AND QUALITATIVE MARKET RISKS

        The Company does not engage in the purchase or trading of market risk sensitive instruments other than commodity forward agreements to hedge a portion of its exposure on commodities it uses in its operations. The Company does not presently have any positions with respect to hedge transactions such as forward contracts relating to currency fluctuations. No market risk sensitive instruments are held for speculative or trading purposes.

DESCRIPTION OF OUR BUSINESS

Overview of the Company

We are a leader in the manufacture and sale of flexible metal hose for applications in conveying various liquids and gases within a number of diverse industries, including construction, transportation, steel, pharmaceutical, and petrochemical. The various product lines include corrugated metal hoses in a broad range of sizes and alloys, including three grades of stainless steel, bronze, Inconel and Hastelloy. We also manufacture a wide range of pressure reinforcing braids for our hoses in both metallic and synthetic constructions. These products are used in a wide variety of applications primarily for the processing industries, transportation industry, medical and semiconductor markets, and for instrumentation, as well as the construction industry.

Industry Overview

The flexible metal hose industry is highly fragmented and diverse, withover 10 companies producing flexible metal hose in the United States, and at least that many in Europe, Japan and Asia. Because of its simple and ubiquitous nature, flexible metal hose can be applied and has been applied to a number of different applications across a broad range of industries.

The major market categories for flexible metallic hose include automotive, aerospace, residential and commercial construction, and general industrial. Omega Flex participates in the latter two, which in the aggregate represent about 50% of the total market opportunity for flexible metallic hose. The major use of corrugated stainless steel tubing in the residential and commercial construction markets is primarily for flexible gas piping and gas appliance connectors and secondarily as pump connectors to isolate vibration in mechanical piping systems in commercial buildings. The general industrial market includes all of the processing industries, the most important of which include primary steel, petrochemical, pharmaceutical, as well as specialty applications for transfer of fluids at both extremely low and high temperatures, (such as the conveying of cryogenic liquids) and a highly fragmented OEM market, as well as a maintenance and repair market.

None of our competitors is dominant in more than one market. We are a leading supplier of flexible metal hose in each of the two broad markets in which we participate. Our assessment of our overall competitive position is based on several factors. The flexible gas piping market in the U.S. is currently concentrated in the residential housing market, and based on the reports issued by the national trade groups on housing construction, the level of acceptance of flexible gas piping in the construction market, and the average usage of flexible gas piping in a residential building, we are able to estimate with a high level of accuracy the size of the total gas piping market, and based on our sales our position within that market. For other applications, industry trade groups collect and report on the size of the relevant market, and we can estimate our percentage of the relevant market based on our sales as compared to the market as a whole. Furthermore, the customer base for the products we sell is widely known, as is which manufacturer is aligned with which customers. Independent maufacturerers' sales representatives have good estimates and in many cases, factual information on the volume of purchases of customers in their territories. Because there are gross differences in the market shares of many of the competing maufacturers, it is possible to reasonably assess shared positions. Large national acccounts also have a sense as to shared positions as well, because they have relationships with most of the competing manufacturers and will share opinions. Lastly, the term “leading” implies a host of issues other than sales volume and share position. This includes the range and capability of the product line, history of product development and new product launches, all of which is in public domain. Based on this alone, we believe we are the undisputed leader in at least one of the two major market segments in which we participate.

Development of Business

We were incorporated in 1976 under the name of Tofle America, Inc. as the subsidiary of a Japanese manufacturer of flexible metal hose. For a number of years, we were a manufacturer of flexible metal hose that was sold primarily to customers using the hose for incorporation into finished assemblies for industrial applications. We later changed our name to Omega Flex, Inc., and in 1996, we were acquired by Mestek. In 1997, we introduced our first new product – corrugated stainless steel tubing for use in carrying fuel gas within residential, commercial and industrial buildings. Our growth since 1997 has been primarily as a result of the growth in the use and acceptance of corrugated stainless steel tubing as an alternative to the traditional black iron pipe throughout the construction industry, and through the development of patented fittings and accessories to the corrugated stainless steel tubing that differentiate our systems from those of our competitors.

Overview of Current Business

Products

We have had the most success within the construction industry where our TracPipe®flexible gas piping has enjoyed wide acceptance due to its reliability and durability. Within that industry, the flexible gas piping products that we offer and similar products offered by our competitors face the stiffest challenge from the use of black iron pipe that has traditionally been used by the construction industry in the United States and Canada for the piping of fuel gases within a building. Prior to the introduction of the first corrugated stainless steel piping system in 1989, nearly all construction in the United States and Canada used traditional black iron pipe for gas piping. However, the advantages of corrugated stainless steel tubing in areas subject to high incidence and likelihood of seismic events had been first demonstrated in Japan. In a seismic event, the corrugated stainless steel tubing was shown to withstand the stresses on a piping system created by the shifting and movement of a seismic event better than rigid pipe. However, the advantages of corrugated stainless steel tubing over the traditional black iron pipe also included lower overall installation costs because the corrugated stainless steel tubing can be installed in long uninterrupted lines within the building. The flexibility of the tube allows it to be bent by hand without any tools when a change in direction in the line is required. In contrast, black iron pipe requires that each bend in the pipe have a separate fitting attached. This requires the installer to thread the pipe ends of the black iron pipe, apply an adhesive to the threads, and then screw on the fitting, all of which is labor intensive and costly, including testing and rework if the work is not done properly. As a result of these advantages, corrugated stainless steel tubing now commands approximately one-half of the market for fuel gas piping in new and remodeled residential construction in the United States, and the use of rigid iron pipe and to a lesser degree copper tube, accounts for the other half of the market. We have not yet established a strong presence in the commercial or institutional construction markets in the United States but continue to pursue those opportunities. We are an industry leader in the manufacture and sale of corrugated stainless steel tubing for use in fuel gas applications within residential, commercial and industrial buildings.

From its introduction in 1997, TracPipe® flexible gas piping has grown to be our primary product line, with other applications representing a minor portion of our business . While we remain firmly committed to maintaining a presence in the other applications and markets for flexible metal hose (both because of the opportunities in those applications and because they suggest new markets and new applications), we have increasingly become an organization oriented to the manufacture and distribution of flexible gas piping products. The growth in the flexible gas piping application domestically has superseded the prior technologies represented by traditional black iron pipe or copper tube. We plan to continue our growth through continued inroads against older technologies, both in the United States and overseas in geographic areas that have access to natural gas distribution systems.

As noted below, our flexible metal hose is used in a wide variety of applications besides flexible gas piping. Our involvement in these markets is important because just as the flexible gas piping applications have sprung from our expertise in manufacturing annular metal hose, so other applications may also evolve from our participation in the industry. For example, we currently have several development projects underway in various stages for several new applications, including transportation, high purity gases, and high-pressure applications. The initiatives that generated these development programs all sprang from our involvement across several different industries, but with the same focus of providing high quality flexible metal hose on time and at a competitive price.

Flexible metal hose is also used in a wide variety of industrial and processing applications where the unique characteristics of the flexible hose in terms of its flexibility, and its ability to absorb vibration and thermal expansion and contraction, has unique benefits over rigid piping. Because the range of applications is so varied and numerous, we will provide several illustrative examples in which flexible metal tubing may be used.

In certain pharmaceutical processing applications, the process of developing the specific pharmaceutical may require rapid freezing of various compounds through the use of liquefied gases, such as liquefied nitrogen, helium or Freon. The use of flexible metal tubing is particularly appropriate in these types of applications. Flexible metal hose can accommodate the thermal expansion caused by the liquefied gases carried by it through the hose, and the total length of the hose will not significantly vary. In contrast, fixed or rigid metal pipe would expand and contract along its length as the liquid gases passed through it, causing stresses on the pipe junctions that would over time fatigue and fail.

Within certain industrial or commercial applications using steam, either as a heat source or in the industrial process itself, the pumps used to transfer the liquid or steam within the system are subject to varying degrees of vibration. Flexible metal hoses can be used as connections between the pump and the intake of the fluids being transferred to eliminate the vibration effects of the pumps on the piping transfer system.

Flexible metal hose also obviously offers the benefit of flexibility particularly in handling caustic or acidic compounds. In certain tank transfer applications, where the customer is transporting highly caustic or acidic chemicals or compounds from a static storage tank to a tanker truck, use of fixed pipe systems cannot accommodate transfers into a tanker truck that may not be perfectly aligned with the transfer tank. In these instances, flexible metal hose can accommodate the need to maneuver the transfer hose from the tank to the tanker truck, and also withstand the corrosive characteristics of the chemicals being transferred.

These are just three illustrative examples of the uses of flexible metal hose in several different and unrelated industries. We hold a strong position in these types of applications in terms of being able to offer to our customers engineering assistance with the design and layout of the system, and fabrication of finished assemblies which can be easily incorporated into the customer’s application.

Manufacturing

In each instance, whether the application is for corrugated stainless steel tubing for fuel gases, flexible metal hose for handling specialty chemicals or gases, or unique industrial applications requiring ability to withstand wide variations in temperature and vibration, all of our success rests on the metal hose made by Omega Flex. Most of our flexible metal hoses range in diameter from 1/4" to 2,” while certain applications require diameters of up to 14.” All of our smaller diameter pipe (2” inner diameter and smaller) is made by a proprietary process that is known as the rotary process. The proprietary process that we use to manufacture our annular hose is the result of a long-term development effort begun in 1995. Through continuous improvement, we have over the years developed and fine-tuned the process so that we can manufacture annular flexible metal hose on a high speed, continuous process. This is in contrast to a number of our competitors who use other variations of the rotary process or other methods to manufacture their flexible metal hose – either forming the corrugations in the hose through the use of static dies and presses to form corrugations into the hose, or the hydro-forming process which uses water pressure to expand the hose outward into a mold forming the hose corrugations. The latter two processes require the welding of the end of one hose section to another to create a continuous length of hose. We believe that our own rotary process for manufacturing annular corrugated metal hose is the most cost efficient method in the industry, and that our rotary process provides us with a unique advantage in many of the industries in which we participate. As a result, we are able to provide our product on a demand basis. In December 2004, we achieved a delivery performance to the scheduled ship date of 98% for TracPipe® flexible gas piping. The quick inventory turnover reduces our costs for in-process inventory, and further contributes to our gross margin levels.

Productivity

In addition to the advantages offered by our proprietary manufacturing methods, we are also certified by the International Standards Organization (“ISO”) to its 9001/2000 standard. This means that all of our processes, from manufacturing to engineering to customer service and finance have been documented to establish a baseline of operations within our company. The documented processes are then evaluated as part of a company-wide continuous improvement process to determine the most efficient manner of accomplishing the tasks within the operational procedures. The results of these efforts have led to increases in the level of sales as compared to our number of employees.

The table below illustrates the trend in which increased sales by us of our products has been accomplished over the past three years while our employment levels have remained practically static.

	2004	2003	2002

Net Sales (000s)	$48,165	$36,996	$34,963
Average Employees (actual)	90	88	89
Amount of Sales per Employee (000s)	$535	$420	$393

As demonstrated by the above table, we have been able to increase our productivity over the last two years and increase sales while keeping our employment levels static. The increases in productivity have generally arisen both from initiatives to cross-train all personnel, including all factory personnel and office personnel, in more than one position. Within the factory, all shop personnel are trained to operate not only their own machine and function, but are also trained to operate other machinery or functions within the plant. In exchange for completing cross training in one or more areas, factory personnel receive additional compensation in the form of a higher hourly wage, which is a function of their value to us. With numerous factory personnel cross-trained on equipment and functions, our personnel can be deployed where needed either to meet additional demand or to make up for unexpected absences within a department. Furthermore, not only are our factory personnel cross-trained in machinery and equipment, they are also trained in manufacturing methods and data entry so that the person operating the machine is also responsible for entering manufacturing data into our manufacturing resources planning (“MRP”) system. Finally, our factory workforce is also self-directed, with several group leaders responsible for allocating work in their own department, coordinating efforts between departments, and reporting on issues to the plant manager. All of these efforts have reduced the need for additional personnel in terms of management, clerical staff and additional factory personnel. By empowering the employees to manage their own work, by giving them the tools and training necessary to do the work, and by rewarding them for their work, we have been able to increase our productivity each year for the last three years, as shown by the table above.

Our efforts are not confined only to the factory floor. Within each business process in our company, we have striven first to simplify those operations, and to automate the operations to free our employees to concentrate on truly value added activities. For example, within the customer service organization, most of the orders that we receive are entered not by our customer service personnel, but instead are entered into our management system by our independent sales representatives, distributors and wholesalers. These outside sales organizations either solicit the sale of our flexible metal hose products to actual and potential customers, or actually sell the products to our customers. In either case, the outside sales organization has a direct electronic connection to our order entry system. As sales are made or orders are received by the outside sales organization, they enter the order into our system. From there the order is reviewed by one of our customer service representatives, who then approves the order, and passes it into our production queue. The order entry system is downloaded each night to the production system so that the order entry cycle is reduced to a matter of hours. We have also recently introduced a system whereby customers can purchase standard flexible metal hose and accessories from our website. In these transactions, the customer selects the type of product and quantity of product to be purchased, as well as any accessories, and enters their information into our system. All website purchases are paid for by the customer with an accepted credit card at the time the order is released by the customer from the website. Upon verification of the payment of the order by a payment verification service, the order is released to our production system for manufacture and shipment. In this case, the entire order entry transaction occurred without the need for any manual assistance by one of our employees.

These are just two examples that illustrate the methods by which we have achieved our growth in productivity – through training, automation and simplification of the entire process, we have been able to streamline our processes. In 2004, we had a higher sales volume than 2002 by about $13 million, but we were able to accommodate a higher sales volume with the same number of employees.

Raw Materials

We use various materials in the manufacture of our products primarily stainless steel for our flexible metal hose and polyethylene for our jacketing material on TracPipe® flexible gas piping. We also purchase all of our proprietary AutoFlare® brass fittings for use with the TracPipe® flexible gas piping. Although we have multiple sources qualified for all of our major raw materials and components, we have historically used one or two sources of supply for such raw materials and components. Our current orders for stainless steel and fittings are each placed with one or two suppliers. If any one of these sources of supply were interrupted for any reason, then we would have to devote additional time and expense in obtaining the same volume of supply from our other qualified sources. This potential transition, if it were to occur, could affect our operations and financial results during the period of such transition. Commodities markets in general and stainless steel in particular has had significant upward price movement in 2004, resulting in increasing costs to manufacture products and, in some cases, a tightening supply. As stated elsewhere in this information statement, we believe that with our purchase commitments for stainless steel, polyethylene and for our proprietary fittings, that we have adequate sources of supply for these raw materials and components and we have not had significant difficulty in obtaining the raw materials, component parts or finished goods from our suppliers in 2004. We believe that possible constriction in the supply of stainless steel will be alleviated in 2006 as additional global capacity now in progress becomes available. Continued volatility in the commodities marketplace and competitive conditions in the sale of our products may not allow us to pass along raw materials or component part price increases to our customers.

Business Seasonality

The demand for our TracPipe® flexible gas piping product may be affected by the construction industry’s demand, which generally may slacken in the winter months of each year due to cold and inclement weather. Accordingly, sales growth is usually higher in the spring, summer and fall, while sales in the winter may be static or rise only modestly. However, the effect of the winter weather may be offset by the increase in demand for flexible gas piping products in general as more contractors and installers choose to use flexible gas piping rather than black iron pipe.

Customers

We sell our products to customers scattered across a wide and diverse set of industries from construction to pharmaceutical with over 4,800 active customers. These sales channels include sales through independent sales representatives, distributors, original equipment manufacturers, direct sales, and sales through our website on the internet. We utilize various distribution companies in the sale of our TracPipe® flexible gas piping, including Ferguson Enterprises and many other distributors, and these distribution customers in the aggregate represent a material portion of our business. All of this business is done on a purchase order basis for immediate resale commitments or stocking, and there are no long-term purchase commitments. In the event we were to lose an account, we would not expect any long-term reduction in our sales due to the broad end user acceptance of our products. We would anticipate that in the event of a loss of any one or more distributors, that after an initial transition period, the sale of our products would resume at or near their historical levels. Furthermore, in the case of certain national distribution chains like Ferguson and other distributors, it is possible that there would continue to be purchasing activity from one or more regional or branch distribution customers. We sell our products within North America, primarily in the United States and Canada, and we also sell our products internationally, primarily in Europe through our sales office located outside of London, England.

Distribution of Sales

As mentioned previously, we sell our products primarily through independent outside sales organizations, including independent sales representatives, distributors, fabricating distributors, wholesalers, and OEMs. We have a limited internal sales function that sells our products to key accounts, including OEMs and distributors of bulk hose. We believe that within each geographic market in which the independent sales representative, distributor or wholesaler is located that our outside sales organizations are the first or second most successful outside sales organization for the particular product line within that geographic area.

Competition

There are approximately a dozen manufacturers of metal hose in the United States, approximately that number in Europe, several in South America, and six to eight in the Far East. The U. S. manufacturers include Titeflex Corporation, Parker Hannifin Corporation, Ward Manufacturing, Truflex, Microflex, Flexonics, Hose Master, and several smaller privately held companies. No one manufacturer, as a general rule, participates in more than two of the major market categories as outlined above with most concentrating in just one. We estimate that we hold a number one or number two share position in the two major market categories in which we participate. In the flexible gas piping market, the U.S. market is currently concentrated in the residential housing market, and based on the reports issued by the national trade groups on housing construction, the level of acceptance of flexible gas piping in the construction market, and the average usage of flexible gas piping in a residential building, we are able to estimate with a high level of accuracy the size of the total gas piping market, and based on our sales our position within that market. For other applications, industry trade groups collect and report on the size of the relevant market, and we can estimate our percentage of the relevant market based on our sales as compared to the market as a whole. The larger of our two markets, the construction industry, has also been the fastest growing. As discussed elsewhere, iron pipe or copper tube was historically used by all builders of commercial and residential buildings until the advent of flexible gas piping and changes in the relevant building codes. Since that time, flexible gas piping has taken an increasing share of the total amount of fuel gas piping used in construction, until at present we estimate that flexible gas piping is approximately one-half of the market for the residential component, but significantly less for commercial. Within the flexible gas piping market, we compete against five other manufacturers of flexible metal hose, including Titeflex, Parker Hannifin, and Wardflex.

In the industrial market, due to the number of applications in which flexible metal hose may be used, and the number of companies engaged in the manufacture and sale of flexible metal hose, the market is very fragmented, and we estimate that no one company has a predominant market share of the business over other competitors. The general industrial markets within Europe are very mature and tend to offer opportunities which are interesting to us in niche markets or during periods in which a weak dollar increases the demand for our products on a competitive basis. Such has been the case for several years and has created new relationships for us. Currently, we do not engage in the manufacture of our products outside of the United States, but continue to review these opportunities as demand for our products continues to grow. Currently, we are not heavily engaged in the manufacture of flexible metal hose for the aerospace or transportation markets, but we continue to review opportunities in all markets for our products to determine appropriate applications that will provide growth potential and high margins. In some cases, where the product offering is considered a commodity, price is the overriding competing factor. In other cases, a proprietary product offering or superior performance will be the major factors with pricing being secondary and in some cases, a non-factor. The majority of our sales are to distributors and wholesalers, and our relationships with these customer are on an arms-length basis in that neither we nor the customers are so dependent on the other to yield any significant business advantage. From our perspective, we are able to maintain a steady demand for our products due to the broad acceptance of our products by end users, regardless of which distributor or wholesaler sells the product.

Backlog

Management does not believe that backlog figures are material to an understanding of our business because most products are shipped promptly after the receipt of orders.

Intellectual Property

We have a large portfolio of intellectual property, including 92 patents issued in 23 countries around the world. The patents primarily cover the fittings used by the flexible gas piping to join the piping to a junction, assembly or appliance. Our AutoFlare® fitting is the leading fitting for use with flexible gas piping because it offers a metal-to-metal seal between the fitting and the tubing, and because of its robustness and ease of use. The metal-to-metal contact provides for a longer lasting and more reliable seal than fittings which use gaskets or sealing compounds that can deteriorate over time. In applications involving fuel gases in a building, the ability to maintain the seal and prevent the leaking of such gases over long periods of time is valued by our customers. Finally, and as mentioned above, our unique rotary process for manufacturing flexible metal hose has been developed over the last ten years, and constitutes a valuable trade secret which we guard assiduously. The expiration dates for the several patents covering our AutoFlare® fittings will expire between 2016 and 2020.

We currently have several patent applications pending in the United States and internationally covering improvements to our AutoFlare® fittings. We are currently engaged in two separate civil cases to protect our intellectual property rights. In one case currently pending in the U.S. District Court in Massachusetts, we have sued a flexible gas pipe competitor for infringement on one or more of our U.S. patents covering our AutoFlare® fittings used to connect the ends of the flexible gas piping. In another case pending in the Court of Common Pleas in Chester County, Pennsylvania, we have sued a former employee and a flexible metal hose competitor to enjoin the disclosure of our trade secrets covering our proprietary rotary manufacturing process. Both cases are currently pending in their respective venues. See “Description of our Business – Legal Proceedings” for a more detailed description of the litigation.

Research and Development

Our business has grown over the last seven years through a concerted and consistent effort on new product development. This has been especially true in the TracPipe® product line which only launched eight years ago, and which now accounts for a substantial portion of our revenues. As is evident from the discussion regarding our existing product lines, the ability of flexible metal tubing to serve a wide variety of functions lends itself particularly well to the development of new applications. Since the introduction of corrugated stainless steel tubing for use in fuel gas applications, we have also participated in the development of flexible metal tubing for new applications in areas such as transportation, high purity gases and high-pressure environments. The applications being developed require extensive long-term work with applicable code agencies and product certifying agencies that review the ability of the products to achieve adequate assurances that the product will meet all safety and performance standards. Set forth below is a summary of the expenditures we have made in the past three years in research and development, including development of existing applications. As can be seen from the table below, our spending on research and development has been modest. This is due to the fact that we have kept the bulk of the development effort within our engineering department, and have used our internal resources very judiciously and effectively. The development efforts are also focused on products in which we can utilize our strengths in designing and making flexible metal hose. Our development staff are also responsible for other duties, including product engineering and manufacturing engineering. As a result of their experience in these other fields, our product development efforts are effectively focused on an end product that is useful to our customers and can be economically manufactured. These amounts are reflected in Engineering expense in the accompanying consolidated financial statements.

	2004	2003	2002

Research & Development spending (000's)	$505	$719	$547
Percentage of annual net sales	1.05%	1.94%	1.56%

Employees

As of March 31, 2005, we had 100 employees. Most of our employees are located in our main facility in Exton, Pennsylvania, which is currently our sole manufacturing facility, and which contains our engineering, finance, human resources and most sales personnel. Our factory workforce in Exton, Pennsylvania is not represented by a collective bargaining agent. We also maintain an office in Westfield, Massachusetts where five employees in management and sales are primarily assigned. We sublease our Westfield offices from Mestek. A number of individual sales personnel are scattered across the United States. We also maintain a sales office in the United Kingdom just outside of London, and that office has a total of four people, with several additional individual sales personnel operating within the United Kingdom. The United Kingdom sales personnel handle all sales and service for our products in Europe.

Legal Proceedings

We are currently engaged in several legal proceedings instituted by persons making claims against us involving claims of bodily injury or property damage, and do not expect that any of these matters will have a material adverse effect on our financial results because plaintiffs’ allegations of product failure have not been substantiated. In addition, we have instituted legal proceedings in two cases to protect our intellectual property rights, and these cases do not pose a potential financial liability against us. We are also engaged in one litigation matter that was filed in the Clark County Circuit Court, in Arkansas, alleging that our corrugated stainless steel tubing product TracPipe®, and similar products manufactured by several other manufacturers (also named as defendants in the case) is defective, or that instructions, warnings and training in the installation of corrugated stainless steel tubing are defective, against potential damage to the corrugated stainless steel tubing systems caused by the nearby lightning strikes. The plaintiffs in this case have named three other corrugated stainless steel tubing manufacturers, and one plumber residing in Arkansas, as defendants in this matter, and are seeking class action certification as representatives of all similarly situated persons in the United States, or in the alternative, in Arkansas and Texas, pursuant to the Arkansas rules of civil procedure. The case has only recently been filed, and no determinations have been made as of the date of this information statement whether to dismiss the case, or whether to certify the class either within the United States, or within the states of Texas and Arkansas. We believe that the plaintiffs’ claims are without merit and are defending the matter vigorously. At this time there is no ability to estimate the cost of defense or potential damages related to this matter

We are currently engaged in two separate civil cases to protect our intellectual property rights. In one case currently pending in the U.S. District Court in Massachusetts, we have sued a flexible gas pipe competitor for infringement on one or more of our U.S. patents covering our AutoFlare® fittings used to connect the ends of the flexible gas piping. We have alleged that the competitor has infringed on one or more of our patents covering the AutoFlare® fittings by including certain patented features in the competitor’s fitting, including a locator sleeve that makes it easier to align the connection. We have filed dispositive motions on this matter, and as of the date of this information statement, those motions are currently pending before the court.

In another case pending in the Court of Common Pleas in Chester County, Pennsylvania, we have sued a former employee and a flexible metal hose competitor to enjoin the disclosure of our trade secrets covering our proprietary rotary manufacturing process. In this case, a former long-term employee left our company to work for a competitor who is engaged in the flexible metal hose market. The former employee had been involved in the development and/or refinement of aspects of the rotary process manufacturing method, and had detailed knowledge of our trade secrets concerning this manufacturing method. We filed suit to enjoin any disclosure of our trade secrets by the former employee to his new employer, to enforce certain terms of an employment agreement previously signed by the former employee, and to obtain damages for any unauthorized disclosure or misappropriation of our trade secrets. As of the date of this information statement, this matter is still in discovery, but it is expected that a trial will be held some time in the third quarter of 2005.

Property

Our main facility is located in Exton, Pennsylvania about one hour west of Philadelphia and contains about 83,000 square feet of manufacturing and office space. We lease our Exton facility from Exton Ranch, Inc., our wholly owned subsidiary. We lease additional non-manufacturing space of approximately 5,000 sq. ft. in Downingtown, Pennsylvania approximately 5 miles from the main plant. All manufacturing of our flexible metal hose is done at the Exton facility. The corporate offices of Omega Flex, Inc. in Westfield, Massachusetts and Omega Flex Limited in High Wycombe, United Kingdom, are rented. The lease for the Westfield Massachusetts is currently on a month-to-month basis. The High Wycombe lease is for about 500 square feet and expires in 2009.

Environmental

Our manufacturing processes do not require the use of significant quantities of hazardous substances or materials, and therefore we are able to operate our Exton facility as a “small quantity generator” under the Resource Conservation and Recovery Act, 42 U.S.C. §§ 321 et seq. As a result, compliance with federal, state and local environmental laws do not pose a material burden on our business, and we are not required to expend any material amounts on capital expenditures for environmental control facilities for our manufacturing facility.

OUR MANAGEMENT

Our Directors and Executive Officers

We expect that our board of directors following the distribution will be comprised of approximately seven to nine directors. Our board of directors is currently comprised of nine members; John E. Reed, Mestek’s Chairman of the Board and Chief Executive Officer, Kevin R. Hoben, President of Omega Flex, Mark F. Albino, Senior Vice President of Omega Flex, Bruce C. Klink, Vice President – Pricing & Business Development for Dominion Resources, Inc., a diversified energy producer, David K. Evans, Construction Manager for American Residential Services, LLC, a construction company, Stewart B. Reed, a private investor and son of John E. Reed, David W. Hunter, Chairman of Hunter & Associates, Edward J. Trainor, Chairman of Standex Corporation, and Lawrence J. Cianciolo, who is presently an attorney and tax consultant in private practice. Messrs. JE Reed, SB Reed, Hunter and Trainor are also directors of Mestek and we expect that they will retain their positions with Mestek, and that Mr. JE Reed will remain as Chairman of Mestek, after the distribution. In anticipation of the distribution and the responsibilities of being a publicly traded company, at a meeting on March 14, 2005, the board reconstituted itself from its prior incarnation (as a subsidiary of Mestek) into an independent board that complies with the regulatory and listing requirements of independence from management. The independent directors, as defined in the NASDAQ Marketplace Rules consist of the following directors: Bruce C. Klink, David K. Evans, David W. Hunter, Edward J. Trainor, and Lawrence J. Cianciolo. Our Board of Directors are divided into three classes. Approximately one third of the Directors will be Class I directors, with terms expiring at the annual meeting of shareholders to be held in 2006, approximately one third will be Class II directors with terms expiring at the annual meeting of shareholders to be held in 2007 and approximately one third will be Class III directors with terms expiring at the annual meeting of shareholders to be held in 2008. Commencing with the annual meeting of shareholders to be held in 2006, directors for each class will be elected at the annual meeting of shareholders held in the year in which the term for that class expires and thereafter will serve for a term of three years.

        The following table sets forth information as to persons who currently serve as our directors or officers.

Name	Age	Position with Omega Flex

John E. Reed	89	Chairman of the Board
Stewart B. Reed	57	Director
Kevin R. Hoben	58	President & Chief Executive Officer
Mark F. Albino	52	Senior Vice President - Manufacturing & Engineering
*Bruce C. Klink	54	Director
*David K. Evans	50	Director
*David W. Hunter	75	Director
*Edward J. Trainor	64	Director
*Lawrence J. Cianciolo	62	Director

*independent directors

          Director Biographies

John E. Reed, Age 89

    Mr. J.E. Reed is our current Chairman of the Board of Directors and had been Chairman, since 1997. He is currently Chairman and Chief Executive Officer of Mestek and has served as a Mestek director since 1986. From 1986 until 1989 he was President and Chief Executive Officer of Mestek, and prior to the 1986 merger of Mestek and Reed National Corp., had been President and Chief Executive Officer of Reed since he founded it in 1946. Mr. Reed is also a director of CareCentric, Inc., Atlanta, Georgia, and Wainwright Bank & Trust Co., Boston, Massachusetts.

Stewart B. Reed, Age 57

        Through April 1996, Mr. S.B. Reed was formerly employed as the Executive Vice President of Mestek and he now serves as a consultant to Mestek on acquisitions, labor and employment matters. Prior to the 1986 merger of Mestek and Reed National Corp., Mr. Reed had been Executive Vice President of Reed in charge of corporate development. Mr. Reed had been employed by Reed since 1970. Mr. Reed is a director of CareCentric, Inc., Atlanta, Georgia. Mr. Reed is the son of John E. Reed, our Chairman of the Board.

Kevin R. Hoben, Age 58

    Mr. Hoben is currently President of Omega Flex, and has served in that position since 1996. Mr. Hoben also has served as our director since 1996 and as a director and chairman of our United Kingdom subsidiary, Omega Flex Limited, since 2001. Prior to joining Omega Flex, Mr. Hoben served in a number of senior executive positions with TiteFlex Corporation, a manufacturer of flexible metal hose located in Springfield, Massachusetts. Mr. Hoben is also a trustee of Williston-Northampton School, a private secondary school in Easthampton, Massachusetts.

Mark F. Albino, Age 52

    Mr. Albino is currently Senior Vice President, a position he has held since joining us in 1996. Mr. Albino has served as our director since 1996, and has also served as director of Omega Flex Limited since 2001. Prior to his joining us, Mr. Albino held a variety of positions in manufacturing and engineering with TiteFlex Corporation and Western Consolidated Technologies.

Bruce C. Klink, Age 54

    Mr. Klink is Vice President – Pricing & Business Development for Dominion Resources, Inc., a diversified energy producer headquartered in Richmond, Virginia since 2000. Mr. Klink previously held a number of executive positions primarily in senior positions for pricing and regulatory affairs with Consolidated Natural Gas from 1983 to 1999 prior to its acquisition by Dominion Resources, and prior to that, held a variety of positions in accounting, auditing, and regulatory affairs.

David K. Evans, Age 50

    Mr. Evans is currently the Construction Manager of American Residential Services, LLC, a large construction company headquartered in Raleigh, North Carolina since 2000. Previously, he held a number of positions with Metro Heating and Air Conditioning, Inc. of Raleigh, North Carolina prior to its acquisition by ARS, including General Manager of from 1999 to 2000, Assistant General Manager from 1997 to 1998, and other managerial positions from 1992 to 1997. Mr. Evans previously held a number of senior executive positions at TD Industries, Inc. of Dallas, Texas from 1989 to 1992.

David W. Hunter, Age 75

    Mr. Hunter has been Chairman of Hunter Associates, Inc., an investment-banking firm in Pittsburgh, Pennsylvania since 1992. From 1990 to 1992 he was Chairman Emeritus of Parker/Hunter, Inc., an investment-banking firm in Pittsburgh, Pennsylvania, where he was Chairman from 1978 until 1990. Mr. Hunter is also a Director of Lockhart Companies, Kiene Diesel Accessories, Inc., Justifacts, and Quanterra, Inc. He served as Chairman of the Board of Governors of the National Association of Securities Dealers, Inc. from 1986 to 1987. Mr. Hunter is also a director of Mestek

Edward J. Trainor, Age 63

    Mr. Trainor is currently Chairman of the Board of Standex International Corporation (NYSE: SXI) and was formerly Chairman and Chief Executive Officer of Standex from 2001 to 2002, was President and Chief Executive Officer of Standex from 1995 to 2001, and was President of Standex from 1994 to 1995. Prior to joining Standex, Mr. Trainor held a variety of executive positions with Kodak Corporation in engineering and manufacturing. Mr. Trainor is also a director of Mestek, and is a director of Formtek, Inc., one of Mestek’s subsidiaries.

Lawrence J. Cianciolo, Age 62

    Mr. Cianciolo is currently an attorney and tax consultant in private practice in New Hartford, Connecticut and has been in private practice since 2001. He previously was the Vice President – Tax of Grolier Incorporated from 1991 to 2001 and was Assistant Treasurer from 1980 to 1991. Mr. Cianciolo also worked at Peat Marwick Mitchell & Co. in its tax department from 1976 to 1980.

Executive Officer Biographies

E. Lynn Wilkinson, Age 61

    Mr. Wilkinson joined Omega Flex in 1996, initially as a consultant and subsequently as Vice President – Finance, a position he has held since 1998 and Treasurer of our subsidiaries, Omega Flex, Ltd. since 2001, and Exton Ranch since 2003. He has previously served in similar positions with Western Rubber Company from 1994 to 1996, as a small business financial consultant with Wilkinson & Associates from 1990 to 1993, and Titeflex Corporation dating from 1980 to 1989. He holds a Masters Degree in Business Administration from Indiana University and passed the Certified Public Accounting Exam in 1975, and subsequently passed the Certified Internal Auditor and Certified Management Accounting exams.

Steven A. Treichel, Age 54

    Mr. Treichel is currently the Vice President – TracPipe® Operations where he is responsible for engineering for the TracPipe® product line and research and development. Mr. Treichel has held this position since 2002. Previously he served as Vice President of the company in manufacturing and in engineering from 1990 to 2002, and prior to that, he was Plant Manager and Process Engineer from 1984 to 1990. Prior to joining Omega Flex, Steve held a number of managerial positions at American Flexible Hose Company from 1978 to 1984, in manufacturing of metal hose fabrication, welding and assembly.

Bernard E. Quinlan, Age 52

    Mr. Quinlan is currently Managing Director of OmegaFlex Limited, our English subsidiary, a position he has held since 2003, and was previously General Manager from 2000-2003. Previously he served in a number of senior executive positions with Senior Flexonics from 1993 to 2000, and in a number of manufacturing and executive positions with TI Group from 1975 to 1993. Mr. Quinlan has a degree in Chemical Engineering, with an industrial year at the Brewing Industry Research Foundation.

Annual Meeting

        Our first annual meeting of shareholders after the distribution is expected to be held in Spring 2006. This will be an annual meeting of shareholders for the election of directors. The annual meeting will be held at our principal office or at such other place or by electronic means as permitted by the Pennsylvania laws and on such date as may be fixed from time to time by resolution of our board of directors.

Committees of the Board of Directors

        We have established an audit committee, a compensation committee, and a nominating/governance committee, each of which will be comprised solely of independent directors except as noted below. We have also established an executive committee.

        Audit Committee. The audit committee is comprised solely of independent directors. The functions of this committee includes:

•	assisting the Board of Directors in its oversight of the accounting and financial controls of the Company, and the Company's compliance with legal and regulatory requirements;

•	selecting the independent auditors, reviewing the scope of the audit and the results of the audit, approving permitted non-audit services (such as tax services);

•	reviewing the organization and scope of the Company's Internal Audit Staff and its financial and disclosure controls procedures; and

•	overseeing management’s efforts to establish and maintain a process for handling complaints or concerns relating to accounting or financial matters, as well as compliance issues generally.

        Both of our independent auditors and internal audit personnel will have regular private meetings with this committee and will have unrestricted access to this committee. The members of the Audit Committee are Messrs. Trainor (chairman), Klink, and Cianciolo.

        Compensation Committee. Our compensation committee is comprised solely of independent directors. The functions of this committee will include:

•	reviewing and, as it deems appropriate, determining policies, practices and procedures relating to the compensation of our executive officers and the establishment and administration of our employee benefit plans;

•	advising and consulting with our officers regarding managerial personnel and development.

        The members of the Compensation Committee are Messrs. Hunter (chairman), Trainor, and Evans.

        Nominating/Governance Committee. Our nominating/governance committee is comprised of two independent directors and one non-independent director. The functions of this committee will include:

•	adopting qualifications by which to evaluate potential candidates to the Board.

•	recommending candidates for election to the Board by the shareholders, or by the Board to fill any vacancies.

•	adopting a set of guidelines for the corporate governance of the company.

        The members of the Nominating/Governance Committee are Messrs. Cianciolo (chairman), Hunter, and SB Reed.

        Executive Committee. We have established an executive committee, which is comprised of non-independent directors. The executive committee is responsible for undertaking actions on behalf of the entire board at such times when the calling of a full meeting of the board is impossible or impracticable, or by delegation by the full board to the executive committee. The members of the executvie Committee are Messr. JE Reed (chairman), Hoben, and Albino.

Corporate Governance

        In response to recent federal legislation and NASDAQ initiatives, we have:

o	adopted charters for the audit committee, compensation committee and nominating/governance committee;

o	adopted corporate governance guidelines;

o	adopted a code of business conduct and ethics applicable to our directors, officers and employees;

o	confirmed that a majority of our board of directors, as well as all members of each of the audit committee and compensation committee, and a majority of the nominating/governance committee, are independent as defined by applicable and proposed listing standards of the NASDAQ and SEC rules; and

o	confirmed that at least one member of the audit committee possess training, education and experience in finance or accounting resulting in a level of financial sophistication as required by applicable NASDAQ rules.

Director Compensation

        Our director compensation for our non-employee directors is as follows:

o	annual cash retainer of $6,000

o	$1,500 for attending each board meeting,

o	$500 for each committee member attending a committee meeting,

o	$2,000 for additional retainer for members of the Audit Committee, and o $2,000 for additional retainer for each chairman of a committee.

        Directors who are also our employees, or employees of Mestek, will receive no additional compensation for their services as directors.

Compensation Committee Interlocks and Insider Participation

        We did not have any compensation committee interlocks wherein the executive officers of two different public companies each serve on the compensation committee of the other public company. The Compensation Committee is comprised entirely of independent directors with no insider participation, except for the CEO’s compensation recommendations for the other executive officers.

Executive Compensation

        The Compensation Committee will be responsible for administering the compensation program for our executive officers.

        Our executive compensation program is designed to attract, motivate and retain the executive talent needed to optimize shareholder value in a competitive environment. Our executive compensation program is designed to provide:

o	levels of base compensation that are competitive with comparable manufacturing companies;

o	annual bonus compensation that is a function of the achievement of individual and financial performance objectives; and

o	long-term incentive compensation that focuses executive efforts on building shareholder value through meeting longer-term financial and strategic goals.

        In designing and administering our executive compensation program, we attempt to strike an appropriate balance among these various elements.

        Base Salary. Base salary is determined by an assessment of sustained performance against individual job responsibilities and includes, where appropriate, an analysis of the impact of the executive’s performance on our business results, the executive’s current salary in relation to the salary range designated for the job and the executive’s potential for advancement.

        Bonus Incentives. Payments under our annual employee bonus policy are made on the basis of the respective participation percentage of each employee eligible and participating in the bonus program and on the targets for the specified return on average net assets employed for us. The percentage assigned by the compensation committee to each of the participating executive officers is made by reference to his or her level of performance, responsibility and contribution to our profitability. The performance-based bonus earned by the executive officers under the employee bonus policy is based on their respective participation percentage in our operating profits in excess of a specified return on average net assets employed. The specified return targets for the employee bonus policy for 2004 was a twenty percent (20%) return.

        Long-term Incentives. Our long-term incentives will be primarily in the form of stock option awards, supplemental executive retirement plans, and change in control agreements. However, restricted stock may also be granted on a selected basis to attract, retain and motivate key executives critical to our long-term success. We may or may not use any one or all of these methods for our executive compensation. The objective of these awards is to advance our longer-term interests and those of our shareholders and to complement incentives tied to annual performance. These awards will provide rewards to executives based upon the creation of incremental shareholder value.

        Stock options will only produce value to executives if the price of our stock appreciates, thereby directly linking the interests of executives with those of shareholders. The number of stock options granted will be based on the level of an executive’s position, the executive’s performance in the prior year and the executive’s potential for continued sustained contributions to our success. There have not been any stock options granted since April 1996.

Interest of Certain Persons in or Opposition to Matters to be Acted Upon

        John E. Reed, Mestek’s chairman of the board of directors and chief executive officer, also serves as our chairman. Stewart B. Reed, a consultant of Mestek, also serves as a director on our board. David W. Hunter, a director of Mestek, also serves as a director on our board. Edward J. Trainor, a director of both Mestek and of Formtek, Inc., a subsidiary of Mestek, also serves as a director on our board.

        John E. Reed currently beneficially owns no shares of Omega Flex and approximately 37.63% of Mestek. Upon completion of the distribution, Mr. Reed will be the beneficial owner of approximately 32.61% of the outstanding common stock of Omega Flex. Stewart B. Reed currently beneficially owns no shares of Omega Flex and approximately 25.06% of Mestek. Upon completion of the distribution, Stewart B. Reed will be the beneficial owner of approximately 21.62% of the outstanding common stock of Omega Flex.

Summary Compensation Table

        The following table summarizes the compensation earned for services rendered to us in all capacities for the fiscal years ended December 31, 2004, 2003, and 2002 by our Chief Executive Officer and the four most highly compensated executive officers.

		Annual compensation (2)
Name and Principal Position	Fiscal Year	Salary	Bonus (1)	All Other Compensation (3) (4)
Kevin R. Hoben, President	2004	$155,427	$460,000	$12,067
and Chief Executive Officer (5)	2003	$145,131	$385,395	$11,621
	2002	$139,365	$210,000	$11,367
Mark F. Albino,	2004	$125,211	$350,000	$11,066
Senior Vice President (6)	2003	$117,211	$293,500	$11,031
	2002	$112,538	$160,000	$11,508
Steven A. Treichel,	2004	$107,638	$175,000	$10,607
Vice President	2003	$100,716	$150,000	$10,253
	2002	$96,155	$110,000	$10,663
E. Lynn Wilkinson,	2004	$97,976	$125,000	$11,697
Vice President-Finance & CFO	2003	$92,499	$110,000	$10,661
	2002	$89,084	$70,000	$8,230
Bernard E. Quinlan, Managing	2004	$138,653	$45,885	$2,289
Director, Omega Flex, Ltd. (7)	2003	$109,345	$26,470	$1,679
	2002	$100,011	$10,072	$2,052

Notes to Summary Compensation Table

(1)	All our officers, and certain other key employees involved in our operations, historically have been paid annual bonuses based on the profitability of the business (“Bonus Policy”). Under the Bonus Policy, the bonus for an eligible executive officer is equal to a percentage (which may be different for each participant) of the amount by which our operating profits in each fiscal year exceed a specified return on the average net assets employed by us. The target in 2004 for return on average net assets employed was 20%. Messrs. Hoben, Albino, Treichel and Wilkinson were awarded bonuses under the Bonus Policy for 2004.

(2)	In accordance with the revised rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation for 2002, 2003, and 2004 (which would include the incremental costs to us of perquisites and personal benefits paid to any executive officer), are excluded because they are less than $50,000 or less than 10% of the total annual salary and bonus compensation for each of the individuals named in the Summary Compensation Table. Such perquisites may include, among others, the compensation attributable to the personal use of a Company automobile and compensation attributable to personal use of club memberships primarily used for business purposes.

(3)	In accordance with the revised rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of All Other Compensation for 2002, 2003, and 2004 include: the cost of premiums for life insurance and AD&D having a benefit in excess of $50,000 under which we are not a beneficiary; the costs to us of the contributions by us to each executive officer under the 401(k) Plan sponsored by us or Mestek (whereby we match each $1.00 of employee contribution with $0.25 up to the first 6% of salary and bonus); and our contributions on behalf of each executive officer to the profit sharing plan sponsored by us or Mestek, whereby we contribute three percent (3%) of annual base salary up to the OASDI maximum of $87,900 (in 2004) and six percent (6%) of annual base salary for amounts of compensation in excess of the OASDI maximum of $87,900 for 2004 (as limited in accordance with the Employee Retirement Income Security Act) and includes amounts to a defined benefit plan for employees of our U.K. subsidiary.

(4)	In accordance with the revised rules on executive compensation adopted by the SEC, amounts of long-term compensation have been omitted from the summary compensation table because there have been no grants of stock option awards, supplemental executive retirement plans, change in control agreements or restricted stock units to any of our executive officers in the fiscal years 2004, 2003 or 2002.

(5)	Mr. Hoben is employed under an agreement with us which is automatically extended for one-year periods unless we issue a six-month notice of termination, or Mr. Hoben issues a three-month notice of termination. The contract specifies a certain base salary to be reviewed annually by our Board of Directors . The base salary under this contract for 2004 was $155,000. The contract stipulates that Mr. Hoben was eligible to participate in the Omega Flex 1996 Stock Option Plan, and pursuant to the Plan and the vote of the Board, Mr. Hoben received an option in 1996 to purchase 100 shares (on a pre-split basis) of our common stock at $9,000 per share. Mr. Hoben exercised his option to acquire such shares in 2004. The contract provides for severance of one year’s salary if Mr. Hoben is discharged without cause, or severance of one month’s salary if he is discharged for cause. The contract provides for Mr. Hoben to be furnished with the use of a Company automobile and to be reimbursed for legitimate business expenses.

(6)	Mr. Albino is employed under an agreement with us which is automatically extended for one-year periods unless we issue a six-month notice of termination, or Mr. Albino issues a three-month notice of termination. The contract specifies a certain base salary to be reviewed annually by our Board of Directors . The base salary under this contract for 2004 was $125,000. The contract stipulated that Mr. Albino was eligible to participate in the Omega Flex 1996 Stock Option Plan, and pursuant to the Plan and the vote of the Board, Mr. Albino received an option to purchase 40 shares (on a pre-split basis) of our common stock at $9,000 per share. Mr. Albino exercised his option to acquire such shares in 2004.

(7)	Salary, bonus and certain personal benefits paid to Mr. Quinlan are paid in U.K. pounds sterling. To provide comparability, we have converted such amount to U.S. dollars using an average exchange rate of £1.8354, £1.5126, and £1.4388 for the years 2004, 2003 and 2002, respectively.

Aggregate Stock Options Exercised in 2004, and December 31, 2004 Option Value

The following table provides information, for the five most highly compensated executive officers, on previously granted stock options exercised last year; and on stock option holdings at the end of 2004. There were no stock options granted in 2004.

	Number of Shares Acquired upon		Number of shares underlying unexercised options(3)				Value of unexercised in-the-money Options
Name of Executive	Exercise of Options (1)	$ Value Realized (2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Kevin R. Hoben	100	$1,965,600	0	0	0	0
Mark F. Albino	40	$786,240	0	0	0	0
Steven A. Treichel	0	0	0	0	0	0
E. Lynn Wilkinson	0	0	0	0	0	0
Bernard E. Quinlan	0	0	0	0	0	0
(1)	Shown on a pre-split basis.

(2)	Value is the difference between the book value on a per share basis of our common stock as of June 30, 2004 and the exercise price of the options.

(3)	All options granted under the Omega Flex 1996 Stock Option Plan have been exercised, and the Plan has been terminated by the board of directors as of October 31, 2004.

Employment Agreements

        As of the date of this information statement, we have entered into employment agreements with Kevin Hoben, President of Omega Flex and Mark Albino, Senior Vice President.

        Position and Base Salary. Mr. Hoben’s employment agreement was entered into in 1996 when Mr. Hoben first joined us. The Agreement provides that he will serve as our President and will receive an annual base salary that is currently set at $155,000, which amount may be reviewed at least annually and may be adjusted from time to time by our board of directors.

        Employee Benefits & Perquisites. Mr. Hoben is also entitled to participate in the incentive compensation plan, and to receive employee benefits generally provided by us to our employees in accordance with the terms of such employee benefit plans. Mr. Hoben was eligible to participate in the Omega Flex 1996 Stock Option Plan, and pursuant to the Plan and by a vote of the board of directors, he received an option to purchase 100 shares of our common stock (at pre-distribution levels) at a price of $9,000 per share. Mr. Hoben exercised his option to acquire such shares in 2004, and the shares were issued in October 2004 upon payment of the option price. Finally, the agreement provides that Mr. Hoben will have the use of an automobile purchased or leased by us.

        Term.       The term of Mr. Hoben’s employment agreement was for an initial three-year term which expired in 1999. The agreement is now for consecutive terms of one year which are automatically renewed unless we give a six month termination notice to Mr. Hoben.

        Restrictive Covenants. Mr. Hoben is obligated by the Agreement not to disclose our confidential or proprietary information. During the term of the Agreement and for one year following the termination of the agreement, Mr. Hoben is under an obligation not to compete with us, or to solicit our customers for any third party. While employed by us and for three years after termination of his agreement, Mr. Hoben may not solicit any of our employees for any third party.

Termination

o	If we terminate the agreement for “cause,” Mr. Hoben will be entitled to one-twelfth of his annual salary as severance, but he will not receive any other compensation or benefits after the effective date of his termination for “cause,” except for any bonus earned, but not yet paid under the agreement.

o	If we elect not to extend the term of the agreement, Mr. Hoben will receive as severance an amount equal to his then current annual salary, payable in 26 bi-weekly installments, and shall receive for one year following termination medical and dental benefits without cost, and continued use of a car provided by us.

o	If Mr. Hoben elects to terminate the agreement (other than upon breach of the agreement by us), he shall provide three months’ prior written notice of such termination. Upon termination, he will not be entitled to any further compensation or benefits, except for any bonus earned but not yet paid under the agreement.

        The employment agreement defines “cause” to include among other things, acts of dishonesty or fraud resulting in damage to us, embezzlement or theft of our assets, material breach of the agreement, or conviction of Mr. Hoben of any felony resulting in damage to us.

        Mr. Albino’s employment agreement with us was contemporaneous with Mr. Hoben’s employment agreement, and is substantially similar to Mr. Hoben’s, except as noted below.

o	Mr. Albino is to serve as the Senior Vice President-Manufacturing & Engineering, at an annual base salary that is currently set at $125,000.

o	Mr. Albino received an option to acquire 40 shares (on a pre-split basis) of our common stock. The option was exercised in October 2004, the shares paid for at the option price of $9,000 per share, and the shares issued.

o	Mr. Albino does not have the use of a company vehicle.

o	If the agreement is not extended by us, Mr. Albino will not receive any further compensation or benefits after the effective date of the termination, except for any bonus earned but not yet paid under the agreement.

        We entered into a shareholder agreement in 1996 with Mestek, Inc. and the above officers that imposed certain restrictions on the transfer of any shares acquired by such officer in connection with the Omega Flex 1996 Stock Option Plan, and that also provided for rights by us to “call,” or the officers to “put,” such shares to or from the other party at a per share price based upon our book value. It is expected that this agreement will be terminated immediately preceding the effective date of the distribution and the officers’ “put” rights, and our “call” rights will likewise be affirmatively terminated.

        The following summarizes the material provisions of the employee benefits plans we intend to adopt prior to the distribution. The terms of these plans have not been finalized and are being reviewed by Mestek and us.

401(k) Plan

        We expect to establish a 401(k) plan, similar to the one we have in place through Mestek, that will permit participating employees to contribute a portion of their compensation to the plan on a pre-tax basis. We will make matching contributions to the plan. Generally, participants’ contributions, up to 6% of compensation, will qualify for a 25% match. The plan will also have a discretionary profit sharing contribution feature. The amount of profit sharing contributions allocated to each participant under the plan will be a percentage of the employee’s annual wages, with appropriate adjustments for annual wages that exceed the OASDI maximum. The accounts of our employees under the Mestek, Inc. Savings and Retirement Plan will be transferred from such plans to our 401(k) plan after the distribution.

        The 401(k) plan accounts will be invested by the trustee under the 401(k) plan among a number of available investment options according to the directions of participating employees.

        The 401(k) plan will be designed to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) plan and income earned on plan contributions will not be taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. We will retain the right to amend or terminate the 401(k) plan at any time.

Incentive Compensation Plan

        Payments under our annual employee bonus policy are made on the basis of the respective participation percentage of each employee eligible and participating in the bonus program and on the targets for the specified return on average net assets employed for us. The percentage assigned by the compensation committee to each of the participating executive officers is made by reference to his or her level of performance, responsibility and contribution to our profitability. The performance-based bonus earned by the executive officers under the employee bonus policy is based on their respective participation percentage in our operating profits in excess of a specified return on average net assets employed. The specified return targets for the employee bonus policy for 2004 was a twenty percent (20%) return.

RELATIONSHIPS BETWEEN OUR COMPANY AND MESTEK, INC.

        We were incorporated in 1976 under the name of Tofle America, Inc. as the subsidiary of a Japanese manufacturer of flexible metal hose. For a number of years, we were a manufacturer of flexible metal hose that was sold primarily to customers using the hose for incorporation into finished assemblies for industrial applications. We later changed our name to Omega Flex, Inc., and in 1996, we were acquired by Mestek, Inc.

Historical Relationship with Mestek

        We have been a subsidiary of Mestek since 1996. As a result, in the ordinary course of our business, we have received various services provided by Mestek, including treasury, tax, legal, investor relations, executive oversight and other services. Mestek has also provided us with the services of a number of its executives and employees. Our historical financial statements include allocations by Mestek of a portion of its overhead costs related to these services. These cost allocations have been determined on a basis that we and Mestek consider to be reasonable reflections of the use of these services. Mestek allocated to us $563,000 in 2004 and $348,000 in 2003 of expenses it incurred for providing us these services.

Mestek’s Distribution of Our Stock

        Mestek owns 86% of our common stock until completion of the distribution. In connection with the distribution, Mestek is distributing its entire equity interest in us to its shareholders in a transaction that is intended to be tax-free to Mestek and its U.S. shareholders. The distribution will be subject to a number of conditions, some of which are more fully described below under “—Agreements Between Us and Mestek—Separation and Distribution Agreement.” Mestek may, in its sole discretion, change the terms of the distribution or decide not to complete the distribution before the distribution date.

Agreements Between Us and Mestek

        This section describes the material provisions of agreements between us and Mestek. We encourage you to read the full text of these material agreements. We have entered or will enter into these agreements with Mestek prior to the completion of the distribution in the context of our relationship as a subsidiary of Mestek. The prices and other terms of these agreements may be less favorable to us than those we could have obtained in arm’s-length negotiations with unaffiliated third parties for similar services or under similar agreements. See “Risk Factors—Risks Relating to Our Relationship with Mestek.”

        Separation and Distribution Agreement. The separation and distribution agreement contains the key provisions relating to the distribution by Mestek to its shareholders of our common stock. We expect to enter into this agreement with Mestek on or prior to the distribution date.

        On or prior to the distribution date, Mestek and we will enter into the following ancillary agreements governing various ongoing relationships between Mestek and us following the distribution date:

o	an indemnification and insurance matters agreement;

o	a tax responsibility allocation agreement;

o	a confidential non-disclosure agreement; and

o	a transitional services agreement.

        To the extent that the terms of any of these ancillary agreements conflict with the separation and distribution agreement, the terms of these ancillary agreements will govern. We describe these agreements more fully below.

        Intercompany Receivable. Mestek will still be indebted to us on the date of distribution in an amount we estimate will be approximately $3.8 million, as a result of the prior intercompany financial relationship between our company as a subsidiary and Mestek as the corporate parent. After the distribution, the remaining balance of the intercompany receivable will be converted into a formal promissory note payable in three years and bearing interest at the then prevailing three year U.S. Treasury note yield pluss 100 basis points.

        The Spin-Off. Under the separation and distribution agreement, we are obligated to:

o	prepare and send to Mestek’s shareholders this information statement and other information concerning us, the spin-off and other matters that Mestek reasonably determines is necessary or required by law before the spin-off becomes effective;

o	prepare and file with the SEC the documentation to effect the spin-off and use our reasonable commercial efforts to obtain all necessary approvals from the SEC;

o	prepare and file with the NASDAQ an application to list the shares that will be distributed in the spin-off and use our reasonable commercial efforts to have those shares listed on the NASDAQ; and

o	take the actions necessary under the securities or blue sky laws of the United States and any comparable laws under any foreign jurisdiction.

        Mestek may, at its sole discretion, change the terms of the spin-off, including the date of the spin-off, or decide not to complete the spin-off. Mestek intends to complete the spin-off subject to the following conditions, any of which Mestek may waive:

o	the Form 10 shall be effective under the Exchange Act, with no stop order in effect with respect thereto, and this information statement shall have been mailed to Mestek’s shareholders;

o	the actions and filings necessary under state securities and blue sky laws of the United States and any comparable laws under any foreign jurisdictions must have been taken and become effective;

o	our common stock shall have been approved for listing on the NASDAQ, subject to official notice of issuance;

o	the legal opinion Mestek has received from Greenberg Traurig, LLP with respect to the tax treatment of the spin-off has not been revoked or modified by Greenberg Traurig in any material respect and continues to be in effect;

o	the amended and restated articles of incorporation and by-laws described below under “Description of Capital Stock” must be in effect;

o	each ancillary agreement must be duly executed and delivered and be in full force and effect;

o	all material government approvals necessary to complete the spin-off must be in effect;

o	no legal restraints may exist preventing the spin-off and no other event outside the control of Mestek has occurred or failed to occur that prevents the completion of the spin-off; and

o	nothing shall have happened that makes the spin-off inadvisable in the judgment of Mestek’s board of directors.

        Mestek Consent. We agree that we may not, without the consent of the Mestek board of directors, issue additional shares of our common stock, or enter into a transaction that would constitute a change of more than 50% of the ownershiop of our common stock from such ownership as of the distribution date, or sell or transfer a material portion of our business or assets.

        Information Exchange. We and Mestek will agree to share information with each other for use as long as no law or agreement is violated, it is not commercially detrimental to us or Mestek, and no attorney-client privilege is waived:

o	to satisfy reporting, disclosure, filing and other obligations;

o	in connection with legal proceedings other than claims that we and Mestek have against each other;

o	to comply with obligations under the agreements between Mestek and us; and

o	in connection with the ongoing businesses of Mestek and our company as it relates to the conduct of these businesses before the spin-off.

        Mestek and we will also agree:

o	to use reasonable commercial efforts to retain information that may be beneficial to the other; and

o	to use reasonable commercial efforts to provide the other with employees, personnel, officers or agents for use as witnesses in legal proceedings and any books, records or other documents that may be required by the other party for the legal proceedings.

        Auditing Practices. We will agree:

o	to select the same independent accounting firm as Mestek’s for any accounting periods that include any financial reporting period for which our financial results are consolidated with Mestek’s financial statements;

o	to use reasonable commercial efforts to cause our auditors to date their opinion on our audited annual financial statements on the same date that Mestek’s auditors date their opinion on Mestek’s consolidated financial statements and to enable Mestek to meet its timetable for the printing, filing and the dissemination to the public of any of its annual financial statements that include any financial reporting period for which our financial results are consolidated with Mestek’s financial statements;

o	to provide Mestek with all relevant information that Mestek reasonably requires to enable Mestek to prepare its quarterly and annual financial statements for quarters or years that include any financial reporting period for which our financial results are consolidated with Mestek’s financial statements;

o	to grant Mestek’s internal auditors access to the personnel performing our annual audits and quarterly reviews and the related work papers; and

o	not to change our accounting principles, or restate or revise our financial statements, if doing so would require Mestek to restate or revise its financial statements for periods in which our financial results are included in Mestek’s consolidated financial statements unless we are required to do so to comply in all material respects with generally accepted accounting principles and SEC requirements.

        Expenses. Both we and Mestek will pay our respective out-of-pocket costs and expenses incurred with respect to the distribution.

        Termination and Amendment of the Agreement. Mestek may amend the separation and distribution agreement at any time prior to the consummation of the distribution without our approval. Mestek in its sole discretion can terminate the separation and distribution agreement and all ancillary agreements at any time before the consummation of the distribution. Neither we nor Mestek may terminate the separation and distribution agreement at any time after the consummation of the distribution unless the other agrees.

Indemnification and Insurance Matters Agreement.

        Indemnification.    In general, under the indemnification and insurance matters agreement, we will agree to indemnify Mestek, its affiliates and each of its and their respective directors, officers, employees, agents and representatives from all liabilities that arise from:

o	any breach by us of the separation and distribution agreement or any ancillary agreement; and

o	any of our liabilities reflected on our consolidated balance sheets included in this information statement;

o	our assets or businesses;

o	the management or conduct of our assets or businesses;

o	the liabilities allocated to or assumed by us under the separation and distribution agreement, the indemnification and insurance matters agreement or any of the other ancillary agreements;

o	various on-going litigation matters in which we are named defendant, including any new claims asserted in connection with those litigations, and any other past or future actions or claims based on similar claims, facts, circumstances or events, whether involving the same parties or similar parties, subject to specific exceptions;

o	claims that are based on any violations or alleged violations of U.S. or foreign securities laws in connection with transactions arising after the distribution relating to our securities and the disclosure of financial and other information and data by us or the disclosure by Mestek as part of the distribution of our financial information or our confidential information;

o	any actions or claims based on violations or alleged violations of securities or other laws by us or our directors, officers, employees, agents or representatives, or breaches or alleged breaches of fiduciary duty by our board of directors, any committee of our board or any of its members, or any of our officers or employees; or

o	any act(s) by us that cause the distribution not to qualify as a tax-free transaction under Sec. 355 of the Internal Revenue Code of 1986, as amended.

        Mestek will agree to indemnify us and our affiliates and our directors, officers, employees, agents and representatives from all liabilities that arise from:

o	any breach by Mestek of the separation and distribution agreement or any ancillary agreement; and

o	any liabilities allocated to or to be retained or assumed by Mestek under the separation and distribution agreement, the indemnification and insurance matters agreement or any other ancillary agreement;

o	incurred by Mestek in connection with the management or conduct of Mestek's businesses; and

o	arising out of various ongoing litigation matters to which we are not a party.

        Mestek will not be obligated to indemnify us against any liability for which we are also obligated to indemnify Mestek. Recoveries by Mestek under insurance policies will reduce the amount of indemnification due from us to Mestek only if the recoveries are under insurance policies Mestek maintains for our benefit. Recoveries by us will in all cases reduce the amount of any indemnification due from Mestek to us.

        Under the indemnification and insurance matters agreement, a party will have the right to control the defense of third-party claims for which it is obligated to provide indemnification, except that Mestek will have the right to control the defense of any third-party claim or series of related third-party claims in which it is named as a party whether or not it is obligated to provide indemnification in connection with the claim and any third-party claim for which Mestek and we may both be obligated to provide indemnification. We may not assume the control of the defense of any claim unless we acknowledge that if the claim is adversely determined, we will indemnify Mestek in respect of all liabilities relating to that claim. The indemnification and insurance matters agreement does not apply to taxes covered by the tax responsibility allocation agreement.

        Insurance Matters. Under the indemnification and insurance matters agreement, we will be responsible for obtaining and maintaining insurance programs for our risk of loss and our insurance arrangements will be separate from Mestek’s insurance programs.

        Disputes.Any disputes under this agreement are subject to non-binding mediation and if not resolved at that stage, then by binding arbitration. Any arbitration will be conducted by an impartial arbitrator selected by us and Mestek.

        Offset.Mestek will be permitted to reduce amounts it owes us under any of our agreements with Mestek, by amounts we may owe to Mestek under those agreements.

        Assignment. We may not assign or transfer any part of the indemnification and insurance agreement without Mestek’s prior written consent. Nothing contained in the agreement restricts the transfer of the agreement by Mestek.

        Tax Responsibility Allocation Agreement. In order to allocate our responsibilities for taxes and certain other tax matters, we and Mestek will enter into a tax responsibility allocation agreement prior to the date of the distribution. Under the terms of the agreement, with respect to consolidated federal income taxes, and consolidated, combined and unitary state income taxes, Mestek will be responsible for, and will indemnify and hold us harmless from, any liability for income taxes with respect to taxable periods or portions of periods ending prior to the date of distribution to the extent these amounts exceed the amounts we have paid or will pay to Mestek prior to the distribution or in connection with the filing of relevant tax returns. Mestek will also be responsible for, and will indemnify and hold us harmless from, any liability for income taxes of Mestek or any member of the Mestek group (other than us) by reason of our being severally liable for those taxes under U.S. Treasury regulations or analogous state or local provisions. Under the terms of the agreement, with respect to consolidated federal income taxes, and consolidated, combined and unitary state income taxes, we will be responsible for, and will indemnify and hold Mestek harmless from, any liability for our income taxes for all taxable periods, whether before or after the distribution date. With respect to separate state income taxes, we will also be responsible for, and will indemnify and hold Mestek harmless from, any liability for income taxes with respect to taxable periods or portions of periods beginning on or after the distribution date. We will also be responsible for, and will indemnify and hold Mestek harmless from, any liability for our non-income taxes and our breach of any obligation or covenant under the terms of the tax responsibility allocation agreement, and in certain other circumstances as provided therein. In addition to the allocation of liability for our taxes, the terms of the agreement also provide for other tax matters, including tax refunds, returns and audits.

        Confidential Non-Disclosure Agreement. The confidential disclosure agreement we will enter into with Mestek provides that both parties will agree not to disclose for five years confidential information of the other party except in specific circumstances in which a party is legally compelled to make disclosure.

        Transitional Services Agreement. The transitional services agreement we will enter into with Mestek will permit us to continue to use certain corporate services previously provided to us by Mestek as a subsidiary corporation in exchange for a management charge. After the distribution the scope of these services will be limited to legal, strategic financial planning and SEC reporting, and tax services by certain Mestek corporate employees. In exchange for these services, we expect to pay approximately $70,000 for certain financial and tax services. In addition, Mestek’s Associate General Counsel and our Assistant Secretary, will serve as our general counsel for legal matters and we will pay approximately 20% of his salary for such services.

SECURITY OWNERSHIP OF MANAGEMENT

        Prior to the distribution, eighty-six percent (86%) of all of the outstanding shares of our common stock are owned beneficially and of record by Mestek. The remaining shares are owned beneficially and of record by Mr. Hoben and Mr. Albino. To the extent directors and executive officers own or will own Mestek common stock prior to the distribution, they will receive shares of our common stock in the distribution on the same basis as other holders of Mestek common stock. The following table sets forth information with respect to the projected beneficial ownership of our outstanding common stock, immediately following the completion of the distribution, by:

o	each person who is known by us to be the beneficial owner of 5% or more of our common stock;

o	each of our directors and our chief executive officer; and

o	all of our directors, director nominees and executive officers as a group.

        The projections below are based on the number of shares of Mestek common stock beneficially owned by each person or entity at the record date as evidenced by Mestek’s records and a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d) or 13(g) and Section 16(a) of the Exchange Act. The share amounts in the table will not change unless there is a change in the exchange ratio of the distribution. The percentage ownership of our common stock immediately following the distribution will be approximately the same as the percentage ownership of such person or entity immediately prior to the distribution. Percentage ownership is calculated based on 8,600,103 shares of Mestek common stock issued and outstanding on January 1, 2005, and adjusted as required by rules promulgated by the Securities and Exchange Commission. Except as set forth in the table below, upon completion of the distribution, we do not expect any person to own more than five percent of our outstanding common stock.

        Except as otherwise noted in the footnotes below, the entity, individual director or executive officer or their family members or principal shareholder has sole voting and investment power with respect to such securities.

Beneficial Owner	Shares of Common Stock Owned	Percent of Class

Directors
John E. Reed	3,311,200 (1)	32.61
Stewart B. Reed	2,195,387 (2)	21.62
Kevin R. Hoben	1,015,363	10.00
Mark F. Albino	406,145	4.00
David K. Evans	0	*
Bruce C. Klink	0	*
David W. Hunter	22,830 (3)	*
Lawrence J. Cianciolo	0	*
Edward J. Trainor	500	*
Executive Officers
Steven A. Treichel	0	0
E. Lynn Wilkinson	0	0
Bernard E. Quinlan	0	0
Total	6,951,425	68.46

*indicates less than 1% ownership of the issued and outstanding common stock.

(1)	Excludes 13,307 shares of common stock held by a family trust for which he is not trustee, to which he disclaims beneficial ownership. Excludes 1,712,691 shares of common stock held by John E. Reed as trustee for various family trusts, but for which he disclaims beneficial ownership. Includes 13,307 shares of common stock held by his wife, to which he disclaims beneficial ownership, and 524,994 shares of common stock owned by Sterling Realty Trust, a Massachusetts trust of which John E. Reed is the trustee and of which he and a family trust are the beneficiaries.

(2)	Includes 1,325,833 shares of common stock owned by the Stewart B. Reed Trust, of which Stewart B. Reed is the beneficiary and John E. Reed is the trustee.

(3)	Includes 9,500 shares of common stock held by his spouse to which he disclaims beneficial ownership.

DESCRIPTION OF CAPITAL STOCK

        The following information reflects our amended and restated Articles of Incorporation and by-laws as we expect these documents will be in effect at the time of the distribution.

Authorized Capital Stock

        Immediately following the distribution, our authorized capital stock will consist of 20,000,000 shares of common stock, par value of $0.01 per share, and 5,000,000 shares of preferred stock. Immediately following the distribution, approximately 10,153,633 shares of our common stock will be issued and outstanding, based on the outstanding shares of Mestek as of the record date, excluding Mestek treasury stock. No shares of our preferred stock will be outstanding as of the effective date of the distribution.

Common Stock

        The holders of our common stock will be entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our Board with respect to any series of preferred stock, the holders of such shares will possess all voting power. Subject to any preferential rights of any outstanding series of our preferred stock created by our Board from time to time, the holders of common stock will be entitled to such dividends as may be declared from time to time by our board from funds available therefore and upon liquidation will be entitled to receive pro rata the value of all assets available for distribution to such holders.

        The holders of our common stock will have no preemptive rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. All outstanding shares of our common stock are, and after the distribution will continue to be, fully paid and non-assessable.

Preferred Stock

        Under the amended and restated Articles of Incorporation, the Board of Directors has the authority, without further action by shareholders, to issue up to 5,000,000 shares of preferred stock. The board may issue preferred stock in one or more series and may determine the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common shareholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of decreasing the market price of the common stock and could delay, deter or prevent a change in control of our company. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions

        In addition to the agreement we have entered into with Mestek that for 2 years following the distribution requires us to obtain the consent of the Mestek Board of Directors to any transaction or issuance of our common stock that could result in a change in control of Omega Flex, various provisions contained in our amended and restated Articles of Incorporation and by-laws could delay or discourage some transactions involving an actual or potential change in control of us or our management. These provisions may limit the ability of shareholders to remove current management or approve transactions that shareholders may deem to be in their best interests and could adversely affect the price of our common stock. These provisions contained in our amended and restated Articles of Incorporation and by-laws could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of shareholders to remove current management or approve transactions that shareholders may deem to be in their best interests and could adversely affect the price of our common stock. These provisions:

o	authorize our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

o	divide our board of directors into three classes of directors, with each class serving a staggered three-year term. As the classification of the board of directors generally increases the difficulty of replacing a majority of the directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors;

o	prohibit cumulative voting in the election of directors. Under cumulative voting, a minority shareholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors;

o	require that any action required or permitted to be taken by our shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing;

o	state that special meetings of our shareholders may be called only by the Chairman of the board of directors, our Chief Executive Officer or by the board of directors after a resolution is adopted by a majority of the total number of authorized directors;

o	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at a meeting;

o	provide that certain provisions of our amended and restated Articles of Incorporation can be amended only by supermajority vote of the outstanding shares, and that our by-laws can be amended only by two-thirds vote of our board of directors;

o	allow our directors, not our shareholders, to fill vacancies on our board of directors; and

o	provide that the authorized number of directors may be changed only by resolution of the board of directors.

Market Price

        There have not been any sales of the Omega Flex common stock (other than by reason of the exercise of options by two officers of Omega, described below) prior to the distribution, and therefore there is no market price for the shares.

Recent Sales

        There have not been any sales of the Omega Flex common stock prior to the distribution. However, in October 2004, Kevin R. Hoben and Mark F. Albino, both of whom are officers and directors of Omega Flex, notified Omega Flex that they had elected to exercise in full the stock options granted to them in 1996 pursuant to the Omega Flex, Inc. 1996 Stock Option Plan. Mr. Hoben and Mr. Albino paid for the exercise price of their options as determined in 1996, and received the shares of Omega Flex common stock provided in their respective options. To enable Mr. Hoben and Mr. Albino to exercise their respective options in Omega Flex, Mestek lent approximately $900,000 to Mr. Hoben and $360,000 to Mr. Albino on October 8, 2004, with the expectation that these amounts, each evidenced by promissory notes bearing interest at 6.75% per annum, would be re-paid promptly upon the payment of a dividend by Omega Flex shortly thereafter. Mr. Hoben and Mr. Albino were not executive officers of Mestek at the time of the loan or at any time prior to such loan. With the proceeds of these loans Mr. Hoben and Mr. Albino acquired their respective shares of Omega Flex by exercising their respective options on October 12, 2004, each tendering bank checks to Omega Flex for the purchase price of the shares. On October 13, 2004, Omega Flex issued a dividend in the aggregate amount of $9,000,000, wiring funds due as a result of this dividend to Mr. Hoben and Mr. Albino, who immediately on that date repaid Mestek, by personal checks, including 5 days accrued interest, and the promissory notes were cancelled as paid in full.

Transfer Agent and Registrar

        EquiServe Trust Company, N.A. will be the transfer agent and registrar for our common stock.

NASDAQ National Market Listing

        We have applied to have our common stock listed on the NASDAQ National Market under the symbol “OFLX.”

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our amended and restated Articles of Incorporation provide for indemnification of our officers and directors to the extent permitted by Pennsylvania law, which generally permits indemnification for actions taken by officers or directors as our representatives if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. We have entered into indemnification agreements with our officers and directors to specify the terms of our indemnification obligations. In general, these indemnification agreements provide that we will:

o	indemnify our directors and officers to the fullest extent now permitted under current law and to the extent the law later is amended to increase the scope of permitted indemnification;

o	advance payment of expenses to a director or officer incurred in connection with an indemnifiable claim, subject to repayment if it is later determined that the director or officer was not entitled to be indemnified;

o	reimburse the director or officer for any expenses incurred by the director or officer in seeking to enforce the indemnification agreement; and

o	have the opportunity to participate in the defense of any indemnifiable claims against the director or officer.

        As permitted under Pennsylvania law, the by-laws contain a provision eliminating the personal liability of directors to us and our shareholders for monetary damages for any action taken, except for breaches of, or failure to perform their fiduciary duties, and such breach or failure constituted self-dealing, willful misconduct or recklessness. The applicable provisions of Pennsylvania law pertain only to breaches of duty by directors as directors and not in any other corporate capacity, including as officers. As a result of the inclusion of these provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which in violation of their fiduciary duties and are not the result of self-dealing, willful misconduct or recklessness, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

        The separation and distribution agreement that we will enter into with Mestek provides for indemnification by us of Mestek and its directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934 in connection with the distribution, and a mutual indemnification of each other for product liability claims arising from their respective businesses, and also requires that we indemnify Mestek for various liabilities of Omega Flex, and for any tax that may be imposed with respect to the distribution and which result from our actions or omissions in that regard.

AVAILABLE INFORMATION

        We intend to furnish the holders of our common stock with annual reports containing financial statements audited by an independent public accounting firm. We also intend to furnish other reports as we may determine or as required by law.

        After the distribution, we will be subject to the informational requirements of the Securities Exchange Act and will therefore be required to file reports, proxy statements and other information with the Securities and Exchange Commission. Information that we file with the Securities and Exchange Commission after the date of this information statement will automatically supersede the information in this information statement and any earlier filed incorporated information. You may read these reports, proxy statements and other information and obtain copies of these documents and information as described above.

        No person is authorized to give any information or to make any representations other than those contained in this information statement, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this information statement nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in our affairs since the date hereof.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Omega Flex, Inc.

        We have audited the accompanying consolidated balance sheets of Omega Flex, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Omega Flex, Inc. and subsidiaries as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Vitale Caturano & Company, Ltd.

Boston, Massachusetts
February 11, 2005 (except for certain
matters discussed in Note 1 and Note 14 as
to which the date is July 1, 2005.)

OMEGA FLEX, INC.

CONSOLIDATED BALANCE SHEETS

	December 31 2003	December 31 2004	March 31, 2005 (unaudited)
	(Dollars in thousands)
ASSETS
Current Assets
Cash and Cash Equivalents	$264	$280	$362
Accounts Receivable - less allowances of
$69, $69, and $114 respectively	5,345	8,780	7,322
Inventories	4,901	5,432	6,323
Intercompany Receivable from Parent Company	14,059	16,572	6,503
Other Current Assets	242	235	214
Total Current Assets	24,811	31,299	20,724
Property and Equipment - net	6,095	5,697	5,916
Goodwill-net	3,526	3,526	3,526
Total Assets	$34,432	$40,522	$30,166
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current Portion of Long-Term Debt	$---	$186	$186
Accounts Payable	1,152	1,847	1,676
Accrued Compensation	1,402	1,936	648
Common Stock Subject to Put Obligation (See Note 12)	2,621	3,465	2,384
Accrued Commissions	225	346	672
Other Accrued Liabilities	3,097	5,060	3,496
Total Current Liabilities	8,497	12,840	8,734
Long-Term Debt	---	3,411	3,364
Deferred Taxes	81	235	240
Other Liabilities	222	36	---
Total Liabilities	8,800	16,522	12,666
Minority Interests	13	4	14
Shareholders' Equity:
Common Stock - 8,730,543 shares, 10,153,633 shares and
10,153,633 shares issued, respectively
(See Notes 1, 5, 12 and 14)	52	52	52
Paid in Capital	9,046	9,046	9,046
Retained Earnings	16,176	14,437	7,784
Accumulated Other Comprehensive Income	345	461	604
Total Shareholders' Equity	25,619	23,996	17,486
Total Liabilities and Shareholders' Equity	$34,432	$40,522	$30,166

See Accompanying Notes to Consolidated Financial Statements.

OMEGA FLEX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,					For the three-months ended March 31,
	2002 (audited)	2003 (audited)	2004 (audited)	2004 (unaudited)	2005 (unaudited)
	(Dollars in thousands, except earnings per Common Share)
Net Sales	$34,963	$36,996	$48,165	$11,087	$13,251
Cost of Goods Sold	18,366	18,893	23,397	5,618	6,478
Gross Profit	16,597	18,103	24,768	5,469	6,773
Selling Expense	6,367	6,569	8,709	1,953	2,415
General and Administrative Expense	3,203	3,554	5,490	1,104	1,685
Engineering Expense	1,235	1,433	1,363	405	321
Operating Profit	5,792	6,547	9,206	2,007	2,352
Interest Income, Net	300	335	371	80	64
Other Income, Net	---	10	134	1	7
Income Before Income Taxes	6,092	6,892	9,711	2,088	2,423
Income Tax Expense	2,529	2,855	3,710	868	1,035
Net Income	$3,563	$4,037	$6,001	1,220	1,388
Basic Earnings per Common Share:
Net Income	$0.41	$0.46	$0.66	$0.14	$0.14
Basic Weighted Average Shares Outstanding	8,732	8,732	9,034	8,732	10,154
Diluted Earnings per Common Share:
Net Income	$0.35	$0.40	$0.59	$0.12	$0.14
Diluted Weighted Average Shares Outstanding	10,154	10,154	10,154	10,154	10,154

See Accompanying Notes to Consolidated Financial Statements.

OMEGA FLEX, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
For the years ended December 31, 2002, 2003, and 2004
And
For the quarter ended March 31, 2005
(unaudited)

(Dollars in Thousands)	Common Shares Outstanding (see Notes 1, 5, 12, and 14)	Common Stock	Paid In Capital	Retained Earnings	Accumulated Other Comprehensive Gain (Loss)	Total

Balance - December 31, 2001	8,732,125	$52	$9,046	$8,576	($9)	$17,665
Net Income				3,563		3,563
Cumulative Translation Adjustment					(1)	(1)
Net Comprehensive						3,562
Balance - December 31, 2002	8,732,125	52	9,046	12,139	(10)	21,227
Net Income				4,037		4,037
Cumulative Translation Adjustment					355	355
Net Comprehensive						4,392
Balance - December 31, 2003	8,732,125	52	9,046	16,176	345	25,619
Net Income				6,001		6,001
Cumulative Translation Adjustment					116	116
Net Comprehensive Income						6,117
Common Shares issued (See Note 14)	1,421,508
Dividends Paid				(7,740)		(7,740)
Balance - December 31, 2004	10,153,633	52	9,046	14,437	461	23,996
Net Income				1,388		1,388
Cumulative Translation Adjustment					143	143
Net Comprehensive Income						1,531
Dividends Paid				(8,041)		(8,041)
Balance - March 31, 2005	10,153,633	$52	$9,046	$7,784	$604	$17,486

See Accompanying Notes to Consolidated Financial Statements

OMEGA FLEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,					For the three-months ended March 31,
	2002	2003	2004	2004	2005
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net Income	$3,563	$4,037	$6,001	$1,220	$1,388
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities:
Depreciation and Amortization	569	628	665	201	167
Stock Based Compensation Expense	635	668	844	183	228
Provision for Losses on Accounts
Receivable, net of write-offs and recoveries	(47)	47	---	32	45
Change in Minority Interests	41	3	(4)	2	(1)
Changes in Assets and Liabilities:
Accounts Receivable	(484)	(388)	(3,435)	(1,072)	1,413
Inventory	(192)	(304)	(531)	(15)	(891)
Accounts Payable	193	(30)	695	276	(171)
Accrued Compensation	515	(509)	534	(888)	(1,288)
Intercompany Receivable from Mestek, Inc.	(5,514)	(110)	(2,513)	492	10,069
Other Liabilities	981	831	1946	(461)	(1,258)
Other Assets	(28)	(104)	108	42	21
Net Cash Provided by Operating Activities	232	4,769	4,310	12	9,722
Cash Flows from Investing Activities:
Capital Expenditures	(179)	(4,939)	(267)	(47)	(386)
Net Cash (Used in) Provided by Investing Activities	(179)	(4,939)	(267)	(35)	(386)
Cash Flows from Financing Activities:
Principal Payments Under Long
Term Debt Obligations	---	---	(123)	---	(47)
Proceeds from Issuance of Long Term Debt	---	---	3,720	---	---
Proceeds of stock option exercise (see Note 14)	---	---	1,260	---	---
Dividends paid (see Note 14)	---	---	(1,260)	--	(1,309)
Intercompany Dividends Paid (see Note 14)	---	---	(7,740)	---	(8,041)
Net Cash Provided by (Used In) Financing Activities	---	---	(4,143)	---	(9,397)
Net Increase (Decrease) in Cash and Cash Equivalents	53	(170)	(100)	(35)	(61)
Translation effect on cash	(1)	355	116	138	143
Cash and Cash Equivalents - Beginning of Period	27	79	264	264	280
Cash and Cash Equivalents - End of Period	$79	$264	$280	$367	$362

See Accompanying Notes to Consolidated Financial Statements.

OMEGA FLEX, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.     SIGNIFICANT ACCOUNTING POLICIES

Description of Business

        The Company is a leading manufacturer of flexible metal hose, which is used in a variety of applications to carry gases and liquids within their particular applications, including carrying liquefied gases in certain processing applications, fuel gases within residential and commercial buildings, vibration absorbers in high vibration applications, and other types of gases and fluids in a number of industrial applications where the customer requires the piping to have both a degree of flexibility and/or an ability to carry corrosive compounds or mixtures, or to carry at both very high and very low (cryogenic) temperatures.

        The Company manufactures flexible metal hose at its facility in Exton, Pennsylvania, and sells its product through distributors, wholesalers and to original equipment manufacturers (“OEMs”) throughout North America, and in certain European markets.

Spin-Off

        On January 19, 2005, Mestek, Inc. (Mestek) and the Company announced that Mestek intended to distribute it’s 86% equity interest in the Company in a spin-off, pro rata, to all of the Mestek’s public shareholders as of a record date June 23, 2005 (the “Spin-Off”). In conjunction with the Spin-Off, the Company proposes to file a Form 10 registration under the Securities Exchange Act of 1934 and would expect to be a publicly traded, reporting company following the Spin-Off. The Spin-Off will not require any vote of the Mestek’s shareholders. See Note 14.

Basis of Presentation

        The consolidated financial statements include the accounts of Omega Flex, Inc. (Omega) and its subsidiaries (collectively the “Company”). All material inter-company accounts and transactions have been eliminated in consolidation. In the opinion of management, the financial statements include all material adjustments, necessary for a fair presentation of the Company’s financial position, results of operations and cash flows. Other than its subsidiaries, Exton Ranch, Inc., a Delaware corporation, and Omega Flex, Limited, a British corporation, the Company has no equity or debt investments in any other entities.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates and assumptions related to revenue recognition, accounts receivable valuations, inventory valuations, goodwill valuation, intangible asset valuations, warranty costs, investments, accounting for income taxes and the realization of deferred tax assets. Actual amounts could differ significantly from these estimates.

Revenue Recognition

        The Company’s revenue recognition activities relate almost entirely to the manufacture and sale of flexible metal hose and pipe. Under generally accepted accounting principles, revenues are considered to have been earned when the Company has substantially accomplished what it must do to be entitled to the benefits represented by the revenues. The following criteria represent preconditions to the recognition of revenue:

o	Persuasive evidence of an arrangement for the sale of product or services must exist.

o	Delivery has occurred or services rendered.

o	The sales price to the customer is fixed or determinable.

o	Collection is reasonably assured.

        The Company generally recognizes revenue upon shipment in accordance with the above principles.

Cash Equivalents

        The Company considers all highly liquid investments with a remaining maturity of 90 days or less at the time of purchase to be cash equivalents. Cash equivalents include investments in an institutional money market fund, which invests in U.S. Treasury bills, notes and bonds, and/or repurchase agreements, backed by such obligations.

Inventories

        Inventories are valued at the lower of cost or market. Cost of inventories is principally determined by the first-in, first-out (FIFO) method.

Property and Equipment

        Property and equipment are carried at cost. Depreciation and amortization are computed using the straight-line and accelerated methods over the estimated useful lives of the assets or, for leasehold improvements, the life of the lease, if shorter. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant improvements are capitalized.

Excess of Cost Over Net Assets of Acquired Companies (Goodwill)

        Through December 31, 2001, the Company amortized Goodwill on the straight-line basis over the estimated period to be benefited, typically 25 years. The Company continually evaluated the carrying value of Goodwill in accordance with FAS 121 prior to December 31, 2001. Any impairment was recognized in accordance with the appropriate accounting standards.

        In accordance with FAS 142, the Company ceased recording amortization of goodwill and intangible assets with indefinite lives effective January 1, 2002. In addition, the Company completed the first step of the transitional goodwill impairment test based on the amount of goodwill as of the beginning of fiscal year 2002, as required by FAS 142. The Company performed a valuation to determine the fair value of the Company. Based on the results of the first step of the transitional goodwill impairment test, the Company determined that no goodwill impairment existed as of January 1, 2002, under FAS 142. The Company performed annual valuation exercises in accordance with FAS 142 as of December 31, 2003 and December 31, 2004 which analyses indicated in both cases no impairment of goodwill.

Advertising Expense

        Advertising costs are charged to operations as incurred. Such charges aggregated $378,000, $323,000, and $493,000, for the years ended December 31, 2002, 2003, and 2004, respectively.

Research and Development Expense

        Research and development expenses are charged to operations as incurred. Such charges aggregated $547,000, $720,000, and $505,000, for the years ended December 31, 2002, 2003, and 2004, respectively and are included in Engineering expense in the accompanying financial statements.

Treasury Shares

        The Company has not acquired any shares of its common stock.

Earnings per Common Share

        Basic earnings per share have been computed using the weighted average number of common shares outstanding. Common stock options of the Company, as more fully described in Note 14, were considered in the computation of diluted earnings per share, except when such effect would be antidilutive. Basic and diluted weighted average shares outstanding have been adjusted for all periods to give retroactive effect to the stock split which was completed on June 23, 2005, as more fully described in Note 14.

Stock Based Compensation

        The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (“FAS No. 123”). As permitted by the accounting standard, the Company has chosen to continue to account for stock-based compensations using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25. Accordingly, no compensation expense has been recognized for its stock-based compensation plan, except as explained in Note 12.

        The Company made no option grants, modifications of option grants, or settlement of option grants in the three year period ended December 31, 2004 and accordingly, there was no compensation expense impact or pro forma adjustments to Net Income, Basic earnings per share or Diluted earnings per share.

Currency Translation

        Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at exchange rates prevailing on the balance sheet date. The Statement of Operations is translated at average exchange rates. Net foreign currency transactions are reported in the results of operations in U.S. dollars at average exchange rates. Adjustments resulting from the translation of financial statements are excluded from the determination of income and are accumulated in a separate component of shareholders’ equity.

Income Taxes

        The Company has elected in 2004 and prior years to file its federal income tax return as part of the Mestek, Inc. parent company, consolidated return. Mestek and the Company account for the Company’s federal tax liabilities on the “separate company basis” method in accordance with FAS 109, Accounting for Income Taxes. Under this method the Company records tax expense and related deferred taxes and tax benefits in a manner comparable to that which it would record if it were not affiliated with Mestek.

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

Other Comprehensive (Loss) Income

        For the years ended December 31, 2002, 2003, and 2004, and the quarter ended March 31, 2005 respectively, the components of Other Comprehensive (Loss) Income consisted solely of foreign currency translation adjustments.

New Accounting Pronouncements

        In January 2003, FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. In December of 2003 FASB issued FIN 46 (R) which, among other things, deferred the consolidation requirements for existing entities until the first reporting period ending after March 15, 2004. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The application of FIN 46 did not have any material effect on its Consolidated Financial Statements.

        In May 2003 FASB issued FAS 150: Accounting for Certain Financial Instruments with Characteristics of both liabilities and Equity. FAS 150 established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies and obligation of the issuer. FAS 150 was effective for financial instruments entered into or modified after May 31, 2003 and was otherwise effective at the beginning of the first interim period beginning after June 30, 2003, except for mandatorily redeemable financial instruments of non-public entities, which were subject to the provisions of FAS 150 for the first fiscal period beginning after December 15, 2003. The Company does not believe that it has issued any financial instruments subject to the requirements of FAS 150 and accordingly the adoption of FAS 150 by the Company in 2003 did not have a material effect on the Company’s financial statements.

        In December 2003, the SEC issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, which codifies, revises and rescinds certain sections of SAB No. 101, Revenue Recognition, in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes noted in SAB 104 did not have a material effect on the Company’s financial position, results of operations and cash flows.

        FASB Statement No. 123 (Revised 2004), Share-Based Payment (SFAS 123R) was issued in December, 2004. SFAS 123R replaces SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123R requires companies to recognize the compensation cost related to share-based payment transactions with employees in the financial statements. The compensation cost is measured based upon the fair value of the instrument issued. Share-based compensation transactions with employees covered within SFAS 123R include share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

        SFAS 123 included a fair-value-based method of accounting for share-based payment transactions with employees, but allowed companies to continue to apply the guidance in APB 25 provided that they disclose in the footnotes to the financial statements the pro forma net income if the fair-value-based method been applied. As explained above, the Company is currently reporting share-based payment transactions with employees in accordance with APB 25 and provides the required disclosures.

        SFAS 123R will be effective for the Company for the first interim or annual reporting period that begins after December 15, 2005.

        All public and non-public entities that used the fair value based method for either recognition or disclosure under SFAS 123 shall apply the modified prospective application transition method. The modified prospective application transition method requires the application of this standard to:

All new awards issued after the effective date;

All modifications, repurchased or cancellations of existing awards after the effective date; and

Unvested awards at the effective date.

        As there are no unvested awards outstanding as of the date of this report, the Company does not presently expect to recognize any compensation cost in the year of adoption of FAS 123R.

2.     INVENTORIES

        Inventories consisted of the following at:

	December 31			March 31
	2003	2004	2005
Finished Goods	$3,983	$3,856	$4,758
Raw Materials	918	1,576	1,565
Total Inventory	$4,901	$5,432	$6,323

3.     PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following at December 31:

	2003	2004	Depreciation and Amortization Est. Useful Lives
	(in thousands)
Land	$ 538	$ 538
Buildings	4,112	4,141	15-39 Years
Leasehold Improvements	39	39	3-10 Years
Equipment	5,149	5,387	3-10 Years
Accumulated Depreciation	(3,743)	(4,408)
	$6,095	$5,697

        The above amounts include $238,000 at December 31, 2004 in assets that had not yet been placed in service by the Company. No depreciation was recorded in the related periods for these assets.

        Depreciation and amortization expense related to continuing operations was $569,000, $628,000, and $665,000, for the years ended December 31, 2002, 2003, and 2004, respectively, and $167,000 for the quarter ended March 31, 2004.

4. DEBT

Short-term Debt:

        The Company has cumulatively advanced more to Mestek than it has borrowed resulting in a net Intercompany Receivable from Mestek of $6,503,000at March 31, 2005, $16,572,000 at December 31, 2004 and $14,059,000 at December 31, 2003. The Intercompany Receivable from Mestek includes interest accrued on the average balance outstanding during each quarter at rates which approximate LIBOR plus 1 percent. Interest income related to this accrual was $300,000, $335,000 and $457,000, in 2002, 2003 and 2004, respectively, and $64,000 for the quarter ended March 31, 2005.

Long-term Debt:

        Long-term debt consisted of the following at:

	March 31			December 31
	2003	2004	2005
	(in thousands)
Mortgage Note	---	$3,597	$3,550
Less Current Maturities	---	(186)	(186)
	---	$3,411	$3,364

        Mortgage Note – On April 16, 2004, the Company’s subsidiary Exton Ranch, Inc. borrowed $ 3,720,000 evidenced by a mortgage note payable to Sovereign Bank. The mortgage note bears interest at LIBOR, plus 1.75% and matures on April 16, 2014. The mortgage note is amortized on a twenty year schedule, but matures ten years after the date of the mortgage note. The monthly payments include a fixed principal payment of $15,500 per month and a variable interest payment based on the above formula. The mortgage note is secured by a first Open End Mortgage and Security Agreement on the property where the Company has its principal manufacturing facilities.

        Maturities of debt in each of the next five years and thereafter are as follows in thousands:

Long-term Debt

2005	186
2006	186
2007	186
2008	186
2009	186
Thereafter	2,667
Total	$3,597

        The fair value of the Company’s long-term debt is estimated based on the current interest rates offered to the Company for debt of the same remaining maturities. Management believes the carrying value of debt approximates its fair value as of December 31, 2004.

        Cash paid for interest was $0, $0, and $79,000, during the years ended December 31, 2002, 2003, and 2004, respectively and $38,000 for the quarter ended March 31, 2005.

5.     SHAREHOLDERS’ EQUITY

        As of December 31, 2004, the Company had authorized common stock of 1,000 shares with par value of $60 per share. As of December 31, 2004, Mestek, Inc. owned 860 shares of the Company’s common stock, or 86%, and Kevin R. Hoben and Mark F. Albino, the President and Senior Vice President of the Company respectively, collectively owned the remaining 14% of the Company’s common stock. See Note 12. As explained more fully in Note 14, on June 23, 2005, the Company authorized a split of its common shares at a ratio of 1 to 10,153.633 in connection with the planned Spin-Off of Omega Flex common shares to Mestek Stockholders. All references to shares and per share amounts in these financial statements have been retroactively restated to give effect to the stock split at the above ratio.

6.     INCOME TAXES

        Income tax expense consisted of the following:

	2002	2003	2004
	(in thousands)

Federal Income Tax:
Current	$2,116	$2,270	$3,274
Deferred	190	287	31
State Income Tax:
Current	285	342	449
Deferred	13	6	(2)
Foreign Income Tax:
Current	0	0	0
Deferred	(75)	(50)	(42)
Income Tax Expense	$2,529	$2,855	$3,710

        Income from Continuing Operations before income taxes included foreign losses of ($299,000), ($198,000), and ($168,000), in 2002, 2003, and 2004, respectively.

        Total income tax expense from continuing operations differed from “expected” income tax expense, computed by applying the U.S. federal income tax rate of 35% to earnings before income tax, as follows:

	2002	2003	2004
	(in thousands)

Computed "expected" income tax expense	$2,132	$2,412	$3,399
State income tax, net of federal tax benefit	196	228	292
Foreign tax rate differential	30	20	17
Stock option expense - permanent difference	222	234	(11)
Other - net	(51)	(39)	13
Income Tax Expense	$2,529	$2,855	$3,710

        A deferred income tax (expense) benefit results from temporary timing differences in the recognition of income and expense for income tax and financial reporting purposes. The components of and changes in the net deferred tax assets (liabilities) which give rise to this deferred income tax (expense) benefit for the years ended December 31, 2003 and 2004 are as follows:

	December 31, 2003	December 31, 2004
	(in thousands)

Deferred Tax Assets:
Compensated Absences	$ 60	$ 62
Inventory Valuation	179	243
Accounts Receivable Valuation	26	8
Fringe Reserves	172	70
Foreign Tax Operating Loss/Credit Carryforward	207	249
Other	136	---
Total Gross Deferred Tax Assets	$780	$632
Deferred Tax Liabilities:
Prepaid Expenses	($14)	($41)
Depreciation and Amortization	(847)	(826)
Deferred Tax Liabilities	(861)	(867)
Net Deferred Tax Liability	($81)	($235)

        At December 31, 2004, the Company has a United Kingdom tax operating loss carry-forward of approximately $997,000, which may offset income in future years.

        Management believes it is more likely than not that the Company will have sufficient taxable income when these timing differences are reversed and that the deferred tax asset will be realized and accordingly no valuation allowance is deemed necessary.

        Cash paid for income taxes, net of refunds received, principally via intercompany charges from Mestek, Inc., the Company’s parent company, was $2,258,000, $2,860,000, and $3,498,000, for the years ended December 31, 2002, 2003, and 2004, respectively.

7. LEASES

        The Company leased its office and manufacturing space in Exton, PA prior to October 7, 2003 when it acquired the premises for $4,650,000. Permanent financing for the transaction was arranged in 2004 as explained more fully in Note 4. A portion of the premises are rented to unrelated third parties. The Company also subleases office space in Westfield, MA from Mestek, Inc. and in High Wycombe, U.K. from Industrious Debenture (Jersey) Limited Partnership and warehouse space in Downingtown, PA on a month-to-month basis from Schorn & Company.

        Rent expense for operating leases was $324,691, $280,000, and $54,258, for the years ended December 31, 2002, 2003, and 2004, respectively.

        There are no future minimum lease payments under non-cancelable leases as of December 31, 2004.

8.     EMPLOYEE BENEFIT PLANS

Defined Contribution and 401-K Plans

        The Company maintains (through its parent, Mestek, Inc.) a qualified non-contributory profit-sharing plan covering all eligible employees. Contributions to the plan charged to expense were approximately $128,000 $153,000, and $168,000, for the years ended December 31, 2002, 2003, and 2004, respectively.

        Contributions to the Plan are defined as three percent (3%) of gross wages up to the current Old Age, Survivors, and Disability (OASDI) limit and six percent (6%) of the excess over the OASDI limit, subject to the maximum allowed under the Employee Retirement Income Security Act, (ERISA). The plan’s vesting terms are twenty percent (20%) vesting after 2 years of service, forty percent (40%) after 3 years, sixty percent (60%) after 4 years, eighty percent (80%) after 5 years, and one hundred percent (100%) vesting after 6 years.

        The Company maintains (through its parent, Mestek, Inc.) a savings & retirement plan qualified under Internal Revenue Code Section 401(k) for all employees. Employees are eligible to participate in the Plan after one year of service. Participants may elect to have up to fifty percent (50%) of their compensation withheld, up to the maximum allowed by the Internal Revenue Code. Participants may also elect to make nondeductible voluntary contributions up to an additional ten percent (10%) of their gross earnings each year within the legal limits. The Company contributes an additional amount equal to 25% of all employee contributions, up to a maximum of 6% of an employee’s gross wages. Contributions are funded on a current basis. Contributions to the Plan charged to expense for the years ended December 31, 2002, 2003, and 2004 were $39,000, $38,000, and $43,000, respectively. The Company Contribution vesting terms are twenty percent (20%) vesting after 2 years of service, forty percent (40%) after 3 years, sixty percent (60%) after 4 years, eighty percent (80%) after 5 years, and one hundred percent (100%) vesting after 6 years.

        As and when the “Omega Flex Spin-off” transaction described in Note 14 is completed, it is expected that the Company will establish separate “profit sharing” and “401K” plans substantially equivalent to those maintained by Mestek on its behalf.

9.     COMMITMENTS AND CONTINGENCIES

        The Company is obligated under Indemnity Agreements executed on behalf of 11 of the Company’s Officers and Directors. Under the terms of the Agreement, the Company is contingently liable for costs which may be incurred by the Officers and Directors in connection with claims arising by reason of these individuals’ roles as Officers and Directors.

        The Company retains significant obligations under its commercial insurance policies. For losses occurring in the policy years ending October 1, 2004 and October 1,2005, the Company retained liability for the first $2,000,000 per occurrence of commercial general liability claims (including products liability claims), subject to an agreed aggregate. For losses occurring in the policy year ended October 31, 2003, the Company retained liability for the first $500,000 per occurrence of commercial general liability claims (including product liability), subject to an agreed aggregate. In addition, for all the three years the Company retained liability for the first $250,000 per occurrence of workers compensation coverage, subject to an agreed aggregate. The Company maintains reserves for its obligations under these various policies based on claim experience and the reserves established by the insurers in relation to these claims. The reserve balances at December 31, 2003 and 2004 were not material in amount.

        The Company is obligated as a guarantor with respect to the debt of Mestek, Inc. under it primary commercial bank line of credit. In accordance with FIN 45, the Company has evaluated the fair value of the guarantee obligation as of December 31, 2004 and December 31, 2003 and concluded that the fair value at these dates was not material and accordingly no liability has been recorded on the books of the Company in respect of the guarantee. As and when the “Omega Flex Spin-off” described in more detail in Note 14 is completed, the Company expects that Mestek’s primary commercial banks will agree to terminate the Company’s obligation as guarantor.

        The Company is subject to several legal actions and proceedings in which various monetary claims are asserted. Management, after consultation with its corporate legal department and outside counsel, does not anticipate that any ultimate liability arising out of all such litigation and proceedings will have a material adverse effect on the financial condition of the Company, except as set forth below.

        The Company is engaged in a litigation matter that was filed in the Clark County Circuit Court, in Arkansas, alleging that the Company’s corrugated stainless steel tubing product, TracPipe®, and similar products manufactured by several other manufacturers, also named as defendants in the case, is defective, or that instructions, warnings and training in the installation of corrugated stainless steel tubing are defective, against potential damage to the corrugated stainless steel tubing systems caused by the near-by lightening strikes. The plaintiffs in this case have named three other corrugated stainless steel tubing manufacturers, and one plumber residing in Arkansas, as defendants in this matter, and are seeking class action certification as representatives of all similarly situated persons in the United States, or in the alternative, in Arkansas and Texas, pursuant to the Arkansas rules of civil procedure. The case has only recently been filed, and no determinations have been made as of the date of this information statement whether to certify the class either within the United States, or within the states of Texas and Arkansas. We believe that the plaintiffs’ claims are entirely without merit and are defending the matter vigorously. At this time, there is no ability to estimate the cost of defense or potential damages related to this matter.

Warranty Commitments

        Gas transmission products, such as those made by the Company, carry potentially serious personal injury risks in the event of failures in the field. As a result, the Company has extensive internal testing and other quality control procedures and historically the Company has not had a meaningful failure rate in the field due to the extensive nature of these quality controls. Accordingly, the Company does not maintain a warranty reserve beyond a nominal amount as of March 31, 2005, December 31, 2004, or December 31, 2003.

10.     MINORITY INTERESTS

        Five percent of the Company’s Omega Flex Limited subsidiary is held by an unrelated third party.

11.     SELECTED QUARTERLY INFORMATION (UNAUDITED)

        The table below sets forth selected quarterly information for each full quarter of 2004, 2003 and 2002.

2004	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Total Revenues	$11,087	$11,040	$11,693	$14,345
Gross Profit	$5,469	$5,576	$5,889	$7,834
Net Income	$1,220	$1,102	$1,261	$2,418
Per Common Share:
Basic	$0.14	$0.12	$0.14	$0.26
Diluted	$0.12	$0.11	$0.12	$0.24
2003	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Total Revenues	$7,854	$8,105	$9,646	$11,392
Gross Profit	$3,659	$4,008	$4,630	$5,806
Net Income	$643	$644	$838	$1,912
Per Common Share:
Basic	$0.07	$0.07	$0.10	$0.22
Diluted	$0.06	$0.06	$0.08	$0.20
2002	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Total Revenues	$7,880	$8,314	$8,492	$10,278
Gross Profit	$3,587	$3,794	$4,044	$ 5,172
Net Income	$705	$811	$677	$1,370
Per Common Share:
Basic	$0.08	$0.09	$0.08	$0.16
Diluted	$0.07	$0.08	$0.07	$0.13

12.     STOCK OPTION PLANS

        The Company adopted a stock option plan (Plan), effective July 1, 1996 which provided for the granting of both Incentive and Non-Qualified Stock Options (as those terms are defined in the Internal Revenue Code) of up to 200 shares of stock to certain employees of the Company for the purchase of the Company’s common stock at fair market value as of the date of grant. The Plan was approved as of July 1, 1996 by John E. Reed, representing Mestek, Inc. (Mestek) the sole shareholder of the Company, pursuant to authority vested in him by vote of the Board of Directors of Mestek dated May 22, 1996. Options to purchase an aggregate of 140 shares of the common stock of the Company, representing a 14% equity share were granted to two executives, Kevin Hoben, President and Mark Albino, Senior Vice President, effective July 1, 1996. The options vested over a five-year period commencing May 1, 1999 and ending on May 1, 2004. All of the options granted were exercised on October 13, 2004, in connection with which the Company received the $1,260,000 exercise price, as explained more fully below. Through a separate agreement, the option holders (now shareholders in the Company) have a put right after exercise which allows them to sell their shares to the Company at an amount based upon book value and the Company has a corresponding call option at an amount based upon book value. In accordance with APB 25, the Company has reflected pre-tax charges to earnings in 2002, 2003, and 2004 of $635,000, $668,000, and $844,000, respectively, for the compensation value in those periods of the options granted. These charges, which reflect the potential obligations of the Company relative to the put rights, have been credited to Common Stock Subject to Put Obligation which is reflected in the accompanying financial statements in Current Liabilities. The cumulative balance accrued by the Company in the form of stock based compensation expense in respect of the put rights as of December 31, 2004, is $3,465,000. As and when the “Omega Flex Spin-off” described in Note 14 is completed, the Company and Mr. Hoben and Mr. Albino presently expect to mutually terminate their respective call and put rights at which time the Company expects to reclassify the remaining liability to the put rights to Paid In Capital.

        On October 8, 2004, Mestek made a loan to each of the President and Senior Vice President of Omega totaling $1,260,000 on a short-term, fully recourse, fully secured basis pursuant to a contractual obligation created in 1996. The loans were repaid with accrued interest on October 13, 2004. On October 12, 2004, the President and Vice President of Omega exercised the aforementioned options granted in 1996 representing a 14% interest in Omega’s common stock. Omega received $1,260,000 in connection with the exercise which was credited for accounting purposes to Common Stock Subject to Put Obligation in Current Liabilities in accordance with APB 25 and the related authoritative literature addressing accounting for put rights. On October 13, 2004, Omega paid a cash dividend of $1,260,000 to these new shareholders which was charged against Common Stock Subject to Put Obligation for accounting purposes and a proportionate intercompany dividend to Mestek of $7,740,000 which reduced the Company’s Intercompany Receivable from Mestek by this amount.

13.     RELATIONSHIP WITH MESTEK, INC.

        The Company has historically paid fees to Mestek, Inc., its 86% shareholder, for various services including legal, treasury, tax, employee benefits, insurance, executive oversight and corporate office space. The Company’s financial statements include charges for these services of $350,000, $348,000, and $563,000, in 2002, 2003 and 2004, respectively. The charges represent estimates of the value of the services provided. The cost to obtain these services subsequent to the planned “spin-off” of the Company’s stock, as more fully described in Note 14, may differ materially from these estimates. See Note 14 for a more comprehensive discussion of the Company’s planned relationship with Mestek subsequent to the planned “spin-off” of Omega Flex stock to Mestek shareholders.

14.     SUBSEQUENT EVENTS – OMEGA FLEX SPINOFF/MESTEK “GOING PRIVATE”

        On January 19, 2005, Mestek, Inc. (Mestek) and the Company announced that Mestek intended to distribute it’s 86% equity interest in the Company in a spin-off, pro rata, to all of the Mestek’s public shareholders as of a record date to be established (the “Spin-Off”). In conjunction with the Spin-Off, the Company proposes to file a Form 10 registration under the Securities Exchange Act of 1934 and would expect to be a publicly traded, reporting company following the Spin-Off. The Spin-Off will not require any vote of the Mestek’s shareholders.

        In connection with the “spin-off” the Company expects to execute certain agreements governing its relationship with Mestek subsequent to the date of the Spin-off. These include:

o	A Separation and Distribution Agreement which relates to the events surrounding the distribution of Omega common shares to Mestek shareholders and certain aspects of the relationship between the companies thereafter.

o	A Tax Responsibility Allocation Agreement which relates to the allocation of tax liabilities between Mestek and the Company subsequent to the spin-off.

o	An Indemnification and Insurance Matters Agreement which provides for mutual indemnification relating to the respective company’s liabilities and definitions relating to insurance rights and obligations.

o	A Transitional Services Agreement by which Mestek will continue to provide to the Company certain corporate services, including legal, financial and tax services, in exchange for a fixed annual fee of approximately $70,000.

o	A Confidential Nondisclosure Agreement which imposes certain duties of confidentiality on the Company and Mestek.

        All of the above agreements will be described in greater detail in the Form 10 filing to be made with the Securities and Exchange Commission by the Company in connection with the planned Spin-off.

        On January 12, 2005, the Company paid a dividend of $9,350,000 to its shareholders of record as of January 1, 2005. Consistent with their shareholdings, 10% of the dividend was received by Kevin Hoben, President and 4% by Mark Albino, Senior Vice President, and 86% was received by Mestek. In anticipation fo the Spin-off, the Company stopped lending its daily cash receipts to Mestek, Inc., its 86% shareholder, on July 1, 2005 in order to accumulate cash reserves necessary for working capital purposes prior tot he effective date of teh Spin-off. It is expected that Mestek, Inc. will remain indebted to the Company on the effective date of the Spin-Off in the amount of approximately $3.8 million. This obligation will be converted to a 3-year note receivable from Mestek bearing interest at 100 basis points above the then prevailing 3 year US Treasury note yield.

        The Company, Mestek, Inc., and the above officers entered into a shareholder agreement in 1996 that imposed certain restrictions on the transfer of any shares acquired by such officer in connection with the Omega Flex 1996 Stock Option Plan, and that also provided for rights by the Company to “call,” or the officers to “put,” such shares to or from the other party at a per share price based upon our book value. It is expected that this agreement will be terminated immediately preceding the effective date of the distribution as explained in Note 12.

        On April 19, 2005, the Company amended its articles of incorporation to increase the number of authorized shares of common stock to 20,000,000 shares, and on June 23, 2005 authorized a split of the Company’s common stock at a ratio of 1 to 10,153.633. All references to shares and per share amounts in these financial statements have been retroactively restated to give effect to the stock split at the 1 to 10,153.633 ratio.